  As filed with the Securities and Exchange Commission on September 15, 1999
                                                     Registration No. 333-82237
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             ---------------------
                                Amendment No. 1
                                       to
                                   FORM S-1
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            Fidelity Leasing, Inc.
            (Exact Name of Registrant as Specified in its Charter)
                            ---------------------
  Pennsylvania                          6159                       23-2842671
(Primary Standard Industrial                               (I.R.S. Employer
                              Identification No.)
                          (State or Other Jurisdiction
                          Classification Code Number)
                       of Incorporation or Organization)

                               1255 Wrights Lane
                       West Chester, Pennsylvania 19380
                                (610) 719-4500
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               Abraham Bernstein
                            Fidelity Leasing, Inc.
                               1255 Wrights Lane
                       West Chester, Pennsylvania 19380
                                (610) 719-4500
           (Name, Address, Including Zip Code, and Telephone Number,

                  Including Area Code, of Agent for Service)

                                  Copies to:
    J. Baur Whittlesey, Esq.                            Paul K. Risko, Esq.
     Ledgewood Law Firm, P.C.                             Sidley & Austin
     1521 Locust Street                                   875 Third Avenue
    Philadelphia, PA 19102                              New York, NY 10022
     (215) 735-0663                                        (212) 906-2244
                            ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box an list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                   Proposed          Proposed
    Title of Each Class of                          Maximum           Maximum
       Securities to be         Amount to be    Offering Price       Aggregate         Amount of
          Registered             Registered        Per Share      Offering Price    Registration Fee
-----------------------------------------------------------------------------------------------------
Common Stock, no par value ..     12,778       $ 19.00               $242,782      $ 67.50(1)
=====================================================================================================

--------------------------------------------------------------------------------
(1) The Registrant has previously paid the registration fee for and registered 4,472,222 shares.

                             ---------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1999



[GRAPHIC OMITTED]


                               3,900,000 Shares

                                 Common Stock


     We are offering 3,900,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We estimate that the initial public offering price will be between $17.00 and $19.00 per share. Our common stock has been approved for listing on the Nasdaq National Market under the symbol "FLCO." Shares may be reserved for sale at the initial public offering price to our employees, officers and directors. These employees, officers and directors may purchase, in the aggregate, not more than 5% of the shares in this offering. See "Underwriting."

                             ---------------------
                 Investing in our common stock involves risks.
                   See "Risk Factors" beginning on page ___.

                            ---------------------


                                                        Per Share     Total
                                                       -----------   ------
   Public Offering Price ...........................       $         $
   Underwriting Discounts and Commissions ..........       $         $
   Total Proceeds to Fidelity Leasing ..............       $         $


     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



     We have granted the underwriters a 30-day option to purchase up to an additional 585,000 shares of common stock to cover over-allotments. The underwriters expect to deliver the shares of common stock to purchasers on _______ __, 1999.



                            ---------------------

BancBoston Robertson Stephens

      Friedman Billings Ramsey

             U.S. Bancorp Piper Jaffray


                                First Union Capital Markets Corp.




              The date of this prospectus is _______________, 1999

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Until     , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ---------------------
                               TABLE OF CONTENTS




                                                                                              Page
                                                                                             -----
Prospectus Summary .......................................................................       3
Risk Factors .............................................................................       9
Information Regarding Forward Looking Statements .........................................      18
Use of Proceeds ..........................................................................      19
Dividend Policy ..........................................................................      19
Capitalization ...........................................................................      20
Dilution .................................................................................      21
Selected Consolidated Financial, Pro Forma and Operating Information .....................      22
Management's Discussion and Analysis of Financial Condition and Results of Operations ....      29
Business .................................................................................      43
Management ...............................................................................      59
Certain Transactions .....................................................................      65
Principal Shareholders ...................................................................      65
Description of Capital Stock .............................................................      66
Shares Eligible for Future Sale ..........................................................      67
Underwriting .............................................................................      69
Legal Matters ............................................................................      71
Experts ..................................................................................      71
Where You Can Find More Information ......................................................      71
Financial Statements .....................................................................     F-1


                             ---------------------

                              PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our financial statements and notes to the financial statements appearing elsewhere in this prospectus.


                               Fidelity Leasing



     We are an equipment finance company which leases technology equipment to the small business market. We originate and complete lease transactions using the Internet, telephone and facsimile. We specialize in financing equipment within a price range of $5,000 to $250,000. The equipment we finance includes communications technology, industrial technology, information technology and office automation equipment.


     We reach the small business market by forming strategic marketing alliances and other program relationships with equipment vendors. Equipment vendors may be manufacturers, distributors or resellers of technology equipment. We classify a vendor program as a strategic alliance when the marketing of our financing is integrated into the vendor's marketing process and either the program literature and documentation is private labeled in the vendor's name or co-branded with both the name of the vendor and our name.


     The equipment vendors in our strategic marketing alliances and in our other vendor relationships offer small businesses a total solution for their equipment acquisition needs by providing equipment and financing in one package. We provide the vendors in our programs with the ability to offer our financing as part of their equipment marketing package. We also provide small business leasing programs to commercial banks that want to offer a lease financing product to their small business customers but do not want to invest in a leasing infrastructure. Participants in our strategic marketing alliances and banking programs include:



o Cisco Systems, Inc.                   o Huntington Leasing Corporation    o Minolta Business Systems
o Convergent Capital Corporation        o IBM Credit Corporation            o Mitsui Machine Technology, Inc.
o Emtec, Inc.                           o Ingram Micro, Inc.                o Quincy Compressor
o FISI Madison Financial Corporation    o Lucent Technologies, Inc.         o Systemax, Inc.
o Green Pages, Inc.                     o Midwest Micro Corporation         o Tech Data Corporation
o GTE Leasing Corporation                                                   o Telrad Telecommunications, Inc.



     Our technology systems allow vendors and banks to integrate their e-commerce process with ours through hyperlinks from their web sites. Currently, three of our strategic marketing alliance participants are building hyperlinks so that they can access our web site and refer their customers to us for financing. They are Emtec, Ingram Micro and Tech Data. Another strategic marketing alliance participant, IBM, is establishing a separate web site address under its own name that provides a window for its equipment vendors to access our lease process. As more equipment vendors and banks develop web sites, we will seek to link them to our web site and, thus, to the lease financing we offer.


     Our leases are full payout leases with the lease payments returning 100% of the equipment cost plus an interest charge over the lease term. As of June 30, 1999, we serviced a portfolio of 33,546 equipment leases with an original equipment cost of $825.3 million. The average equipment cost for leases originated during the nine months ended June 30, 1999 was approximately $14,800 and the average lease term was 46.8 months with a weighted average yield of 11.75%. For the nine months ended June 30, 1999, 14 of our strategic marketing alliances accounted for approximately 35% of our lease originations, measured by equipment cost, and three of them accounted for 23% of our lease originations, measured by equipment cost. For the fiscal year ended September 30, 1998, we originated 8,832 leases involving equipment with an aggregate cost of $88.7 million. For the nine months ended June 30, 1999, we originated 13,033 leases involving equipment with an aggregate cost of $192.5 million.

                                 Our Strategy

     Our objective is to become the leading technology equipment lease finance provider for small businesses. Key elements of our strategy include:

   o developing additional strategic marketing alliances with leading technology equipment vendors and commercial banks to expand our share of our targeted small business market;


   o enhancing our lease origination and lease management systems and integrating them through Internet connections with the marketing processes of vendor and bank participants in our strategic marketing alliances;


   o giving our vendors and their customers outstanding service through the use of our E-FastFunds business process;


   o maintaining a singular competitive focus -- one product, the small ticket lease, for one market, small business, thus optimizing utilization of our resources and skills;


   o increasing national recognition of our corporate identity as a small business lessor with a comprehensive e-commerce capability; and

   o expanding our market beyond the United States.


                             Corporate Information


     We were incorporated as a Pennsylvania corporation on March 4, 1996 and commenced lease underwriting in August 1996. In February 1999, we acquired JLA Credit Corporation, the U.S. small ticket leasing subsidiary of Japan Leasing Corporation. JLA Credit, which is now our wholly-owned subsidiary, serves several technology sectors that are similar to ours and also uses strategic and other marketing alliances with vendors as a marketing strategy.

     We are a wholly-owned subsidiary of Resource Leasing, Inc., which is a wholly-owned subsidiary of Resource America, Inc. Following the closing of the offering and the exercise of vested options to purchase common stock by our executive officers, we will be a majority-owned subsidiary of Resource Leasing, which will own between 55.9% and 58.8% of our outstanding common stock (or between 55.8% and 58.7% on a fully-diluted basis) depending upon the underwriters' exercise of their over-allotment option.

     We maintain the following business relationships with Resource America and Resource Leasing:

   o As of June 30, 1999, we owed $65.3 million to Resource Leasing for loans and advances it made to us. Resource Leasing has agreed to contribute $30.0 million of this amount to our capital, exchange the balance for an unsecured note and receive 280,496 shares of our common stock. This additional common stock has been included in the calculations discussed above to determine Resource Leasing's percentage ownership of us following the offering.

   o As of June 30, 1999, Resource America has provided guarantees for approximately $36.1 million of our third party financing and approximately $1.9 million of lease receivables sold to third parties. The guarantees will not be terminated following the offering.


     Our headquarters are located at 1255 Wrights Lane, West Chester, Pennsylvania 19380. Our telephone number at that location is (610) 719-4500, or toll free at (800) 400-4766. Our web site address is www.fidelityleasing.com. The information contained in our web site is not part of this prospectus.

                                 The Offering



Common stock offered ....................   3,900,000 shares
Common stock to be outstanding after this
 offering ...............................   11,217,448 shares
Use of proceeds .........................   For the continued growth of our leasing business, including lease originations and repayment of related subordinated debt, enhancement and expansion of our technology infrastructure, start-up costs for international operations, working capital and for general corporate purposes. In addition, we will reimburse
                                            Resource America for its costs and expenses incurred in
                                            connection with this offering and our acquisition of JLA Credit, including an allocation of employee compensation. Such costs and expenses are estimated to be approximately $1,000,000.
Nasdaq National Market symbol ...........   FLCO



                       Shares Available for Future Sale


     You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to common stock to be outstanding after this offering. If and when we issue these shares, the percentage of common stock you own may be diluted. The following is a summary of these additional shares of common stock:


   o 319,765 shares of common stock will be issued upon exercise of outstanding options for these shares, with a weighted average exercise price of $0.95 per share;

   o 6,311 shares of common stock that have been reserved for future issuance under our 1996-2 Key Employee Stock Option Plan; and

   o 750,000 shares of common stock will be reserved for future issuance under our 1999 Key Employee Stock Option Plan which will be adopted before the closing of this offering.


                              General Assumptions


     Unless otherwise indicated, all information in this prospectus:


   o includes the performance of JLA Credit only since we acquired it on February 4, 1999;

   o reflects a 0.6992 for 1 reverse stock split of our common stock that was effected June 25, 1999 and a 1.002857 for 1 stock split effected on August 26, 1999. These stock splits will not impact the number of shares being offered and will not have any impact on the purchasers of shares in this offering;

   o assumes exercise by our executive officers of options to acquire 725,785 shares of our common stock before the closing of this offering at a price of $0.32 per share;

   o assumes the underwriters do not exercise their option to purchase additional shares after the closing of this offering;

   o except where the context otherwise requires, refers to Resource America, Inc. on a consolidated basis with its wholly-owned subsidiary, Resource Leasing, our direct parent; and

   o assumes that Resource America receives 280,496 shares of our common stock before the closing of this offering,

         Summary Consolidated Financial, Pro Forma and Operating Data


     The summary consolidated financial data set forth below has been derived from the consolidated financial statements, selected financial information and pro forma financial information relating to the acquisition of JLA Credit which appear elsewhere in this prospectus. This data should be read in conjunction with our consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this prospectus.






                                               Period from
                                              March 4, 1996
                                               (Inception)
                                                 through
                                              September 30,             Year Ended September 30,
                                             ---------------  ---------------------------------------------
                                                                                                 1998
                                                   1996           1997          1998       Pro Forma(1)(2)
                                             ---------------  ------------  ------------  -----------------
                                                          (in thousands, except per share data)
Statement of Operations Data:
Revenues:
 Interest and fee income ..................     $      7        $  1,080      $  3,481        $  45,277
 Gains on sales of leases and
  terminations(3) .........................           --           3,710         7,598            7,598
                                                --------        --------      --------        ---------
  Total revenues ..........................            7           4,790        11,079           52,875
                                                --------        --------      --------        ---------
Costs and expenses:
 Operating expenses .......................          454           2,535         5,184           17,032
 Interest expense .........................           --             690         1,689           24,633
                                                --------        --------      --------        ---------
  Total expenses ..........................          454           3,225         6,873           41,665
                                                --------        --------      --------        ---------
Income (loss) before provision for income
 taxes and cumulative effect of a change in
 accounting principle(4) ..................         (447)          1,565         4,206           11,210
Net income (loss) .........................     $   (295)       $    960      $  2,406        $   6,326
                                                ========        ========      ========        =========
Net income (loss) per common shares-
 basic(5) .................................    $   (0.05)       $   0.15      $   0.38        $    1.00
                                               =========        ========      ========        =========
Net income (loss) per common share-
 diluted(6) ...............................    $   (0.05)       $   0.14      $   0.33        $    0.87
                                               =========        ========      ========        =========



                                                         Nine Months Ended
                                             ------------------------------------------
                                                              June 30,
                                             ------------------------------------------
                                                                             1999 Pro
                                                  1998         1999(1)      Forma(1)(2)
                                             -------------  -------------  ------------
                                               (in thousands, except per share data)
Statement of Operations Data:
Revenues:
 Interest and fee income ..................    $  2,368       $  20,653     $  34,623
 Gains on sales of leases and
  terminations(3) .........................       5,519           5,609         5,609
                                               --------       ---------     ---------
  Total revenues ..........................       7,887          26,262        40,232
                                               --------       ---------     ---------

Costs and expenses:
 Operating expenses .......................       3,477          12,473        16,065
 Interest expense .........................       1,231          11,047        18,907
                                               --------       ---------     ---------
  Total expenses ..........................       4,708          23,520        34,972
                                               --------       ---------     ---------

Income (loss) before provision for income
 taxes and cumulative effect of a change in
 accounting principle(4) ..................       3,179           2,742         5,260
Net income (loss) .........................    $  1,819       $   1,085     $   2,480
                                               ========       =========     =========
Net income (loss) per common shares-
 basic(5) .................................    $   0.29       $    0.17     $    0.39
                                               ========       =========     =========
Net income (loss) per common share-
 diluted(6) ...............................    $   0.25       $    0.15     $    0.34
                                               ========       =========     =========




                                                               September 30,
                                                          -----------------------     June 30,
                                                             1997         1998        1999(1)
                                                          ----------   ----------   -----------
                                                                     (in thousands)
Balance Sheet Data:
Net investment in leases and notes receivable .........    $ 8,153      $24,978      $356,446
Other assets(7) .......................................      3,396        7,291        45,773
Total assets ..........................................     11,549       32,269       402,219
Total debt(8) .........................................      7,418       23,982       378,919
Other liabilities .....................................      1,466        3,216        17,108
Total liabilities .....................................      8,884       27,198       396,027
Shareholder's equity ..................................      2,665        5,071         6,192

                                             Period from March
                                            4, 1996 (Inception)       Year Ended as of            Nine Months Ended
                                             through and as of         September 30,                  June 30,
                                               September 30,     --------------------------  ---------------------------
                                                   1996              1997          1998          1998           1999
                                           --------------------  ------------  ------------  ------------  -------------
                                                 (in thousands, except for average equipment cost and percentages)
Operating Data:
Leases originated:
   Total number of leases(1) ............             41              3,241         8,832         5,927         13,033
   Total equipment cost(1) ..............        $   715           $ 33,985      $ 88,740      $ 57,346      $ 192,487
   Weighted average yield (all
    sectors)(1)(9) ......................           12.7%              13.6%         13.2%         13.4%         11.75%
   Average equipment cost (all
    sectors)(1) .........................        $17,439           $ 10,486      $ 10,048      $  9,675      $  14,769
Total managed portfolio:
   Total gross receivables(1)(15)........        $   847           $ 36,094      $117,025      $ 88,800      $ 611,975
Managed Portfolio Quality Data:
 Delinquencies at end of period as a
   percentage total outstanding
   managed receivables:
 Current receivables ....................          100.0%              96.0%         97.9%         97.8%          97.2%
 31-60 days .............................             --                2.8           1.2           1.6           1.4
 61-90 days .............................             --                0.8           0.4           0.2           0.5
 Over 90 days ...........................             --                0.4           0.5           0.4           0.9
 Total delinquencies ....................             --                4.0           2.1           2.2           2.8
Allowance for possible losses as a
 percentage of total outstanding
 managed receivables(1)(10) .............            0.8%               0.7%          1.4%          0.9%           1.7%
Operating Ratios:
 Return on equity(5)(11) ................          (34.6%)             43.9%         62.2%         58.4%          25.6%
 Return on assets(1)(12) ................          (32.6%)             14.4%         11.0%         12.6%           0.7%
 Ratio of total debt to shareholder's
   equity(1)(13) ........................             --                2.8x          4.7x          3.3x         61.2 x
 Ratio of net write-offs to average
   managed receivables(14) ..............             --                0.1%          0.1%          0.1%           0.6%



------------

 (1) On February 4, 1999, we acquired all of the common stock of JLA Credit. We accounted for this transaction as a purchase and, consequently, allocated the purchase price to assets acquired and liabilities assumed based upon their fair value at the date of acquisition. JLA Credit accounts for a substantial amount of the assets and debt included in our June 30, 1999 consolidated balance sheet, resulting from JLA Credit's practice of structuring its securitizations as on balance sheet transactions, as well as our on balance sheet securitization of JLA Credit's leases. As a consequence of the JLA Credit acquisition, our results of operations for the nine months ended June 30, 1999 may not be comparable to the results of operations for the nine months ended June 30, 1998. In particular, the JLA Credit portfolio has a larger average equipment cost and longer lease terms, resulting in a lower yield than ours.


 (2) These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments to:

     o equipment leasing revenue as a result of the purchase price allocation of JLA Credit;
     o depreciation and amortization expense attributable to allocation of the purchase price of JLA Credit;

     o selling, general and administrative expenses for certain cost reductions expected to be realized from the combining of operations;
     o interest expense for additional borrowings; and
     o provision of income taxes to reflect the above adjustments.

     The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the combination been consummated on October 1, 1997, or of future results of operations of the consolidated entities.


 (3) Gains on sales of equipment leases are recorded at the date of sale in the amount by which the sales price exceeds the carrying value of the underlying lease interest sold.


 (4) In fiscal 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. We elected to adopt the provisions of SOP 98-5 effective October 1, 1998, and accordingly, start up costs of $753,000 ($413,000 net of income tax) which had been capitalized at September 30, 1998 were charged to operations on October 1, 1998 and are reflected in the consolidated statement of operations for the nine months ended June 30, 1999 as a cumulative effect of a change in accounting principle.

 (5) Basic earnings per share are determined by dividing net income by the weighted average number of common shares outstanding during the period.

 (6) Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares outstanding and dilutive potential common shares issuable during the period. Dilutive potential common shares consist of the excess of common shares issuable under the terms of various stock option agreements over the number of such shares that could have been acquired with the proceeds received from the exercise of the options.


 (7) Included in other assets is cash of $2.0 million, $3.7 million and $16.5 million as of September 30, 1997 and 1998 and June 30, 1999, respectively, and goodwill of $18.1 million as of June 30, 1999, which arose as a result of the acquisition of JLA Credit.

 (8) Total debt as of June 30, 1999 consists of warehouse debt of $6.9 million, nonrecourse debt of $294.1 million, affiliate debt of $65.3 million and other debt of $12.7 million.


 (9) Weighted average yields on individual leases are weighted by original equipment cost. Yields on individual leases are calculated by computing the internal rate of return based on the scheduled cash flows at lease inception date.

(10) We maintain an allowance for possible losses for all leases for which we have an ongoing at risk position. The allowance is determined by our estimate of future uncollectable lease contracts based upon our historic loss experience, industry trends and equipment characteristics. Our policy is to charge off to the allowance those leases which are in default and for which we believe the probability of collection is remote. Recoveries on leases previously charged off are restored to the allowance.

(11) Calculated as annualized net income divided by average shareholder's equity.

(12) Calculated as annualized net income divided by average total assets.

(13) Calculated as total debt divided by ending shareholder's equity.

(14) Calculated as annualized net write-offs divided by averaged managed receivables.

(15) Included in total gross receivables is $52.4 million of leases not underwritten by us but which we manage.

                                  RISK FACTORS

     You should consider carefully the factors discussed below among others before investing in our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of your investment.



                        Risks Related to Our Operations


We have a limited operating history upon which you can evaluate our business

     We commenced operations in 1996, and therefore have a limited history of operations upon which you can evaluate our business. While we have had two consecutive years of increasing profitability, there can be no assurance that we will remain profitable in future periods, nor can we offer investors any assurance that we will successfully implement our growth strategy.



Our lease origination volume could decline if one or more of the principal equipment vendors with whom we have strategic marketing alliances ceases or cuts back on referring leasing transactions to us

     We market our leasing programs through strategic marketing alliances and other vendor program relationships with manufacturers, distributors, dealers, resellers and other vendors of equipment and commercial banks as described in "Business--Marketing and Originations." For the nine months ended June 30, 1999, three of our strategic marketing alliances accounted for approximately 23% of our lease originations, measured by equipment cost, and 14 of our strategic marketing alliances accounted for approximately 35% of our lease originations. Termination of one or more of our principal relationships, a material adverse change in the financial condition or the operations of a vendor or bank in one of these relationships or a decision by one or more of the vendors or banks not to refer business to us could have a material adverse impact on our ability to originate leases.

     Many of these relationships are not formalized in written agreements. Moreover, most of the relationships that are formalized by written agreements are terminable at will. None of our strategic marketing alliances or other relationships commits a vendor or bank to provide a minimum number of lease transactions to us nor, with the exception of one agreement which terminates in September 1999, do our relationships require the vendors or banks to direct all of their lease transactions to us.


     Our strategic marketing alliances with IBM Credit Corporation, IBM Canada Ltd. and Ingram Micro, Inc. are not terminable at will, but are terminable upon specified events of default. These events include our bankruptcy and, in the case of IBM Credit and IBM Canada, the departure of Abraham Bernstein, our Chairman and Chief Executive Officer, and Crit S. DeMent, our President and Chief Operating Officer. The alliances with IBM Credit, IBM Canada and Ingram Micro, in the aggregate, accounted for less than 3% of our lease originations in the nine months ended June 30, 1999.



We will not be able to maintain or grow our business if funding necessary to conduct our business is not available on acceptable terms

     Our business requires a substantial amount of cash to fund equipment leases. These cash requirements will increase if our lease originations increase. If any or all of our funding sources become unavailable on acceptable terms, we may not have access to the funding necessary to conduct our business. For a description of our funding sources, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." We historically have obtained significant amounts of cash through loans from Resource America. After this offering, we do not expect to obtain further loans from Resource America. We are and will continue to be dependent upon the availability of funding from our remaining sources to continue to originate leases and to satisfy our other working capital needs.

We cannot fund a significant amount of leases without the short-term funding provided by warehouse lines of credit

     We fund a significant portion of our lease originations on a short-term basis through warehouse revolving lines of credit secured by the underlying equipment and our interest in the leases. A warehouse revolving line of credit provides temporary funding pending the accumulation of sufficient pools of leases for financing through a commercial paper ("CP") conduit securitization or a term note securitization. The lender's commitment to provide funds under a warehouse facility generally has a short duration and typically must be replaced or renewed annually. Failure to renew or replace our warehouse facilities will have an immediate and material adverse effect on our ability to originate leases.

     Borrowings under our warehouse facilities are primarily repaid with the proceeds from sales or financing of leases in CP conduit facilities and term note securitizations. Our ability to obtain new warehouse facilities, maintain or renew our existing warehouse facilities, or reduce indebtedness under our warehouse facilities could be compromised if we cannot securitize lease receivables through our CP conduit facilities or through term note securitizations. Resource America, which has guaranteed our warehouse facilities, has informed us that it does not anticipate guaranteeing future warehouse facilities. The absence of Resource America's guarantee could adversely affect the pricing and other terms of future warehouse facilities.


     Further, a failure to obtain or maintain a warehouse facility with acceptable pricing, advance rates and other terms could have a material adverse effect on our liquidity and cash flow.



Changing market conditions and the credit quality of our leases may affect our ability to obtain medium- and long-term financing


     We depend in part on CP conduit securitizations to repay amounts outstanding under our warehouse facilities and to generate cash for funding new leases. Our CP conduit facilities are structured as revolving facilities in which funding availability may be restored through term note securitizations, normal amortization of leases and asset sales. A failure to renew our existing CP conduit facilities, increase the funding commitment under existing CP conduit facilities or to add new CP conduit facilities and to complete term note securitizations could have a material adverse effect on our ability to refinance leases originated through our warehouse facilities and, accordingly, on our ability to originate leases. In addition, because our $300.0 million CP conduit facility requires us to maintain revolving credit facilities aggregating at least $400.0 million, the occurrence of any of these events could result in an event of default under that facility. You should see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Other Accounting Considerations--Securitizations and Other Lease Sales" for a description of CP conduit and term note securitizations.

     Our ability to complete CP conduit transactions, obtain renewals of lenders' commitments and complete term note securitizations is affected by a number of factors, including:


     o conditions in the securities markets generally;

     o conditions in the asset-backed securities markets;

     o conditions in the market for commercial bank liquidity support for commercial paper programs;


     o the regulatory treatment of liquidity and credit enhancement facilities provided by commercial banks for CP conduit securitizations;


     o the credit quality of our lease originations;

     o the level of lease defaults in prior securitizations;

     o compliance of our leases with the eligibility requirements established in connection with our CP conduit facilities; and

     o our ability to service the leases securitized.

Our ability to obtain financing in the future may be affected by our ability to obtain equity capital

     Many lenders have internal policies under which they will not lend funds to an entity if the entity's outstanding indebtedness exceeds a certain multiple of its equity capital. In addition, as discussed in the next two paragraphs, our warehouse and CP conduit facilities require us to maintain specified tangible net worth levels in order to maintain further funds availability under those facilities. We have no current plans for another offering of our securities. If, because of market conditions or our then existing financial condition, we are unable to issue additional common stock or convertible securities when we believe it appropriate to do so, such an inability may seriously hamper our ability to finance the growth of our operations.

The financial covenants contained in our warehouse facilities may restrict our ability to incur additional indebtedness; a breach of these or other restrictions in the facilities could lead to acceleration of the debt


     Our warehouse facilities require us to maintain a specified level of tangible net worth and restrict us from exceeding specified debt to tangible net worth and operating cash flow to fixed charges ratios. These restrictions may limit our ability to obtain additional funds. Furthermore, our warehouse facilities contain change of control provisions that require Resource America, our ultimate corporate parent, to own, directly or indirectly, a majority of our voting stock and, in the case of our $20.0 million facility, also require that Abraham Bernstein continue to act as our Chief Executive Officer. Failure to comply with these restrictions may result in the occurrence of an event of default. Upon occurrence of an event of default, a lender may terminate the warehouse facility and demand immediate payment of all amounts borrowed by us under that facility.

The occurrence of an event of default under a CP conduit facility could lead to termination of that facility


     Our CP conduit facilities contain customary default provisions for asset-backed securities relating to, among other things, lease delinquency and lease default levels. In addition, a change in our Chairman and Chief Executive Officer, President or Senior Vice President, or a merger or consolidation with another company in which we are not the surviving entity, is an event of default. Our $300.0 million CP conduit facility requires us to maintain a specified level of tangible net worth and ratio of earnings to interest expense, and to maintain revolving credit facilities aggregating at least $400.0 million. An event of default under a CP conduit facility could result in termination of further funds availability under the facility, an accelerated payment schedule for amounts outstanding under the facility, foreclosure on all or a portion of the leases financed by the facility or our removal as a servicer of the leases financed by the facility. This would reduce our revenues from servicing and, by delaying any cash payment allowed to us under the facility until the lenders have been paid in full, reduce our liquidity and cash flow. For a more detailed description of our CP conduit facilities, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--CP Conduit Securitizations."

An event of default under any of our recourse indebtedness could cause an event of default under our warehouse lines of credit and CP conduit facilities

     Our warehouse lines of credit and CP conduit facilities contain "cross default" provisions under which, among other things, our failure to timely pay aggregate recourse indebtedness of $250,000, in the case of the warehouse facilities, or $1.0 to $5.0 million, in the case of the CP conduit facilities, would be an event of default. An event of default under our warehouse facilities could result in termination of our warehouse facilities and a demand for immediate payment of all amounts borrowed by us. An event of default under a CP conduit facility could lead to foreclosure on all or a portion of the leases financed by the facility and to termination of the facility or our removal as servicer of the leases.

Small business lessees may be more likely to default than larger, more creditworthy lessees and these defaults could reduce our earnings and trigger defaults under, or limit our ability to obtain, third party financing

     We specialize in leasing equipment to small businesses. Small businesses may be more vulnerable to economic downturns and often need substantial additional capital to expand or compete. Moreover, the success of a small business and its ability to make lease payments typically depends upon the management talents and efforts of one person or a small group of persons at the business. The death, disability or resignation of one or more of these persons could have an adverse impact on the operations of that business. Small business leases, therefore, may entail a greater risk of non-performance and more delinquencies and losses than leases entered into with larger, more creditworthy lessees. In addition, there is typically only limited publicly available financial and other information about small businesses and they often do not have audited financial statements. Accordingly, in making credit decisions, our small business underwriting relies upon the accuracy of information about these small businesses obtained from third party sources, primarily credit agencies. If the information we obtain from these sources is incorrect, our underwriting will not be effective and our ability to make appropriate credit decisions will be impaired.

     Delinquent and defaulted leases do not qualify as collateral against which advances may be made under our warehouse or CP conduit facilities and we cannot include them in term note securitizations. This can reduce the funding available to us under our warehouse or CP conduit facilities and amounts we can obtain through term note securitizations. Higher than expected lease delinquencies or defaults will result in additional charges to operations, which will adversely affect our earnings, possibly materially. In addition, increasing rates of delinquencies or charge-offs could result in adverse changes in the structure of our future warehouse facilities, CP conduit securitizations and term note securitizations, including increased interest rates payable to investors and the imposition of more burdensome credit enhancement requirements. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.



Losses from leases could exceed our reserve coverage, which would require us to increase our provision for credit losses and reduce our earnings


     In connection with our financing of leases, we record an allowance for credit losses to provide for estimated losses. Our allowance for credit losses is based on past collection experience, industry data, lease delinquency data and our assessment of prospective risks. Although we consider the allowance for credit losses reflected in our consolidated balance sheet at June 30, 1999 to be adequate, we can offer no assurance that this allowance will be adequate to cover losses in connection with our portfolio of leases. Losses in excess of this allowance would cause us to increase our provision for credit losses, reducing our operating income. This allowance may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific lessees or industries.


If we do not manage our business cost-efficiently we will not be able to grow


     We have grown significantly since we commenced operations. Our ability to sustain continued growth depends on our ability to originate, evaluate, finance and service increasing volumes of leases of suitable yield and credit quality. Accomplishing such a result on a cost-effective basis is largely a function of our marketing capabilities, our management of the leasing process, our ability to provide competent, attentive and efficient servicing, our access to financing sources on acceptable terms and the capabilities of our technology systems. As we grow, we will also be required to hire, train, supervise and manage new employees. Failure to manage effectively any future growth could have a material adverse effect on our business, financial condition and results of operations.


Failure to realize the projected value of residual interests in equipment we finance could lead to a charge to operations, which would reduce our earnings



     An equipment lease may be separated into two financial components:



     o rental payments required under the lease, which are sometimes referred to as "lease receivables," and

     o the estimated amount to be received at lease termination from lease extensions, remarketing or other disposition of the leased equipment, which is sometimes referred to as the "residual" or "residual interest."

     Our recorded residual values are estimates based on industry data about lease extensions, lessee purchases of equipment at the end of the lease term and resale of used equipment in the open market. Because we have a relatively short operating history, our current experience with respect to realization of residual interests may not be indicative of what realizations may be in the future. We review our estimates of the value of our residual interests from time to time to determine whether they are above the fair market value of the residual interests. If the fair market values are less than our estimates, the difference would be charged to operations. If, upon sale or re-lease of the underlying equipment, the amount obtained is less than our recorded estimate, the difference also would be charged to operations. These charges will reduce our operating income.


     We may incur significant losses in the future in seeking to realize our residual interests.

     Realization of residual values depends on numerous factors, most of which are outside of our control, including:

     o the general market conditions at the time of expiration of the lease;

     o the cost of comparable new equipment;

     o the obsolescence of the leased equipment;

     o any unusual or excessive wear and tear on the equipment;

     o the effect of any additional or amended government regulations; and

     o the foreclosure by a secured party of our interest in a defaulted lease.




Increases in interest rates could adversely affect our operating margin on leases financed with floating-rate funding


     Because we generally fund our leases through warehouse lines of credit, CP conduit facilities and term note securitizations, our operating margins could be adversely affected by an increase in interest rates. Each of our leases is structured so that the sum of all scheduled lease payments will equal the cost of the equipment to us plus a return on the amount of our investment. This return is known as an "implicit yield." The implicit yield on our leases is fixed because the scheduled payments are fixed at the time of lease origination. When we originate or acquire leases, we base our pricing in part on the "spread" we expect to achieve between the implicit yield rate on each lease and the effective interest rate we will pay when we finance the lease. To the extent that a lease is financed with floating-rate funding, increases in interest rates during the term of a lease could narrow or eliminate the spread, or result in a negative spread. A negative spread is an interest cost greater than the lease's implicit yield. Currently, all of our warehouse lines of credit and CP facilities have floating rates. We typically enter into interest rate swap agreements to hedge against the risk of interest rate increases in our CP conduit securitizations. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Operations--Interest Rate Risk and Hedging" for a more detailed explanation of our hedging practices. Such hedging activities limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. In addition, our hedging activities may not protect us from interest rate-related risks in all interest rate environments, including interest rate increases after a lease origination but before CP conduit securitization.

We may not be able to compete successfully in the highly competitive small ticket leasing business with the increasing participation of large finance companies


     The business of small ticket equipment lease financing is highly fragmented and competitive. We compete with:

     o a large number of national, regional and local finance companies;

     o captive finance and leasing companies affiliated with major equipment manufacturers; and

     o other sources of financing, including traditional financial services companies such as commercial banks, savings and loan associations and credit unions.


     Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. A lower cost of funds could enable a competitor to offer leases with implicit yields which are less than those we use to price our leases, potentially forcing us to lower our implicit yields or lose origination volume. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to establish more vendor and lessee relationships and build their market share. We can offer you no assurance that we will continue to be able to compete effectively.


Our quarterly operating results may fluctuate significantly



     Our operating results may differ from fiscal quarter to fiscal quarter. These differences may be significant and, therefore, the results of any one fiscal quarter may not indicate what our performance in the future may be. Factors that may cause these differences include changes in the volume of lease applications, acceptances and originations, changes in interest rates, the timing of securitizations, availability of capital, competition and other factors.


An economic downturn could adversely affect the demand for our leasing products, our ability to obtain financing, and the incidence of lease defaults


     An economic downturn may adversely affect small businesses, which are our primary market. This could result in a decline in the demand for some or all of the types of equipment we finance and a decline in our lease origination volume. A downturn could also adversely affect our ability to obtain capital to fund leases or to complete securitizations. In addition, a downturn could result in an increase in delinquencies and defaults by our lessees beyond the levels forecasted by us, which could have an adverse effect on our cash flow and earnings as well as on our ability to securitize leases. As of June 30, 1999, approximately 31% of the outstanding receivables in our managed portfolio was represented by leases originated in California, primarily as a result of our acquisition of JLA Credit, and an aggregate of approximately 23% of the outstanding receivables in our portfolio was represented by leases originated in Florida, New Jersey, New York and Texas. Economic conditions in these states, and in California in particular, may affect the level of collections from, as well as delinquencies and defaults by, these lessees.


We may encounter unforseen difficulties in the integration of JLA Credit into our business operations, which could adversely affect our financial results


     Before our acquisition of JLA Credit in February 1999, JLA Credit was an independent operating subsidiary of another company, and had developed its own operating, underwriting, processing and servicing policies and procedures. While the process of integrating JLA Credit's operations into ours has begun, this process may result in unforeseen operating difficulties and expenditures, which could adversely affect our financial results and may absorb significant management attention that would otherwise be available for the implementation of our business strategy.


The departure of our key management personnel could adversely affect the implementation of our business strategy



     Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Abraham Bernstein, our Chairman and Chief Executive Officer, and Crit S. DeMent, our President and Chief Operating Officer. We do not currently have employment agreements with members of management other than our Chief Executive Officer, President and Senior Vice President of

Operations. For a description of those agreements, including rights of the respective officers to terminate their agreements, you should read "Management--Employment Agreements." The departure of any of our executive officers or key employees could materially adversely affect our ability to implement our business strategy.



Regulatory and legal uncertainties could affect our strategy

     Laws or regulations may be adopted with respect to our equipment leases, the equipment leasing process or the Internet. For example, laws or regulations could be adopted seeking to apply usury laws to implicit yields under our leases, impose new taxes, impose liability on us for information retrieved from or transmitted over the Internet, or to regulate domain name registration, online content, user privacy, and quality of products and services. Any new legislation or regulation, or changes in the interpretation of existing laws which affect the equipment leasing industry or our strategy of using e-commerce technologies to conduct our business, could have a material adverse effect on our business, financial condition and results of operations.


                     Risks Associated with Our Technology



Our operating systems are not protected by patent or copyright and a competitor could develop similar systems

     We believe that one of our competitive advantages is our operating systems that allow us to automate substantial portions of our lease application, credit evaluation, documentation and servicing processes. These systems are not protected by patents, copyrights or other means and, accordingly, there are no legal barriers preventing persons from developing similar systems and competing with us to provide small ticket leasing to small businesses.


We may lose customers if our computer and telecommunications equipment fail

     Our operations depend on our ability to protect our technology systems, particularly our computer and telecommunications equipment, against damage from fire and water, power loss, telecommunications failure or a similar unexpected adverse event. Moreover, if the capacity of our software or hardware is exceeded due to an increase in the volume of products and services delivered through our servers, we may have slower response times and, possibly, system failures. Vendors with whom we have relationships, and their customers, may become dissatisfied as a result of any system failure that interrupts our ability to provide our lease financing. Sustained or repeated system failures would reduce the attractiveness of our financing process. To the extent that we do not effectively address any system failures or capacity constraints, vendors could seek other lease finance providers.


We could face losses and potential liability if intrusions, viruses or similar disruptions to our operating systems impede our service or jeopardize our confidential information or that of our customers

     Although we have implemented, and will continue to implement, security measures, our technology systems are vulnerable to intrusion, computer viruses or similar disruptive problems caused by or transmitted through Internet users. Computer viruses or similar disruptions could lead to interruptions, delays or cessation in our leasing processes. It is possible that lessees or others could assert claims of liability against us as a result of any failure. In addition, the misappropriation of proprietary personal information or the purchase or lease of products through fraud could also expose us to a risk of loss or litigation. Furthermore, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of Internet commerce, which would adversely affect our business strategy.


We may not be able to compete successfully if we fail to adapt as technologies and customer demands evolve

     To be successful, we must continue to develop our technology systems to address the changing needs of our business, participants in our strategic marketing alliances, their distributors, dealers or resellers and the end users of their equipment. If we fail to adapt our technology in a timely manner in response to changing market conditions or customer requirements, our ability to successfully compete could be materially adversely affected.

We may not be able to execute our business strategy if use of the Internet for equipment lease financing does not develop


     While our lease originations from vendors and resellers using the Internet were less than 3%, measured by equipment cost, of lease originations in July 1999, our business strategy assumes that use of the Internet to originate leases will account for a growing and ultimately significant portion of our revenues. However, the use of the Internet for leasing transactions may not develop or become economically sustainable.


If our assessment of our state of readiness for Year 2000 is wrong or we encounter unforseen difficulties, we may experience computer system failures that could restrict our ability to transact new business

     The year 2000 issue is the result of computer programs and embedded hardware systems having been developed using two digits rather than four to define the applicable year. These computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions or failure of our operations including, among other things, a temporary inability to transact new business or communicate with our customers online. We have substantially completed our year 2000 compliance review, which included obtaining certifications from third party software vendors regarding the year 2000 compliance of their software applications, testing our core operating systems and identifying and repairing any problems, and we believe that we are year 2000 compliant. However, we may experience degradation in the performance of our systems or complete systems failure if our assessment is erroneous or if we encounter unforeseen difficulties. Any of these events, whether occurring in our systems, the systems of participants in our strategic marketing alliances or the systems of others, including equipment lessees, could have a material adverse effect on our business, financial condition and results of operations. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" for a more detailed explanation of our state of readiness and potential risks regarding year 2000 compliance.



                        Risks Relating to this Offering


After the completion of this offering, we will continue to be controlled by Resource America with whom we may have conflicts of interest


     We are currently an indirect wholly-owned subsidiary of Resource America. After this offering, 58.8% of our common stock, 55.9% if the underwriters exercise their over-allotment option in full, will be owned indirectly by Resource America through its wholly-owned subsidiary, Resource Leasing. Resource America will thus have voting control over all matters upon which shareholders vote, including election or removal of directors, amendment of our articles of incorporation and bylaws, mergers, sale of substantially all of our assets, increase of the common stock we are authorized to issue, issuance of "blank check" preferred stock which may have an anti-takeover effect and dissolution.

     Conflicts of interest with Resource America may arise. For example, Resource America may have a conflict with us if we seek to issue more common stock which might dilute Resource America's ownership percentage. In addition, as of June 30, 1999, Resource America had loaned us approximately $65.3 million in connection with our acquisition of JLA Credit and to fund our lease origination needs. Resource America has agreed that, immediately before the closing of this offering:


     o it will contribute $30.0 million of this debt to our capital;

     o it will exchange the balance of this debt for an amended and restated unsecured note; and


     o it will receive 280,496 shares of our common stock.

     Neither the terms of the original funding nor the terms of the capital contribution, the note or the number of shares of common stock Resource America will receive were negotiated on an arm's-length basis. In addition, we will reimburse Resource America for its costs and expenses incurred in connection with this offering and our acquisition of JLA Credit, including an allocation of employee compensation. Such costs and expenses are estimated to be approximately $1,000,000. For a description of the capital contribution, the note and share issuance, you should read "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."



We do not anticipate paying cash dividends on our shares in the foreseeable future


     We have never declared or paid any cash dividends on our shares. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares in the foreseeable future.


Purchasers in this offering will immediately experience substantial dilution in net tangible book value



     The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately before this offering. As a result, purchasers of shares of our common stock in this offering will experience immediate and substantial dilution of $10.75 in net tangible book value per share, or approximately 59.7% of the assumed offering price of $18.00 per share. The assumed per share offering price represents the midpoint of the range set forth on the cover of this prospectus. In contrast, existing shareholders paid an average price of $4.40 per share and employees have options to purchase 319,765 shares of common stock after this offering at prices ranging from $0.32 to $3.81 per share. You should read "Dilution" for a more detailed explanation of the dilution purchasers in this offering will experience.



Common stock available for future sale by our shareholders may adversely affect our stock price



     If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales could also make it more difficult for us to sell equity or equity related securities in the future at the time and place that we deem appropriate. You should read "Shares Eligible for Future Sale" for a more detailed discussion of when and how many additional shares of our common stock may be sold after this offering.



Shares of our common stock may be difficult to resell; you may not be able to resell shares of our common stock at or for more than the price you paid


     Before this offering, you could not buy or sell our common stock publicly. We cannot assure investors that any trading market for our common stock will exist following this offering, or that investors will be able to resell shares of our common stock at or above the offering price. The offering price for shares of our common stock will be determined through negotiations between us and the underwriters and may not be indicative of the market price of the common stock after the offering. Prices for shares of our common stock after the offering may be influenced by a number of factors, including:

     o the liquidity of the market for our common stock;

     o investor perceptions of the equipment financing industry in general and our company in particular;

     o actual or anticipated fluctuations in our operating results;

     o changes in expectations as to our future financial performance, or changes in financial estimates of securities analysts;

     o technological innovations by our existing or future competitors;

     o departures of key personnel;

     o the operating and stock price performance of comparable companies; and

     o general economic and other conditions.

     The stock markets in general have experienced volatility which has often been unrelated to the operating performance of particular companies. If these fluctuations continue, they may adversely affect the market price of our common stock regardless of our actual operating performance.



               INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     The discussion in this prospectus contains certain forward looking statements that involve risks and uncertainties such as statements of our plans, objectives, expectations and intentions. Forward looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward looking statements are expressed differently. The cautionary statements made in this prospectus, including the risk factors discussed above, should be read as being applicable to all related forward looking statements wherever they appear in this prospectus. Our actual results may differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include those discussed above, as well as those discussed elsewhere in this prospectus.

                                USE OF PROCEEDS


     The net proceeds to us from this offering are estimated to be $63.2 million at an assumed initial public offering price of $18.00 per share, which is the midpoint of the range set forth on the cover of this prospectus, after deducting the underwriting discounts and estimated offering expenses payable by us. The net proceeds will be $72.7 million if the underwriters' over-allotment option is exercised in full.

     We intend to use these proceeds for the continued growth of our leasing business, including lease originations, enhancement and expansion of our technology infrastructure, start-up costs for international operations, working capital and for general corporate purposes. We currently estimate that we will apply the net proceeds as follows:

     o 70% for lease originations, including the repayment of the subordinated credit facilities we maintain with First Union National Bank, with which we have financed leases since July 1999. These facilities mature upon the closing of this offering. As of July 31, 1999, an aggregate of $2.8 million was outstanding under these facilities, which bear interest at LIBOR plus 2%. For a more detailed description of these facilities, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Term Loans and Other Credit Facilities."

     o 10% to technology enhancements, including upgrading our network server, which will increase the capacity of our information processing and database management systems; upgrading our accounting, lease management and sales software; upgrading our communications systems; and expanding our computer network capabilities.

     o 10% to start-up costs for international operations, which we expect will involve the establishment of a European business development office, modeled on our Canadian operation, which will be responsible for developing strategic marketing alliances with vendors that service Europe.


     o 10% to working capital and other general corporate purposes.

In addition, we will reimburse Resource America for its costs and expenses incurred in connection with this offering and our acquisition of JLA Credit, including an allocation of employee compensation. Such costs and expenses are estimated to be approximately $1,000,000. Other than the repayment of the subordinated credit facilities and the reimbursement to Resource America, we have not allocated specific dollar amounts for the above mentioned uses. Accordingly, we will have significant flexibility in applying the net proceeds of this offering.

     Pending use for the above purposes, the net proceeds will be invested in bank certificates of deposit and other short-term, interest-bearing, investment grade securities.



                                DIVIDEND POLICY

     We have never declared or paid a cash dividend on our common stock. We currently intend to retain any earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends for the foreseeable future. Our board of directors will determine whether to pay cash dividends based upon our results of operations, cash flows, financial condition and liquidity.

                                CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 1999 and:


   o our capitalization as adjusted to give effect to: (a) the contribution to capital of a portion of the intercompany debt held by Resource America immediately before the close of this offering; (b) the issuance to Resource America of 280,496 shares of our common stock in connection with that contribution; and (c) the exercise of options by four of our executive officers to acquire an aggregate of 725,785 shares of our common stock immediately before the close of this offering; and

   o our capitalization as further adjusted to give effect to the sale of 3,900,000 shares of our common stock in the offering at an assumed offering price of $18.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by us.





                                                                             June 30, 1999
                                                           -------------------------------------------------
                                                             Actual      As Adjusted     As Further Adjusted
                                                           ----------   -------------   --------------------
                                                                            (in thousands)
Debt:
 Warehouse debt ........................................    $  6,900       $  6,900           $  6,900
 Nonrecourse debt ......................................     294,056        294,056            294,056
 Affiliate debt ........................................      65,270         35,270             35,270
 Other debt ............................................      12,693         12,693             12,693
                                                            --------       --------           --------
 Total debt ............................................     378,919        348,919            348,919
Shareholders' equity:
 Preferred stock, no par value; 1,000,000 shares
   authorized; no shares issued and outstanding
   actual, and as adjusted, and as further adjusted               --             --                 --
 Common stock, no par value; 40,000,000 shares
   authorized; 6,311,167 shares issued and
   outstanding; 7,317,448 shares issued and
   outstanding, as adjusted 11,217,448 shares
   issued and outstanding, as further adjusted .........       2,000         32,230             95,230
Accumulated other comprehensive income .................          36             36                 36
Retained earning .......................................       4,156          4,156              4,156
                                                            --------       --------           --------
   Total shareholders' equity ..........................       6,192         36,422             99,422
                                                            --------       --------           --------
   Total capitalization ................................    $385,111       $385,341           $448,341
                                                            ========       ========           ========

                                   DILUTION

     The difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value (deficit) per share is determined by dividing our net tangible book value (deficit) by the number of outstanding shares of common stock. Our net tangible book value is our total assets less our intangible assets and total liabilities.


     At June 30, 1999, we had an actual net tangible book (deficit) of $(11.9 million) or $(1.88) per share. At June 30, 1999, after giving effect to the contribution to capital by Resource America and sale of the common stock in this offering at an assumed offering price of $18.00 per share, less underwriting discounts and commissions of $4,900,000 and estimated expenses of this offering $2,100,000 (including $1,000,000 of expense reimbursement to Resource America), our net tangible book value would be $7.25 per share. This represents an immediate increase in our net tangible book value of $9.13 per share to existing shareholders and an immediate dilution of $10.75 per share to new investors. Our new investors will therefore experience dilution of approximately 60% of the offering price of $18.00 per share.


     The following table illustrates the per share dilution to new investors:



Initial public offering price per share ........................................                 $ 18.00
 Pro forma net tangible book value (deficit) per share as of June 30, 1999 .....  ($ 1.88)
 Pro forma increase per share attributable to new investors ....................     9.13
                                                                                   -------
 Pro forma net tangible book value per share after this offering ...............                    7.25
                                                                                                 -------
 Dilution per share ............................................................                 $ 10.75
                                                                                                 =======



     The following table sets forth, on a pro forma basis as of June 30, 1999, the number of shares of common stock purchased, the total consideration paid to us and the average price per share paid to us by existing shareholders and by investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses of this offering:




                                       Shares Purchased           Total Consideration        Average Price
                                  --------------------------   --------------------------   --------------
                                   Number(1)(2)     Percent        Amount        Percent       Per Share
                                  --------------   ---------   --------------   ---------   --------------
Existing shareholders .........      7,317,448        65.2%      $ 32,229,977      31.5%         $ 4.40
New investors .................      3,900,000        34.8       $ 70,200,000      68.5           18.00
                                     ---------       -----       ------------     -----          ------
   Total ......................     11,217,448       100.0%      $102,429,977     100.0%         $ 9.13
                                    ==========       =====       ============     =====          ======



------------
(1) If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by new investors will increase to 4,485,000 shares, or 38% of the total shares of common stock outstanding after this offering and the percentage of total shares outstanding held by existing shareholders will be reduced to 62%.

(2) As of June 30, 1999, options to purchase a total of 1,045,550 shares at a weighted average exercise price of $0.51 per share were outstanding. The above table reflects the exercise of options to purchase 725,785 shares before completion of this offering. After the contemplated exercise, options to purchase a total of 319,765 shares at a weighted average exercise price of $0.95 per share would be outstanding. To the extent all of these options are exercised, there will be further dilution to new investors.

     SELECTED CONSOLIDATED FINANCIAL, PRO FORMA AND OPERATING INFORMATION


     Set forth below is selected consolidated financial and operating information from March 4, 1996 (inception) to September 30, 1998 and for the nine months ended June 30, 1998 (unaudited) and 1999 (unaudited). Also set forth is pro forma financial information for the year ended September 30, 1998 and the nine months ended June 30, 1999 relating to the acquisition of JLA Credit, which assumes that the acquisition took place at the beginning of the respective periods. The selected consolidated financial information has been derived from the consolidated financial statements which appear elsewhere in this prospectus. This data should be read in conjunction with our consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this prospectus.



                                              Period from
                                             March 4, 1996
                                              (Inception)
                                                through
                                             September 30,          Year Ended September 30,
                                            ---------------  --------------------------------------
                                                                                         1998 Pro
                                                  1996          1997         1998      Forma(1)(2)
                                            ---------------  ----------  -----------  -------------
                                                                                       (unaudited)
                                                     (in thousands, except per share data)
Statement of Operations Data:
Revenues:
 Interest income .........................      $     7       $   859     $  2,525      $ 39,717
 Other income ............................           --           221          956         5,561
 Gains on sales of leases and
   terminations(3) .......................           --         3,710        7,598         7,598
                                                -------       -------     --------      --------
   Total revenues ........................            7         4,790       11,079        52,876
Costs and expenses:
 Provision for possible losses ...........            7           253        1,422         4,691
 Depreciation and amortization ...........           36           232          425         1,874
 Selling, general and administrative                411         2,050        3,337        10,467
 Interest expense(4) .....................           --           690        1,689        24,634
                                                -------       -------     --------      --------
   Total expenses ........................          454         3,225        6,873        41,666
Income (loss) before provision
 (benefit) for income taxes and
 cumulative effect of a change in
 accounting principle ....................         (447)        1,565        4,206        11,210
Provision (benefit) for income taxes .....         (152)          605        1,800         4,885
                                                -------       -------     --------      --------
Income (loss) before cumulative
 effect of a change in accounting
 principle ...............................      $  (295)      $   960     $  2,406      $  6,325
Cumulative effect of a change in
 accounting principle(5) .................           --            --           --            --
                                                -------       -------     --------      --------
Net income (loss) ........................      $  (295)      $   960     $  2,406      $  6,325
                                                =======       =======     ========      ========
Income (loss) per common share
 before cumulative effect of a
 change in accounting principle--
 basic(6) ................................      $ (0.05)      $  0.15     $   0.38      $   1.00
                                                =======       =======     ========      ========
Net income (loss) per common
 share--basic(6) .........................      $ (0.05)      $  0.15     $   0.38      $   1.00
                                                =======       =======     ========      ========
Weighted average shares outstanding               6,311         6,311        6,311         6,311
                                                =======       =======     ========      ========
Income (loss) per common share
 before cumulative effect of a
 change in accounting principle--
 diluted(7) ..............................      $ (0.05)      $  0.14     $   0.33      $   0.87
                                                =======       =======     ========      ========
Net income (loss) per common
 share--diluted(7) .......................      $ (0.05)      $  0.14     $   0.33      $   0.87
                                                =======       =======     ========      ========
Weighted average shares ..................        6,356         6,672        7,242         7,242
                                                =======       =======     ========      ========



                                                    Nine Months Ended June 30,
                                            ------------------------------------------
                                                                            1999 Pro
                                                 1998         1999(1)      Forma(1)(2)
                                            -------------  -------------  ------------
                                             (unaudited)    (unaudited)    (unaudited)
                                              (in thousands, except per share data)
Statement of Operations Data:
Revenues:
 Interest income .........................     $ 1,766        $18,195       $30,956
 Other income ............................         602          2,458         3,667
 Gains on sales of leases and
   terminations(3) .......................       5,519          5,609         5,609
                                               -------        -------       -------
   Total revenues ........................       7,887         26,262        40,232
Costs and expenses:
 Provision for possible losses ...........         791          2,497         3,510
 Depreciation and amortization ...........         307          1,486         1,968
 Selling, general and administrative             2,379          8,435        10,587
 Interest expense(4) .....................       1,231         11,102        18,907
                                               -------        -------       -------
   Total expenses ........................       4,708         23,520        34,972
Income (loss) before provision
 (benefit) for income taxes and
 cumulative effect of a change in
 accounting principle ....................       3,179          2,742         5,260
Provision (benefit) for income taxes .....       1,360          1,244         2,367
                                               -------        -------       -------
Income (loss) before cumulative
 effect of a change in accounting
 principle ...............................     $ 1,819        $ 1,498       $ 2,893
Cumulative effect of a change in
 accounting principle(5) .................          --           (413)         (413)
                                               -------        -------       -------
Net income (loss) ........................     $ 1,819        $ 1,085       $ 2,480
                                               =======        =======       =======
Income (loss) per common share
 before cumulative effect of a
 change in accounting principle--
 basic(6) ................................     $  0.29        $  0.24       $  0.46
                                               =======        =======       =======
Net income (loss) per common
 share--basic(6) .........................     $  0.29        $  0.17       $  0.39
                                               =======        =======       =======
Weighted average shares outstanding              6,311          6,311         6,311
                                               =======        =======       =======
Income (loss) per common share
 before cumulative effect of a
 change in accounting principle--
 diluted(7) ..............................     $  0.25        $  0.21       $  0.40
                                               =======        =======       =======
Net income (loss) per common
 share--diluted(7) .......................     $  0.25        $  0.15       $  0.34
                                               =======        =======       =======
Weighted average shares ..................       7,240          7,236         7,236
                                               =======        =======       =======

                                                                     September 30,
                                                                ------------------------     June 30,
                                                                    1997         1998         1999(1)
                                                                -----------   ----------   ------------
                                                                            (in thousands)
Balance Sheet Data:
Assets:
 Gross investment in leases and notes receivable(8) .........     $ 9,334      $ 30,641     $ 438,164
 Unearned lease income(9) ...................................        (933)       (4,061)      (72,018)
 Allowance for possible losses(10) ..........................        (248)       (1,602)       (9,700)
                                                                  -------      --------     ---------
 Investment in leases and notes receivable ..................       8,153        24,978     $ 356,446
                                                                  -------      --------     ---------
Cash and cash equivalents ...................................       1,970         3,680        16,510
Other assets(11) ............................................       1,426         3,611        11,191
Goodwill(12) ................................................          --            --        18,072
                                                                  -------      --------     ---------
   Total assets .............................................     $11,549      $ 32,269     $ 402,219
                                                                  =======      ========     =========
Liabilities and shareholder's equity:
Liabilities:
 Warehouse debt .............................................     $    --      $     --     $   6,900
 Nonrecourse debt ...........................................          --            --       294,056
 Affiliate debt(4) ..........................................       7,418        23,982        65,270
 Other debt .................................................          --            --        12,693
 Other liabilities ..........................................       1,466         3,216        17,108
                                                                  -------      --------     ---------
   Total liabilities ........................................       8,884        27,198       396,027
                                                                  -------      --------     ---------
Shareholder's equity: .......................................       2,665         5,071         6,192
                                                                  -------      --------     ---------
   Total liabilities and shareholder's equity ...............     $11,549      $ 32,269     $ 402,219
                                                                  =======      ========     =========

                                                 Period from
                                                March 4, 1996
                                                 (Inception)             Year Ended                 Nine Months Ended
                                                   through              September 30,                    June 30,
                                                September 30,    ---------------------------   ----------------------------
                                                     1996            1997           1998          1998(1)        1999(1)
                                               ---------------   ------------   ------------   ------------   -------------
                                                                          (dollars in thousands)
Operating Data:
Leases originated, by equipment type:
Number of leases:
 Communications ............................            13            1,156          2,965          2,131           2,848
 Industrial ................................             1                3             31             15           1,081
 Information ...............................             3              182            918            526           3,313
 Office ....................................            18            1,744          3,905          2,719           4,852
 Other .....................................             6              156          1,013            536             939
                                                   -------            -----          -----          -----           -----
   Total number of leases ..................            41            3,241          8,832          5,927          13,033
                                                   =======            =====          =====          =====          ======
Equipment cost:
 Communications ............................       $   122         $ 12,052       $ 28,480       $ 20,661       $  29,901
 Industrial ................................            15               41            523            501          44,608
 Information ...............................            28            2,542         12,806          7,062          49,993
 Office ....................................           306           17,713         36,108         23,791          53,247
 Other .....................................           244            1,637         10,823          5,331          14,737
                                                   -------         --------       --------       --------       ---------
   Total equipment cost ....................       $   715         $ 33,985       $ 88,740       $ 57,346       $ 192,486
                                                   =======         ========       ========       ========       =========
Weighted average yield(13):
 Communications ............................          12.6%            13.7%          13.5%          13.6%           12.6%
 Industrial ................................          11.1             14.5           12.6           14.1             9.8
 Information ...............................          18.3             14.3           13.8           14.3            12.7
 Office ....................................          11.9             13.4           13.0           13.2            12.1
 Other .....................................          13.3             13.2           12.6           12.8            11.6
 Average yield (all sectors) ...............          12.7%            13.6%          13.2%          13.4            11.8%
Leases originated, by purchase option:
Number of leases:
 Fair market value purchase option .........            21            1,649          4,514          3,064           5,960
 Fixed price purchase option ...............             6              259            572            431             782
 Nominal cost purchase option ..............            14            1,333          3,746          2,432           6,291
                                                   -------         --------       --------       --------       ---------
   Total number of leases ..................            41            3,241          8,832          5,927          13,033
                                                   =======         ========       ========       ========       =========
Equipment cost:
 Fair market value purchase option .........       $   370         $ 18,886       $ 50,201       $ 32,991       $  75,840
 Fixed price purchase option ...............           171            2,125          4,844          3,558           9,435
 Nominal cost purchase option ..............           174           12,974         33,695         20,797         107,211
                                                   -------         --------       --------       --------       ---------
   Total equipment cost ....................       $   715         $ 33,985       $ 88,740       $ 57,346       $ 192,486
                                                   =======         ========       ========       ========       =========

                                                Period from
                                               March 4, 1996
                                                 (Inception)          Year Ended and as of         Nine Months Ended and as of
                                             through and as of            September 30,                      June 30,
                                               September 30,      ------------------------------   -----------------------------
                                                    1996               1997            1998             1998            1999
                                            -------------------   -------------   --------------   -------------   -------------
                                                                           (dollars in thousands)
Weighted average yield(13)
 Fair market value ......................             12.2%             13.7%            13.1%          13.24%          12.48%
 Fixed price purchase option ............             13.9              14.4             14.2           14.41           12.84
 Average yield (all sectors) ............             12.7              13.6             13.2           13.41           11.75
Total managed portfolio:
 Total gross receivables(19)............          $    847           $36,094         $117,025         $88,800        $611,975
Managed portfolio quality data:
 Delinquencies at end of period
   as a percentage of total
   outstanding managed
   receivables:
 Current receivables ....................            100.0%             96.0%            97.9%           97.8%           97.2%
 31-60 days .............................              --                2.8              1.2             1.6             1.4
 61-90 days .............................              --                0.8              0.4             0.2             0.5
 Over 90 days ...........................              --                0.4              0.5             0.4             0.9
   Total delinquencies ..................              --                4.0              2.1             2.2             2.8
Allowance for possible losses as a
 percentage of total managed
 receivables(10) ........................              0.8%              0.7%             1.4%            0.9%            1.7%
Net write-offs ..........................              --            ($   12)        ($    68)        ($   68)       ($ 1,599)
Operating Ratios:
 Return on equity(1)(14) ................           (34.6%)             43.9%            62.2%           58.4%           25.6%
 Return on assets (1)(15) ...............           (32.6%)             14.4%            11.0%           12.6%            0.7%
 Ratio of total debt to
   shareholder's equity(1)(16) ..........              --                2.8x             4.7x            3.3 x          61.2 x
 Ratio of allowance for possible
   losses to net write-offs(17) .........              --               20.7x            23.6x           12.4 x           5.7 x
 Ratio of net write-offs to
   average managed
   receivables(18) ......................              --                0.1%             0.1%            0.1%            0.6%



------------
 (1) On February 4, 1999, we acquired all of the common stock of JLA Credit. We accounted for this transaction as a purchase and, consequently, allocated the purchase price to assets acquired and liabilities assumed based upon their fair value at the date of acquisition. JLA Credit accounts for a substantial amount of the assets and debt included in our June 30, 1999 consolidated balance sheet, resulting from JLA Credit's practice of structuring its securitizations as on balance sheet transactions, as well as our on balance sheet securitization of JLA Credit leases. As a consequence of the JLA Credit acquisition, our results of operations for the nine months ended June 30, 1999 may not be comparable to the results of operations for the nine months ended June 30, 1998. In particular, the JLA Credit portfolio has a larger average equipment cost and longer lease terms, resulting in a lower yield than ours.

 (2) These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments to:

     (a) depreciation and amortization expense attributable to allocation of the purchase price of JLA Credit;

     (b) selling, general and administrative expenses for certain cost reductions realized from the combining of operations;
     (c) interest expense for additional borrowings;
     (d) equipment leasing revenue as a result of the purchase price allocation of JLA Credit; and
     (e) provision for income taxes to reflect the above adjustments at our tax rate.

     The unaudited pro forma results were derived as follows:


     Years Ended September 30, 1998 and December 31, 1998*





                                                            Historical        Historical        Pro Forma
                                                         Fidelity Leasing     JLA Credit       Adjustments        Pro Forma
                                                        ------------------   ------------   -----------------   ------------
     Statement of Operations Data:
     Revenues:
       Interest income ..............................        $  2,525           $32,055        $   5,137(a)       $ 39,717
       Other income .................................             956             3,436            1,169             5,561
       Gains on sales and leases and
        Terminations ................................           7,598                --               --             7,598
                                                             --------           -------        ---------          --------
          Total revenues ............................        $ 11,079           $35,491        $   6,306          $ 52,876
     Costs and expenses:
       Provision for possible losses ................           1,422             3,269               --             4,691
       Depreciation and amortization ................             425               343            1,106 (b)         1,874
       Selling, general and administrative ..........           3,337             8,919           (1,789)(c)        10,467
       Interest expense .............................           1,689            20,610            2,335 (d)        24,634
                                                             --------           -------        ---------          --------
          Total expenses ............................        $  6,873           $33,141        $   1,652          $ 41,666
     Income (loss) before provision for income
       taxes and cumulative effect of a change in
       accounting principle .........................           4,206             2,350            4,654            11,210
     Provision (benefit) for income taxes ...........        $  1,800           $ 1,037        $   2,048(e)       $  4,885
     Income (loss) before cumulative effect of a
       change in accounting principle ...............              --                --               --                --
     Cumulative effect of a change in accounting
       principle ....................................              --                --               --                --
     Net income (loss) ..............................        $  2,406           $ 1,313        $   2,606          $  6,325
     Income (loss) per common share before
       cumulative effect of a change in accounting
       principle-basic ..............................        $   0.38                                             $   1.00
     Net income (loss) per common share-basic .......        $   0.38                                             $   1.00
     Weighted average share outstanding .............           6,311                                                6,311
     Net income (loss) per common share before
       cumulative effect of a change in accounting
       principle-diluted ............................        $   0.33                                             $   0.87
     Net income (loss) per common share-diluted .....        $   0.33                                             $   0.87
     Weighted average shares ........................           7,242                                                7,242




     ------------

     * Our fiscal year end is September 30 and JLA Credit's is December 31.

     Nine Months Ended June 30, 1999 and the Period from October 1, 1998 to February 1, 1999*





                                                            Historical        Historical        Pro Forma
                                                         Fidelity Leasing     JLA Credit       Adjustments        Pro Forma
                                                        ------------------   ------------   -----------------   ------------
     Statement of Operations Data:
     Revenues:
       Interest income ..............................        $18,195            $10,686        $   2,075(a)       $ 30,956
       Other income .................................          2,458              1,209               --             3,667
       Gains on sales and leases and
        terminations ................................          5,609                 --               --             5,609
                                                             -------            -------        ---------          --------
          Total revenues ............................        $26,262            $11,895        $   2,075          $ 40,232
     Costs and expenses:
       Provision for possible losses ................          2,497              1,013               --             3,510
       Depreciation and amortization ................          1,486                112              370 (b)         1,968
       Selling, general and administrative ..........          8,435              3,266           (1,114)(c)        10,587
       Interest expense .............................         11,102              7,303              502 (d)        18,907
                                                             -------            -------        ---------          --------
          Total expenses ............................        $23,520            $11,694        $    (242)          $ 34,972
     Income (loss) before provision for income
       taxes and cumulative effect of a change in
       accounting principle .........................          2,742                201            2,317             5,260
     Provision (benefit) for income taxes ...........        $ 1,244            $    44        $   1,079(e)       $  2,367
     Income (loss) before cumulative effect of a
       change in accounting principle ...............          1,498                157            1,238             2,893
     Cumulative effect on change in accounting
       principle ....................................           (413)                --               --              (413)
     Net income (loss) ..............................        $ 1,085            $   157        $   1,238          $  2,480
     Income (loss) per common share before
       cumulative effect of a change in accounting
       principle-basic ..............................        $  0.24                                              $   0.46
     Net income (loss) per common share-basic .......        $  0.17                                              $   0.39
     Weighted average share outstanding .............          6,311                                                 6,311
     Net income (loss) per common share before
       cumulative effect of a change in accounting
       principle-diluted ............................        $  0.21                                              $   0.40
     Net income (loss) per common share-diluted .....        $  0.15                                              $   0.34
     Weighted average shares ........................          7,236                                                 7,236




     ------------

     * The periods are the nine months ended June 30, 1999 for Fidelity Leasing and the period from October 1, 1998 to February 1, 1999 for JLA Credit. The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the combination been consummated on October 1, 1997, or of future results of operations of the consolidated entities.



 (3) Gain on sales of equipment leases are recorded at the date of sale in the amount by which the sales price exceeds the carrying value of the underlying lease interest sold.


 (4) As of June 30, 1999, we had $65.3 million of affiliate debt: $48.1 million of the affiliated debt is subordinated and bears interest at a rate of 10% per annum; $15.2 million bears interest at a rate of one month LIBOR plus 1.50%; the balance of $2.0 million is a tax liability that bears no interest. Affiliate interest expense was $922,000 for the nine months ended June 30, 1998 and $3.0 million for the nine months ended June 30, 1999. For the year ended September 30, 1997, the interest expense was $457,000, and for 1998, the interest expense was $1.3 million.

 (5) In fiscal 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. We elected to adopt the provisions of SOP 98-5 effective October 1, 1998, and accordingly, start up costs of $753,000 ($413,000 net of income tax) which had been capitalized at September 30, 1998 were charged to operations on October 1, 1998 and are reflected in the consolidated statement of operations for the nine months ended June 30, 1999 as a cumulative effect of a change in accounting principle.

 (6) Basic earnings per share are determined by dividing net income by the weighted average number of common shares outstanding during the period.

 (7) Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares outstanding and dilutive potential common shares issuable during the period. Dilutive potential common shares consist of the excess of common shares issuable under the terms of various stock option agreements over the number of such shares that could have been acquired with the proceeds received from the exercise of the options.

 (8) Gross investments in leases and notes receivables consist of the sum of the total future minimum lease payments receivable, the estimated unguaranteed residual value of leased equipment, initial direct costs incurred in consummating a lease and interest bearing notes receivable from a purchaser of leases.

 (9) Unearned lease income is recognized as interest income over the term of the lease by the effective interest method and represents the excess of the total future minimum lease payments plus the estimated unguaranteed residual value to be received at the end of the lease term over the cost of the related equipment.


(10) We maintain an allowance for possible losses for all leases for which we have an ongoing at risk position. The allowance is determined by our estimate of future uncollectable lease contracts based upon our historic loss experience, industry trends and equipment characteristics. Our policy is to charge off to the allowance those leases, which are in default and for which we believe the probability of collection is remote. Recoveries on leases previously charged off are restored to the allowance.

(11) Included in other assets are repossessed equipment held for resale, which is stated at the lower of cost or market, deferred financing costs, which are being amortized on a straight line basis over the lives of the related debt and furniture and equipment at cost less.

(12) Goodwill, which arose through the acquisition of JLA Credit, represents the excess of the acquisition cost over the fair value of the net assets of the business acquired and is being amortized over a period of 15 years, using the straight line method.

(13) Weighted average yields on individual leases are weighted by original equipment cost. Yields on individual leases are calculated by computing the internal rate of return based on the scheduled cash flows at lease inception date.

(14) Calculated as annualized net income divided by average shareholder's equity.

(15) Calculated as annualized net income divided by average total assets.

(16) Calculated as total debt divided by ending shareholder's equity.

(17) Calculated as allowance for possible losses (ending balance) as a percentage of net write-offs incurred during the period.

(18) Calculated as net write-offs divided by average managed receivables.

(19) Included in total gross receivables is $52.4 million of leases not underwritten by us but which we manage.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion contains forward-looking statements, which are subject to risks and uncertainties. Our actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus. We undertake no obligation to disclose publicly the result of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial, Pro Forma and Operating Information" and our consolidated financial statements and the related notes, which are included elsewhere in this prospectus.



Overview



     General. We are an equipment finance company which leases technology equipment to the small business market. We originate and complete lease transactions using the Internet, telephone and the facsimile. We specialize in financing equipment within a price range of $5,000 to $250,000. The equipment we finance includes communications technology, information technology, industrial technology and office automation equipment.


     We have experienced continued growth in our business since our inception on March 4, 1996. In February 1999, we acquired JLA Credit, the U.S. small ticket leasing subsidiary of Japan Leasing Corporation. See "--Acquisition of JLA Credit." The JLA Credit acquisition accelerated our growth. The results of operations of JLA Credit are included in our consolidated results of operations from February 4, 1999. Our growth has been characterized by substantial increases in lease originations. On a consolidated basis, we entered into 13,033 lease transactions involving equipment with an aggregate cost of $192.5 million during the nine months ended June 30, 1999. This included 11,872 lease transactions for an aggregate cost of $137.1 million attributable to Fidelity Leasing and 1,161 lease transactions involving equipment with an aggregate cost of $55.3 million attributable to JLA Credit. This compares to 5,927 lease transactions involving equipment with an aggregate cost of $57.3 million that are entered into during the nine months ended June 30, 1998. In fiscal 1998, we entered into 8,832 transactions involving equipment with an aggregate cost of $88.7 million, in fiscal 1997 we entered into 3,241 transactions involving equipment with an aggregate cost of $34.0 million, and in fiscal 1996 we entered into 41 transactions involving equipment with an aggregate cost of $715,000.



     We use a variety of funding techniques to acquire our leases. We use warehouse facilities and working capital to fund leases on a short term basis. Our medium term financing needs are met through our CP conduits. Our long term financing strategy entails securitizing our leases in the term market.



     We initially fund our lease originations through our warehouse facilities and working capital. We generally repay borrowings under warehouse facilities with the proceeds from lease sales or refinancing provided through CP conduit securitizations. When one of our CP conduit facilities reaches its capacity, we will seek either to obtain additional CP conduit facilities or to reduce the amount outstanding under the existing facilities by securitizing lease receivables in a term note securitization. Our lease sales and CP conduit securitizations historically have been structured to qualify for treatment as sales under generally accepted accounting principles. As a consequence of this structure, our CP conduit securitizations were deemed to be "off balance sheet," that is, for accounting purposes, the leases sold were no longer deemed to be our assets and the related securitization obligations were no longer deemed to be our indebtedness. This treatment was partially modified effective April 1, 1998 when we elected to retain the right to receive residual proceeds from our securitized lease pools. The residual interests retained were deemed to be our assets for accounting purposes and thus remained "on balance sheet." On April 1, 1999, we elected to further modify the structure of our future securization transactions. These modifications will result in future securitizations no longer qualifying for treatment as sales under generally accepted accounting principles. Accordingly, our leases and the related securitization indebtedness in securitizations after April 1, 1999 will be retained on balance sheet as assets and debt, respectively. These changes do not, however, apply to the sales facilities relating to our strategic marketing alliances with IBM Credit and IBM Canada. See "--Gains on Sales of Leases."

     Acquisition of JLA Credit. On February 4, 1999, we acquired all of the common stock of JLA Credit for its book value of $38.0 million. In addition, we assumed $147.5 million in liabilities, refinanced $154.0 million of long term debt and incurred $1.3 million in costs. This resulted in a total acquisition cost of $340.8 million. We accounted for this transaction as a purchase and consequently, allocated the purchase price to assets acquired and liabilities assumed based upon their fair value at the date of acquisition. The fair value of the non-cash assets acquired was $315.5 million. Funds used for the equity acquisition, long term debt repayment and related expenses were provided through a CP conduit securitization of $143.0 million, a seller's note of $6.7 million, a loan of $43.6 million from Resource America and the assumption of $147.5 million in liabilities, for a total of $340.8 million.

     As of June 30, 1999, $300.7 million of our total assets and $262.5 million of our total liabilities, excluding debt from Resource America, were attributable to JLA Credit. The substantial amount of assets and debt attributable to JLA Credit results, in part, from JLA Credit's practice of structuring its securitizations as on balance sheet transactions, as well as our on balance sheet securitization of JLA Credit leases. As a consequence of the JLA Credit acquisition, our results of operations for the nine months ended June 30, 1999 may not be comparable to the results of operations for the nine months ended June 30, 1998.

     As part of the acquisition process, we performed a due diligence examination of JLA Credit's books and records before the closing and conducted a post-closing audit. After the closing, we discovered that 79 leases, with a net book value of $5.5 million, had been restructured in the three months before closing. Although most of the affected leases are currently performing in accordance with their restructured terms, 14 of them were 60 days or more past due on lease payments as of July 31, 1999. We are evaluating whether there is an incremental risk that the lessees will default. We believe that our allowance in connection with these leases is adequate to cover any potential incremental loss. We are also exploring any claims we may have against the seller of JLA Credit in connection with the restructured leases.


Gains on Sales of Leases and Terminations


     Through March 31, 1999, we structured a substantial part of our lease financing transactions, other than our warehouse revolving lines of credit and certain financings relating to JLA Credit (see "--Liquidity and Capital Resources--CP Conduit "Securitizations" and "--Term Note Securitizations"), to meet the criteria for treatment as sales under generally accepted accounting principles. Pursuant to these criteria:

     o we obtained legal opinions from counsel that these transactions included "true sales" of lease assets to special purpose entities and that the lease assets so transferred would be beyond the reach of Fidelity Leasing or its creditors, even in the event of Fidelity Leasing's bankruptcy;

     o the transferee of the assets obtained the right to pledge or exchange the transferred assets; and

     o we did not have the option to repurchase and maintain effective control over the transferred assets.

Thus, for all such transactions completed through March 31, 1999, we recorded gains on sales and terminations. These gains have been material: $3.7 million in fiscal 1997, $7.6 million in fiscal 1998, $5.5 million for the nine months ended June 30, 1998 and 5.6 million for the nine months ended June 30, 1999.

     On April 1, 1999, as referred to in "--Overview--General," we elected to alter the structure of our future securitizations so that we retain leases that we securitize as long-term investments on our balance sheet and record the related securitization indebtedness as on balance sheet debt for accounting purposes. We also modified our $100.0 million CP conduit facility so that we would retain leases as investments and record related securitization indebtedness as debt on our balance sheet. We effected these modifications by adding provisions to the transfer agreements which permit us to repurchase the transferred assets. The primary effect of these modifications is that we will recognize income over the lives of the lease receivables rather than recognize an immediate gain upon the sale of the lease receivables. Our cash flow, which is influenced by the advance rates and discount rates provided for by the CP conduit facilities, was unaffected by these modifications.

     We currently have two sales facilities, one with IBM Credit and one with IBM Canada, that, as a result of the requirements of IBM Credit and IBM Canada in connection with those facilities, continue to be structured in a way that requires us to treat transactions under the facilities as sales for accounting purposes. All leases generated through our alliances with IBM Credit and IBM Canada must be sold under these facilities.



Other Accounting Considerations


     Direct Financing Leases. Leases are classified under accounting rules as either capital or operating leases. For lessors, capital leases are further subclassified as sales-type leases, leveraged leases or direct financing leases. Our leases meet the criteria for classification as direct financing leases. Direct financing leases transfer substantially all of the benefits and risks of equipment ownership to the lessee. A lease is a direct financing lease if the creditworthiness of the lessee and the collectibility of lease payments are reasonably certain and the lease meets one of the following criteria:

     o it transfers ownership of the equipment to the lessee by the end of the lease term;

     o it contains a bargain purchase option;

     o the term at inception is at least 75% of the estimated economic life of the leased equipment; or

     o the present value of the minimum lease payments is at least 90% of the fair market value of the leased equipment at inception of the lease.


     Our investment in leases consists of the sum of the total future minimum lease payments receivable, the estimated unguaranteed residual value of leased equipment and initial direct costs, less unearned lease income. Unearned lease income consists of the excess of the total future minimum lease payments receivable plus the estimated unguaranteed residual value expected to be realized at the end of the lease term over the cost of the related equipment. We typically structure a lease so that the present value of the minimum lease payments exceeds the fair market value of the equipment at lease inception and the lessee has an option at lease termination to purchase the equipment at its fair market value or at a stated percentage of the cost of the equipment. However, as a result of our acquisition of JLA Credit, a substantial portion of our managed leases provide the lessee with the option to purchase the underlying equipment for a nominal amount.


     Residual Value. Unguaranteed residual value in leases that do not have bargain purchase options represents the estimated amount to be received at lease termination from lease extensions or disposition of the leased equipment. We base these estimates on available industry data and on our senior management's experience with respect to comparable equipment. Current estimates of residual values may vary from the original recorded estimates. We review residual values from time to time to determine if the fair market value of the equipment is below the recorded estimate of the residual value. If required, we adjust residual values downward to reflect adjusted estimates of fair market value; generally accepted accounting principles do not permit upward adjustments to residual values.

     Securitizations and Other Lease Sales. We initially fund lease originations through warehouse revolving lines of credit and through working capital. We thereafter refinance the leases through securitization transactions as follows:


   o Sales by Assignment. From December 1996 through September 1997, we sold leases and interests in the related equipment and residuals to unaffiliated bankruptcy remote, special purpose entities, which in turn sold these assets to institutional purchasers.


   o CP Conduit Securitizations. In these transactions, we sell lease receivables and interests in the related equipment to special purpose, bankruptcy remote entities. Beginning in April 1998, these entities have been our wholly-owned subsidiaries. The special purpose entity, in turn, securitizes the leases by selling or pledging its interest in the lease receivables and equipment to a CP conduit. The CP conduit funds the securitization by issuing commercial paper secured, in part, by the leases.

     o Term Note Securitizations. In these transactions, our special purpose, wholly-owned subsidiary obtains the lease receivables previously sold or pledged to a CP conduit. Interests in these leases are ultimately sold or pledged to a trust that issues notes to investors secured by payments under the leases and the related equipment.


To date, we have retained the right to service all of the leases we have securitized.

     In each securitization transaction, we receive, as consideration for transferring the leases, cash equal to a substantial percentage of the aggregate present value of the adjusted future cash flows from such leases. In addition, where we account for securitizations as sales, we retain a non-certificated undivided interest in the remaining future cash flow from securitized leases after all obligations to securitization lenders have been paid, including the equipment residual values. Our balance sheet includes, as part of our investment in leases and notes receivable, the retained interest from our securitizations. To date, the retained interest has been approximately 10% to 12% of the present value of the aggregate future cash flows due under the pools of leases securitized in CP conduit securitizations and no more than 6% of the present value of the aggregate future cash flows due under the pools of leases securitized in term note securitizations. However, where we account for securitizations as financings, both the securitized leases and the related securitization indebtedness are recorded on our balance sheet. Securitization indebtedness is recorded as the remaining balance due to the noteholders.


     Over the life of a securitized lease pool, we are eligible to receive the excess cash flow attributable to the retained interest resulting from the excess, if any, of the lease payments and collections on equipment residuals received, net of defaults, over the sum of:


     o servicing, backup servicing, trustee, custodial and insurance and credit enhancement fees, if any, and other securitization and sale expenses and


     o either (a) the portion of the lease payments and collections in equipment residuals due to the purchaser of the securitized leases or (b) amounts of principal and interest due to the noteholders to whom securitized leases have been pledged as collateral.


As a result, our retained interest in our securitized lease pools, including equipment residual values, if any, is effectively subordinated. Consequently, all credit losses incurred on the entire portfolio of leases transferred in a particular securitization or sale transaction are borne by us to the extent of our retained interest. Accordingly, relatively small fluctuations between estimated and actual charge-off rates could be material in relation to our retained interest and could have an adverse effect on our ability to realize our recorded basis in the retained interest. In the event of an increase in anticipated charge-offs, we would be required to reduce the carrying amount of the retained interest and record a charge to earnings in the period in which the event occurred or became known to us.



Revenues


     Interest Income. We recognize unearned lease income as interest income over the term of the lease using the effective interest method. The effective interest method of income recognition is applied by using a discount rate that reflects a constant rate of interest recognized over the life of the lease. We capitalize initial direct costs incurred in originating a lease and amortize them over the lease term as a reduction in yield.


     Other Income. Other income primarily consists of income we derive from the fees we receive for servicing our portfolio of managed leases. Fee income also includes payments under leases other than lease rentals, such as late payment fees. We anticipate that our fee income will increase as our portfolio of owned and managed leases increases.



     Sales of Leases. We continue to generate gain on sale income from sales of our leases to third party financing sources in connection with our strategic marketing alliances with IBM Credit and IBM Canada as a result of their requirements. See "--Gains on Sales of Leases."

Significant Costs and Expenses


     Selling, General and Administrative. As a result of our growth, including the JLA Credit acquisition, the dollar amount of salaries and overhead expense has increased significantly. We believe that our core management team, facilities and systems are sufficient to support additional growth during the remainder of fiscal 1999 and in fiscal 2000. We believe that staff growth during the period will occur with respect to those activities which are volume related, such as client service, while remaining relatively stable in support activities, such as accounting. We also expect selling, general and administrative expenses attributable to JLA Credit to decline during the remainder of fiscal 1999 and fiscal 2000 as we complete the integration of JLA Credit's operations and the resultant reduction in office facilities and personnel.

     Provision for Possible Losses. We maintain an allowance for possible losses in connection with payments due under leases held in our portfolio and our retained interest in leases securitized or sold. The allowance constitutes our estimate of future uncollectible leases based on our historical loss experience, including that of JLA Credit, an analysis of delinquencies, economic conditions and trends and our expectations of future trends, industry statistics, lease portfolio characteristics and assumptions of future losses. Our policy is to charge off those leases which are delinquent and for which we have made a determination that the probability of collection is remote. We restore to the allowance recoveries on leases previously charged off. Our provision for possible losses and, as a consequence, our allowance for possible losses, has increased significantly since 1996 as a result of the growth in our portfolio of owned and managed leases, including growth resulting from the acquisition of JLA Credit. In addition, as a result of our short operating history, leases in our portfolio, excluding leases acquired in the JLA Credit acquisition, have generally not reached the expiration of their initial terms. As a consequence, our historical losses and delinquencies have been low relative to industry averages. We expect that our recorded losses and delinquencies as a percentage of our aggregate lease receivables will increase as our portfolio matures.

Results of Operations

     The following table sets forth, for the periods indicated, the dollar amount and the percentage of revenues represented by each of the items in our statement of operations:





                              Period from
                             March 4, 1996
                              (inception)
                                through                      Year Ended September 30,
                             September 30,       ------------------------------------------------
                                 1996                     1997                     1998
                        -----------------------  ----------------------  ------------------------
                          Amount    Percent(1)    Amount    Percent(1)     Amount     Percent(1)
                        ---------  ------------  --------  ------------  ----------  ------------
                                                       (dollars in thousands)
Revenues:
Interest income ......   $     7      100.0       $  859        17.9%     $ 2,525         22.8%
Other income .........        --         --          221         4.6          956          8.6
Gains on sales of
 leases and
 terminations ........        --         --        3,710        77.5        7,598         68.6
                         -------      -----       ------       -----      -------        -----
 Total revenues ......         7      100.0%       4,790       100.0       11,079        100.0
Cost and Expenses:
 Provision for
  possible
  losses .............         7         --(2)       253         5.3        1,422         12.8
 Depreciation and
  amortization .......        36         --(2)       232         4.8          425          3.8
 Selling, general
  and
  administrative .....       411         --(2)     2,050        42.8        3,337         30.1
 Interest expense ....        --         --          690        14.4        1,689         15.2
                         -------      -------     ------       -----      -------        -----
  Total expenses .....       454         --(2)     3,225        67.3        6,873         62.0
Income (loss) before
 provision (benefit)
 for income taxes
 and cumulative
 effect of a change
 in accounting
 principle ...........      (447)        --(2)     1,565        32.7        4,206         38.0
Provision (benefit)
 for income
 taxes ...............      (152)        --(2)       605        12.7        1,800         16.3
Income (loss) before
 cumulative effect
 of a change in
 account
 principle ...........      (295)        --(2)       960        20.0        2,406         21.7
Cumulative effect of
 a change in
 accounting
 principle ...........   $    --         --           --          --           --           --
                         -------      -------     ------       -----      -------        -----
Net income (loss) ....      (295)        --(2)    $  960        20.0%     $ 2,406         21.7%
                         =======      =======     ======       =====      =======        =====



                                  Nine Months Ended June 30,
                        -----------------------------------------------
                                 1998                    1999
                        ----------------------  -----------------------
                         Amount    Percent(1)     Amount     Percent(1)
                        --------  ------------  ----------  -----------
                                        (unaudited)
Revenues:
Interest income ......   $1,766        22.4%     $18,195        69.3%
Other income .........      602         7.6        2,458         9.4
Gains on sales of
 leases and
 terminations ........    5,519        70.0        5,609        21.3
                         ------       -----      -------       -----
 Total revenues ......    7,887       100.0       26,262       100.0
Cost and Expenses:
 Provision for
  possible
  losses .............      791        10.0        2,497         9.5
 Depreciation and
  amortization .......      307         3.9        1,486         5.7
 Selling, general
  and
  administrative .....    2,379        30.2        8,435        32.1
 Interest expense ....    1,231        15.6       11,102        42.3
                         ------       -----      -------       -----
  Total expenses .....    4,708        59.7       23,520        89.6
Income (loss) before
 provision (benefit)
 for income taxes
 and cumulative
 effect of a change
 in accounting
 principle ...........    3,179        40.3        2,742        10.4
Provision (benefit)
 for income
 taxes ...............    1,360        17.2        1,244         4.7
Income (loss) before
 cumulative effect
 of a change in
 account
 principle ...........    1,819        23.1        1,498         5.7
Cumulative effect of
 a change in
 accounting
 principle ...........       --          --         (413)        1.6
                         ------       -----      -------       -----
Net income (loss) ....   $1,819        23.1%     $ 1,085         4.1%
                         ======       =====      =======      ======


------------
(1) Expressed as a percent of total revenues.

(2) Our revenues in this period were de minimus. Accordingly, expressing expenses as a percent of revenues is not meaningful.

Nine Months Ended June 30, 1999 Compared to the Nine Months Ended June 30, 1998


     Interest and Other Income. Interest and other income increased 773% to $20.7 million in the nine months ended June 30, 1999 from $2.4 million in the nine months ended June 30, 1998. This increase was attributable primarily to an increase in our portfolio of managed leases resulting from the acquisition of JLA Credit and its seasoned on balance sheet portfolio. To a lesser extent, the increase is attributable to our election to retain securitized leases on our balance sheet beginning April 1, 1999 and to the increased volume of lease originations, which resulted in increased servicing fees, late fees and other fee income. JLA Credit recognized interest and other income of $14.9 million from the date we acquired it through June 30, 1999.

     Gains on Sales of Leases and Terminations. Gains on sales of leases and terminations increased by 2% to $5.6 million in the nine months ended June 30, 1999 from $5.5 million in the nine months ended June 30, 1998. The sale proceeds for the 1998 period included a note with a face value of $8.0 million. Payment on the note is subject to the level of lease delinquencies and realization of residuals on sold leases. Although gains on sales were relatively unchanged, the gains reflect an increased volume of leases sold during the first six months of the period, offset by our election, beginning April 1, 1999, to retain securitized leases on our balance sheet. Substantially all of the gains on sales of leases for the nine months ended June 30, 1999 related to the six month period that ended March 31, 1999, prior to the election. Gains on sales of leases from our strategic marketing alliances with IBM Credit and IBM Canada during the period were not significant because the programs with IBM Credit and IBM Canada had just recently begun.

     Interest Expense. Our interest expense increased 802% to $11.1 million in the nine months ended June 30, 1999 from $1.2 million in the nine months ended June 30, 1998. The increase was attributable primarily to the financing we obtained for the acquisition of JLA Credit and $7.4 million of interest expense attributable to JLA Credit's leasing operations from February 4, 1999 through June 30, 1999 as a result of the on balance sheet structure of JLA Credit's prior securitizations. See "--Overview--Acquisition of JLA Credit." To a lesser extent, interest expense increased as a result of our election, beginning April 1, 1999, to record indebtedness relating to our on-balance sheet lease securitizations as on balance sheet debt for accounting purposes.

     Provision for Possible Losses. Our provision for possible losses increased 216% to $2.5 million in the nine months ended June 30, 1999 from $791,000 in the nine months ended June 30, 1998. The increase was attributable primarily to the growth in our lease originations and in our managed lease portfolios, including the increase in our managed lease portfolios attributable to the acquisition of JLA Credit.

     Depreciation and Amortization. Our depreciation and amortization increased 384% to $1.5 million in the nine months ended June 30, 1999 from $307,000 in the nine months ended June 30, 1998. The increase was due primarily to the increase in our on balance sheet lease portfolio resulting from our acquisition of JLA Credit and our election, beginning April 1, 1999, to retain securitized leases on our balance sheet. JLA Credit incurred approximately $795,000 in depreciation and amortization expenses from the date we acquired it through June 30, 1999.

     Selling, General and Administrative Expense. Our selling, general and administrative expense increased 255% to $8.4 million in the nine months ended June 30, 1999 from $2.4 in the nine months ended June 30, 1998. The increase was due primarily to the increase in lease originations and applications, an increase in the number of our employees resulting from the increased volume and the acquisition of JLA Credit, which incurred $2.6 million in selling, general and administrative expense from the date we acquired it through June 30, 1999. The increase was also due to start-up costs of $607,800 which were expensed during the nine months ended June 30, 1999.

     Provision for Income Taxes. Our provision for income taxes decreased 9% to $1.2 million, before the benefit of a cumulative effect of a change in accounting principle, in the nine months ended June 30, 1999 from $1.4 million in the nine months ended June 30, 1998. The effective tax rate increased to 45.4% in the nine months ended June 30, 1999 from 42.8% in the nine months ended June 30, 1998. Through September 30, 1998, we filed a consolidated federal income tax return with our ultimate parent, Resource America. We recorded a current provision for, or benefit from, federal income taxes in the amount that would have been payable or refundable at Resource America's incremental rate on our book income or loss.

     Cumulative Effect of a Change in Accounting Principle. We elected to adopt the provisions of the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," effective October 1, 1998. As a result, $753,000 of start up costs, or $413,000 net of income tax, which had been capitalized at September 30, 1998, were charged to operations on October 1, 1998. These charges are reflected in the consolidated statement of operations for the nine months ended June 30, 1999 as a cumulative effect of a change in accounting principle.



Year Ended September 30, 1998 Compared to Year Ended September 30, 1997


     Interest and Other Income. Interest and other income increased 222% to $3.5 million in fiscal 1998 from $1.1 million in fiscal 1997. This increase was attributable primarily to the increased volume of lease originations.


     Gains on Sales of Leases and Terminations. Gains on sales of leases and terminations increased 105% to $7.6 million for fiscal 1998 from $3.7 million in fiscal 1997. Sales proceeds in fiscal 1998 included a note with a face value of $8.0 million, while the sales proceeds in fiscal 1997 included a note with a face value of $13.3 million. Payments on the notes are subject to the level of lease delinquencies and realization of residuals on the sold leases. The increase in our gains on sales of leases and terminations was due to the increased volume of lease originations.


     Interest Expense. Interest expense increased 145% to $1.7 million in fiscal 1998 from $690,000 in fiscal 1997. The increase was attributable primarily to our increased borrowings from Resource America to fund lease originations. These borrowings increased 224% to $24.0 million at September 30, 1998 from $7.4 million at September 30, 1997.

     Provision for Possible Losses. Our provision for possible losses increased 462% to $1.4 million during fiscal 1998 from $253,000 in fiscal 1997. The increase was fully attributable to the increased volume of lease originations.


     Depreciation and Amortization. Depreciation and amortization increased 83% to $425,000 during fiscal 1998 from $232,000 in fiscal 1997. The increase was due primarily to the expansion of our leasing business and the volume of leases included on our balance sheet, and to the purchase of equipment to manage this flow.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased 63% to $3.3 million during fiscal 1998 from $2.1 million in fiscal 1997. The increase was primarily due to the increased volume of lease applications and originations, and the addition of 42 employees during fiscal 1998 as our volume of lease originations increased.

     Provision for Income Taxes. Our provision for income tax increased 198% to $1.8 million in fiscal 1998 from $605,000 in fiscal 1997. The effective tax rate increased to 42.8% in fiscal 1998 from 38.7% in fiscal 1997. Through fiscal 1998, we filed a consolidated federal income tax return with our ultimate parent, Resource America. A current provision for, or benefit from, federal income taxes was recorded in the amount that would have been payable at Resource America's incremental rate on our book income had we remitted the provision to or received the benefit from Resource America.


Year Ended September 30, 1997 Compared to Year Ended September 30, 1996


     We were incorporated as a Pennsylvania corporation on March 4, 1996 and began underwriting small ticket leases in August 1996. During the short 1996 fiscal year, we originated an immaterial amount of leases as compared to fiscal 1997, when we had a full year of operations. See "--Overview--General." As a consequence, the results of operations for fiscal 1997 are not comparable to those of fiscal 1996.



Liquidity and Capital Resources

     General. Our primary liquidity needs are for the continued expansion of our business. Equipment leasing is capital intensive and requires access to short-term, medium-term and long-term financing to fund new equipment leases. Historically, we have financed our business through warehouse facilities, CP conduit facilities, intercompany borrowings from Resource America and term note securitizations. Although Resource America does not expect to provide further loans to us, we will continue to require access to substantial amounts of capital from third-party sources to maintain and grow our business.

     Our uses of cash include the origination of equipment leases, expansion and investment in technology, repayment of principal and interest under our warehouse facilities and intercompany debt, operating and administration expenses and income taxes.


     As of June 30, 1999, we have used 15 funding sources with commitments in the aggregate amount of $598.4 million. Our borrowings and sales under these sources totaled approximately $524.4 million as of that date. The following table sets forth information concerning our sources of funding as of June 30, 1999.

                                                                                                 Aggregate
                                                        Total                                     Amounts
                                       Number         Amount of             Aggregate          Available for
                                         of          Commitment/             Amounts            Funding at
                                      Sources           Funded             Outstanding         June 30, 1999       Maturities
                                     ---------  ---------------------  ------------------  --------------------  --------------
Sales by assignment ...............       1        $   11,863,031        $ 11,863,031                    --            --
Facilities:
 Warehouse facilities .............       2            23,387,500(3)        6,900,000         $  16,487,500(3)        3/00
 CP conduits ......................       4           238,675,231         178,682,877            59,992,354      6/99 -- 12/99
 Sales facilities .................       2                    --(1)        2,467,390(3)                 --(1)         --
Term note securitizations .........       3           249,611,159         249,611,159                    --            --
Term loans ........................       2            11,205,954          11,205,954                    --       3/02 -- 2/06
Intercompany debt .................       1            63,700,000          63,700,000                                  --
                                         --        ----------------      --------------       ---------------
 Total ............................      15        $  598,442,875(2)     $524,430,411         $  76,479,854(2)
                                         ==        ================      ==============       ===============


------------
(1) Subject to certain conditions, we are required to finance all leases originated under the IBM Credit and IBM Canada alliances with these facilities. There is no stated limit to either of these facilities.

(2) Excludes facilities with IBM Credit and IBM Canada, neither of which have a stated limit.

(3) U.S. dollar equivalent as of June 30, 1999 where C$1.00 equals U.S.$.6775.

     Warehouse Facilities. In December 1996, we entered into a line of credit for $20.0 million of warehouse financing with First Union National Bank. We use this facility to fund our daily lease originations. In September 1998, the parties amended the facility to add European American Bank as an additional lender. First Union has committed $12.5 million and European American Bank has committed $7.5 million under the facility. Their commitments expire March 31, 2000. Borrowings under the facility are at variable interest rates equal to, at our election, either the LIBOR market index rate or LIBOR plus 150 basis points. We pledged as collateral all of the receivables of, and the equipment subject to leases funded through, the facility and the outstanding stock of JLA Credit. The facility requires that Resource America or Abraham Bernstein, our Chairman and Chief Executive Officer, own a majority of our outstanding voting stock and that Mr. Bernstein continue to act as our Chief Executive Officer, and restricts us from incurring or guaranteeing further indebtedness other than subordinated indebtedness, trade debt in the ordinary course of business, non-recourse debt and unsecured intercompany debt that does not exceed 300% of the outstanding principal of our subordinated indebtedness. These restrictions on indebtedness do not restrict our ability to securitize our leases through special purpose subsidiaries. In addition, the facility requires us to maintain a certain level of tangible net worth, and restricts us from exceeding certain debt to tangible net worth and operating cash flow to fixed charges ratios. It also requires us to continue to engage in substantially the same line of business, among other covenants. Our failure to comply with these requirements or to make payments due under the facility or certain other recourse indebtedness on a timely basis, among other defaults, could result in termination of the facility and acceleration of the then outstanding indebtedness. Resource America guaranteed the performance of our obligations under this facility.

     In May 1999, Fidelity Leasing Canada, Inc., our operating subsidiary in Canada, established a C$5.0 million (equivalent to $3.4 million based on the value of the Canadian dollar on June 30, 1999) line of credit with the Bank of Montreal to finance leases originated in Canada under our strategic marketing alliance with

IBM Canada. The interest rate under this facility is a variable rate equal to the Banker's Acceptance Rate plus 2% or the lender's prime rate plus 0.75%. The facility expires on May 31, 2000. This facility contains covenants and restrictions similar to those described in the preceding paragraph, including change of control provisions. In addition, termination of or amendment to our vendor program agreement with IBM Canada constitutes an event of default absent the lender's prior written consent to such termination or amendment. Together with Resource America, we are guaranteeing Fidelity Canada's obligations under the facility. Fidelity Canada will sell leases financed under this facility to IBM Canada on a periodic basis.


     Sales by Assignment. Beginning in December 1996 and in each quarter thereafter through September 1997, we entered into sales transactions where we sold lease receivables and interests in the related equipment and residuals to an unaffiliated special purpose entity, for an amount equal to 100% of the present value of the lease receivables and a note equal to the present value of the residual interests. The special purpose entity resold the lease receivables to unrelated third parties. Resource America provided to these third parties a guaranty of payment of a portion of the lease receivables due under any defaulted leases and of our performance as servicer. These transactions were accounted for as sales for financial reporting purposes.

     CP Conduit Securitizations. In December 1997, we again sold lease receivables and interests in the related equipment and residual interests to an unaffiliated entity on terms similar to those of the sales by assignment, except that we received from the special purpose entity cash equal to a substantial portion of the present value of the lease receivables and a promissory note in an amount equal to the balance of the present value of the lease receivables and the residual interests. The special purpose entity resold the receivables to a CP conduit administered by First Union. The transaction was accounted for as a sale for financial reporting purposes. The lenders' commitment on this facility terminated in April 1999.

     In June 1998, we established a revolving CP conduit facility having a funding commitment of $100.0 million with a conduit administered by First Union. This facility was later amended to increase the funding commitment to $125.0 million. With this facility, we began retaining the residual interests in the securitized lease pools on our balance sheet for accounting purposes and the purchaser under this facility is our special purpose subsidiary. This facility contains events of default which are triggered when lease delinquencies or defaults in the securitized portfolio exceed specified thresholds. In addition, an event of default would occur if there is a change in our Chairman and Chief Executive Officer, President or Senior Vice President or if we merge or consolidate with another company and are not the survivor. The lenders' commitment on this facility expired in June 1999. Because assets transferred under this facility are treated as sales for financial reporting purposes, we did not renew this facility.


     In December 1998, we entered into a revolving CP conduit facility, administered by PNC Bank, that has a funding commitment of $100.0 million. The commitment period expires in December 1999, but is subject to annual renewal at the option of the CP conduit and its liquidity banks. This facility contains provisions regarding events of default which are substantially similar to our $125.0 million facility described in the immediately preceding paragraph. This facility was recently amended to permit us to treat additional securitizations we make under it as financings for financial reporting purposes.


     In February 1999, we established a $143.0 million CP conduit facility administered by First Union in order to finance our acquisition of JLA Credit. In connection with this facility, we sold a portfolio of JLA Credit originated lease receivables to a special purpose subsidiary, which pledged the receivables to the CP conduit. This facility contains default provisions substantially similar to our $125.0 million and $100.0 million facilities. We treated this transaction as a financing for financial reporting purposes. As of July 31, 1999, we have paid this facility in full.

     In July 1999, we established a revolving multi-conduit facility administered by First Union. As of July 31, 1999, one CP conduit lender had committed $300.0 million of funding. We intend to solicit other CP conduits for up to an additional $200.0 million of funding. The commitment period expires in July 2000, but is subject to annual renewal at the option of the lenders. This facility contains default provisions substantially similar to our $125.0 million, $100.0 million and $143.0 million facilities. In addition, we are required to maintain a specified level of tangible net worth and ratio of earnings to interest expense. We must also maintain revolving credit facilities aggregating at least $400.0 million. Only facilities whose funding commitments have not terminated are considered in determining whether the latter requirement is satisfied. Thus, for example, our $125.0 million CP conduit facility is not considered for purposes of satisfying this requirement, but our $100.0 million CP conduit facility combined with the $300.0 million committed under this facility does satisfy the requirement. We treat this facility as financing for financial reporting purposes.



     Sales Facilities. In December 1998, we entered into agreements with IBM Credit and IBM Canada that allow us to finance, on a monthly basis, all of the leases we originate under our strategic marketing alliances with them. We formed two special purpose subsidiaries for purposes of these sales, one for lease originations in the U.S. and the other for lease originations in Canada. IBM Credit and IBM Canada require us to account for these transfers as sales for financial reporting purposes.



     Term Note Securitizations. In June 1997, JLA Credit securitized leases in a $75.0 million private placement of floating rate notes. The transaction has a 20% optional repurchase feature, allowing us to treat the securitization as a financing for tax and accounting purposes. In February 1998, JLA Credit securitized leases in a $125.0 million private placement of fixed and floating rate notes. This transaction also has a repurchase option which permits us to treat the securitization as a financing for financial reporting purposes.


     In June 1999, we privately placed $158.8 million of fixed rate notes through First Union Capital Markets Corp. This transaction effectively refinanced a substantial portion of the $143.0 million CP conduit facility we established at the time of our acquisition of JLA Credit. See "--CP Conduit Securitizations." As servicer, we have the right to prepay the outstanding notes when the remaining balance of the leases is approximately $23.8 million. The transaction was accounted for as a financing for financial reporting purposes.


     Term Loans and Other Credit Facilities. As part of the consideration for our acquisition of JLA Credit, we gave the seller a promissory note with an original principal amount of $6.7 million, which bears interest at the Treasury Rate plus 2.5% for the first two years and at the Treasury Rate plus 4.0% until maturity in February 2004. The note is payable in quarterly installments and is subordinate to all of our other indebtedness, including our intercompany debt. At the closing of the JLA Credit acquisition, the seller was unable to deliver complete lease files on certain of JLA Credit's assets. As a consequence, the originally bargained for $8.8 million note was reduced by $2.1 million to $6.7 million. To the extent that any lease files are subsequently completed, we must add a portion of the lease's net investment value to the outstanding principal balance on the note, up to an aggregate of $2.1 million. As of June 30, 1999, the principal balance of the note has been increased by $1.5 million as a result of lease files having been completed.


     In addition, as part of the JLA Credit acquisition, we acquired a small pool of automobile leases. To finance this portfolio, we entered into a 36 month term loan with First Union for $5.7 million which bears interest at LIBOR plus 1.0%.


     In conjunction with our $300.0 million CP conduit facility, in July 1999 two of our special purpose subsidiaries each entered into credit facilities with First Union that permit a maximum aggregate borrowing of $10.0 million. Amounts outstanding under the facilities bear interest equal to LIBOR plus 2% and are secured by a second priority interest in the lease receivables securing our $125.0 million and $300.0 million CP conduit facilities. The commitment period for each facility expires in July 2000, but is subject to annual renewal at First Union's option. The facilities have default provisions substantially similar to our $125.0 million and $500.0 million CP conduit facilities. We intended these facilities to provide us with subordinated financing in the event we do not complete this offering. We must prepay each facility if we raise $20.0 million of additional equity (including through this offering), other than from Resource America, or subordinated debt, upon which event the facilities will terminate.


     Intercompany Debt. As of June 30, 1999, we had $65.3 million of unsecured indebtedness to Resource America. Of this amount, $48.1 million is classified as subordinated debt and carries an interest rate of 10%. The indebtedness is subordinated to repayment of our First Union warehouse facility and the December 1997, June 1998 and February 1999 First Union CP conduit facilities. Of the remaining $17.2 million of intercompany debt, $15.2 million carries an interest rate of one month LIBOR plus 1.5% and the remaining

$2.0 million is an intercompany tax liability that bears no interest. The proceeds of these loans were used for the acquisition of JLA Credit and for general corporate purposes, including funding lease originations. We currently add accrued interest to the outstanding principal of the note. Immediately before the closing of this offering, Resource America will contribute $30.0 million of the indebtedness to our capital. The balance of the indebtedness will be exchanged for a note, bearing interest at the rate of 8% per year and due after one year. We will have eight six-month renewal options. A fee of 2% of the outstanding balance and accrued interest of the note at the end of the expiring term must be paid to Resource America for each extension. The note will be unsecured and will not be subordinated.


Market Risk

     Interest Rate Risk and Hedging. Our CP conduit facilities, which are at variable rates of interest, require us to enter into interest rate swap agreements for the benefit of the purchaser of the leases. Because the cost of funding under the CP conduit facility is floating and the rental stream is fixed, an interest rate swap is needed to hedge the resulting risk. Under an interest rate swap, the related special purpose entity agrees to pay a fixed rate of interest and receive payment of a floating rate from a counterparty. If short-term interest rates increase, then the fixed rate of interest the special purpose entity is paying under the swap will be less than the short-term rate it is receiving, resulting in a payment to the special purpose entity. This payment will be used to offset the higher borrowing costs under the commercial paper borrowings. If short-term rates fall, then the fixed rate of interest the special purpose entity is paying under the swap will be higher than the short-term rate it is receiving, resulting in a payment to the counterparty. Therefore, the interest rate swap has the effect of fixing the interest rate of the borrowings during the securitization period.


     We also use interest rate swaps from our CP conduit facilities to manage interest rate risk resulting from our term note securitizations. This risk arises because benchmark fixed rates of interest, including yields on treasury bonds and asset-backed bonds, are subject to normal market fluctuations. Consequently, it is possible that fixed interest rates payable on asset-backed securities may have increased since the time a lease was originated, and that the prevailing market rate, and thus the rate paid on our term note securitizations, may approach or exceed the implicit interest rate of the leases securitized. Interest rate swaps can mitigate this risk.

     An interest rate swap permits a special purpose entity to terminate a swap in connection with the transfer of leases from a CP conduit facility to a term note securitization. Upon termination, the swap counterparty determines the amount due from or owed to the special purpose entity in order to terminate the swap. The amount of such payment is based on the prevailing market rates for interest rate swaps. For example, if benchmark fixed rates of interest have increased significantly since the commencement of the terminated swap, and all other relevant factors have remained constant, the counterparty would most likely be required to make a payment to the special purpose entity upon termination. This payment would, in part, offset the negative impact of securitizing the lease in a term note securitization at a time when fixed interest rates for asset-backed securities have increased when compared to benchmark fixed interest rates prevailing at the time the lease was originated. In contrast, if benchmark fixed rates of interest have decreased significantly since the commencement of the terminated swap, and all other relevant factors have remained constant, the special purpose entity would most likely be required to make a payment to the counterparty upon termination. This payment by the special purpose entity would have the effect of offsetting the otherwise positive impact of securitizing the lease in a lower fixed interest rate environment.


     Interest rate hedge agreements outstanding at June 30, 1999 for our CP conduit securitizations had an aggregate notional value of approximately $208.4 million, required payments based on fixed rates ranging from 5.2% to 5.8% and had a positive estimated fair market value of approximately $804,000.

     Interest Rate Sensitivity. The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on LIBOR as of June 30, 1999.

                                            Expected Maturity Date
                                  -------------------------------------------
                                    7/99-6/00      7/00-6/01       7/01-6/02
                                  -------------  -------------  -------------
Liabilities:                                (dollars in thousands)
Long-term debt:
 Fixed rate ....................    $ 134,542      $ 101,301      $  57,999
 Average interest rate .........         6.91%          7.29%          6.96%
 Variable (commercial
  paper) .......................       71,964      $  53,008      $  36,648
 Average interest rate .........         6.83%          6.90%          6.94%
Interest Rate Derivatives:
Interest rate swaps:
 Variable to fixed .............    $  67,622      $  61,590      $  42,744
 Average pay rate ..............         5.43%          5.44%          5.45%
 Average receive rate
  (LIBOR) ......................         5.17%          5.17%          5.17%




                                                    Expected Maturity Date
                                  ----------------------------------------------------------
                                    7/02-6/03      7/03-6/04     Thereafter        Total
                                  -------------  -------------  ------------  --------------
Liabilities:                                        (dollars in thousands)
Long-term debt:
 Fixed rate ....................    $  23,576      $  12,885      $  4,407      $  334,810
 Average interest rate .........         6.39%          6.63%         7.26%           6.89%
 Variable (commercial
  paper) .......................    $  20,252      $   8,694      $  1,955      $  192,522
 Average interest rate .........         6.90%          6.93%         7.23%           6.81%
Interest Rate Derivatives:
Interest rate swaps:
 Variable to fixed .............    $  24,274      $  10,616      $  1,534      $  208,381
 Average pay rate ..............         5.44%          5.47%         5.42%           5.44%
 Average receive rate
  (LIBOR) ......................         5.17%          5.17%         5.17%           5.17%




     Foreign Exchange Rate Sensitivity. The table below provides information about our financial instruments by functional currency and presents such information in U.S. dollar equivalents. The table summarizes information on instruments that are sensitive to foreign currency exchange rates and denominated debt obligation, which is currently our only foreign exchange exposure. This obligation, which we guarantee, is discussed in "--Liquidity and Capital Resources--Warehouse Facilities" above. For this debt obligation, the table presents principal cash flows and related weighted average interest rates by expected maturity dates.

                                                              Expected Maturity Date
                                   ------------------------------------------------------------------------
                                     7/99-6/00       7/00-6/01       7/01-6/02      7/02-6/03     7/03-6/04
                                   -------------   -------------   -------------   -----------   ----------
                                                            (dollars in thousands)
Liabilities:
Long term debt:
 Fixed rate ....................     $ 520,145       $ 502,597       $ 320,257      $ 71,286      $ 5,635
 Average interest rate .........          7.73%           7.73%           7.77%         7.82%        7.84%


Year 2000



     The year 2000 issue is the result of computer programs and embedded hardware systems having been developed using two digits rather than four to define the applicable year. Those computer programs or hardware systems that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions or failure of our operations including, among other things, a temporary inability to receive new business or communicate with our customers through our technology systems. Failure of our internal operating systems or third party software, or of any systems maintained by third parties that interface with our systems, to operate properly with regard to the year 2000 and thereafter could cause system interruptions and loss of data. Any of these events could have a material adverse effect on our business, financial condition and results of operations.


     Our business is very dependent on computer and telecommunications systems. See "Risk Factors--We may lose customers if our computer system and telecommunications equipment fail." Our year 2000 compliance review included assessing where problems may occur, contacting third party software vendors to obtain certifications regarding the year 2000 compliance of their software applications, testing our core operating systems and remediating any problems. In December 1998, we purchased a new telephone system and a building security system which were developed to be year 2000 compliant. Because all of our computer systems and software applications have been purchased from third parties, we have obtained certifications from all of our major software vendors as to the year 2000 compliance of their products. We have also tested all of our servers and core operating systems. We have booked leases that expire in and after the year 2000 into the system with no unresolved problems in our booking system. As a result, we believe that our servers and operating systems are year 2000 compliant. To date, the costs we have incurred in connection with year 2000 compliance have not been material.



     Although we are not aware of any material year 2000 compliance problems with our systems and software applications that have not already been addressed, we can offer no assurance that we will not discover year 2000 compliance problems that will require substantial revisions or replacements. Further, we can offer no assurance that governmental agencies, utility companies, Internet access providers, smaller third party providers that interface with us and others outside our control will be year 2000 compliant. We have attempted to mitigate the risks of outside entity failures by contracting with large, established companies such as Sprint for Internet access and Bell Atlantic for phone service. This is, however, no guarantee that our Internet and telephone access will not fail due to these companies having unforeseen year 2000 problems.

     We are continuing to assess and test our year 2000 readiness but have not adopted a formal contingency plan. We have back up servers and alternative credit agencies available in the event that one is unreachable. Access to our services is always available either by telephone or Internet. If our computer systems are unable to process data, we will have to enter data manually. We will hire temporary employees, if necessary, to enter such data.

                                   BUSINESS


Overview



     We are an equipment finance company which leases technology equipment to the small business market We originate and complete lease transactions using the Internet, telephone and facsimile. We specialize in financing equipment within a price range of $5,000 to $250,000. The equipment we finance includes communications technology, industrial technology, information technology and office automation equipment.


     We reach the small business market by forming strategic marketing alliances and other program relationships with equipment vendors. Equipment vendors may be manufacturers, distributors or resellers of technology equipment. We classify a vendor program as a strategic alliance when the marketing of our financing is integrated into the vendor's marketing process and the program literature and documentation is private labeled with the name of the vendor or co-branded with both the name of the vendor and our name.

     The equipment vendors in our strategic marketing alliances and in our other vendor relationships offer small businesses a total solution for their equipment acquisition needs by providing equipment and financing in one package. We provide the vendors in our programs with the ability to offer our financing as part of their equipment marketing package. We also provide small business leasing programs to commercial banks that want to offer a lease financing product to their small business customers but do not want to invest in a leasing infrastructure. Participants in our strategic marketing alliances and bank programs include:




o Cisco Systems, Inc.                   o Huntington Leasing Corporation    o Mitsui Machine Technology, Inc.
o Convergent Capital Corporation        o IBM Credit Corporation            o Quincy Compressor
o Emtec, Inc.                           o Ingram Micro, Inc.                o Systemax, Inc.
o FISI Madison Financial Corporation    o Lucent Technologies, Inc.         o Tech Data Corporation
o Green Pages, Inc.                     o Midwest Micro Corporation         o Telrad Telecommunications, Inc.
o GTE Leasing Corporation               o Minolta Business Systems


     We facilitate the equipment vendors' sales processes by offering them a choice of three ways to complete a financing transaction:


   o using our web site, equipment vendors can submit a credit application, receive a credit decision or a request for additional information, receive a lease document and receive a purchase and shipping authorization, all within minutes of submission of the credit application;

   o using facsimile equipment vendors can submit a credit application which we then enter into our system for processing; we complete our processing through the Internet and our technology systems, that is, make a credit decision or a request for additional information, produce a lease document and produce a purchase and shipping authorization, all in less than one hour; or


   o using our Call Center facility, equipment vendors can telephonically submit a credit application which we then enter into our system for processing; the processing is completed as explained in the immediately preceding bullet point.


     JLA Credit's response times are currently not as fast as those of Fidelity Leasing. JLA Credit's e-commerce capability is being modified so that it will have the same response times as Fidelity Leasing. Modifications are scheduled for completion by the end of September 1999.

     Our technology systems allow vendors and banks to integrate their e-commerce process with ours through hyperlinks from their web sites. Currently, three of our strategic marketing alliance participants are building hyperlinks so that they can access our web site and refer their customers to us for financing. They are Emtec, Ingram Micro and Tech Data. Another strategic marketing alliance participant, IBM, is establishing a separate web site address under its own name that provides a window for its equipment vendors to access our lease process. As more equipment vendors and banks develop web sites, we will seek to link them to our web site and, thus, to the lease financing we offer.

     As of June 30, 1999, we serviced a portfolio of 33,546 equipment leases with an original equipment cost of $825.3 million. The average equipment cost for our leases during 1999 was approximately $14,800 and the average lease term was 46.8 months with a weighted average yield of 11.75%. All of our leases are full payout leases with the rentals returning 100% of the equipment cost plus an interest charge. For the fiscal year ended September 30, 1998, we originated 8,832 leases involving equipment with an aggregate cost of $88.7 million. For the nine months ended June 30, 1999, we originated 13,033 leases involving equipment with an aggregate cost of $192.5 million.


     We were incorporated as a Pennsylvania corporation on March 4, 1996 and commenced lease underwriting in August 1996. In February 1999, we acquired JLA Credit, the U.S. small ticket leasing subsidiary of Japan Leasing Corporation, which has contributed significantly to our growth. JLA Credit, which is now a wholly-owned subsidiary of Fidelity Leasing, serves several technology sectors that are similar to ours and also uses strategic and other marketing alliances with vendors as a marketing strategy. The processes to complete a financing transaction currently in use by Fidelity Leasing are being adopted for use by JLA Credit; we anticipate that the transition will be completed by the end of September 1999. We recently formed a new, wholly-owned subsidiary, Reseller Finance Corporation, that will establish co-branded programs with vendors. Fidelity Leasing will service all leases originated under Reseller Finance programs.



Industry Overview



     Market Size. According to the Department of Commerce and the Department of Labor, in 1996, small businesses, defined as enterprises with fewer than 500 employees, employed 53% of the non-farm private work force and contributed 47% of all sales in the country. Small business-dominated industries produced an estimated 64% of the new jobs in 1996 according to a 1997 report of the Small Business Administration. As of 1996, there were approximately 23 million enterprises classified as small businesses by the Small Business Administration. According to the 1998 National Small Business United/Arthur Andersen's Enterprise Group Survey of small and medium size business owners' conduct, 94% of small and medium size businesses had computers. Of those businesses with computers, 65% use the Internet, up from 49% in 1997. At the same time, business to business e-commerce continues to grow. In the United States, according to data published by Forrester Research in November 1998, business to business e-commerce reached an estimated $43.0 billion in 1998 and is projected to reach $109 billion in 1999.



     The 1993 National Survey of Small Business Finances, sponsored jointly by the Small Business Administration and the Federal Reserve Board, found that a total of $668.0 billion in small business credit was outstanding in 1993 from traditional sources, such as commercial banks and finance companies. The Small Business Administration has reported that the number of loans in amounts less than $100,000 grew by 26.8% from 1996 to 1997. The 1994 National Survey of Small Business Finances found that, in 1994, 56% of all small businesses used credit lines, mortgage loans or equipment leases. In addition, according to a survey conducted jointly by Arthur Andersen's Enterprise Group and National Small Business United, the percentage of owners of small and mid-sized businesses who cited leasing as a source of financing more than doubled from 16% in 1997 to 36% in 1998.


     Equipment lease financing in the United States represents a large market. The Equipment Leasing Association of America, using Department of Commerce data, estimates that approximately $183.4 billion of the $593.0 billion spent on equipment purchases by businesses in 1998 was financed through leasing.


     Market Characteristics. The equipment leasing market is traditionally segmented by the cost of the leased equipment:


     o small ticket equipment involves equipment with costs ranging from $5,000 to $250,000;


     o middle ticket equipment involves equipment with costs ranging from $250,000 to $5,000,000; and

     o large ticket equipment involves equipment with costs over $5,000,000.

     The small ticket equipment segment in which we operate has unique characteristics that influence our strategy. The marketing of small ticket equipment typically occurs through independent distribution channels which are highly fragmented and localized. Dealers and resellers for such equipment are typically independently owned. While they may be "factory authorized," they are usually multi-brand dealers.

     Few banks, commercial lenders or equipment lessors have developed a marketing and servicing program able to reach and serve the equipment financing needs of small businesses on a national basis. We believe that the relative absence of national coverage of this business sector results from the following two factors:


   o Marketing directly to small businesses through traditional marketing techniques, such as field sales representatives, direct mail and advertising, can be expensive. Small businesses are widely dispersed in the United States. There are no national media directly accessing large portions of the small business market.

   o Few small businesses have audited or standardized financial statements. Few banks and other traditional lenders have developed commercial credit scoring systems permitting them to evaluate credit capacity when financial statements are unavailable.


Our Solution



     We have developed a marketing program and technology systems that we believe establishes a cost-effective solution for providing small ticket equipment financing to small businesses throughout the United States. The key aspects of our solution are:


     Marketing Our Financing Services Through Vendor and Bank Programs. We market our lease products by entering into strategic marketing alliances and other relationships with technology equipment vendors and commercial banks. By developing and maintaining these vendor programs, we are able to use the sales forces of alliance participants and their distributors, dealers and resellers to market our leasing products and services to the highly dispersed population of small businesses. When coupled with our e-commerce and Internet capabilities, our vendor programs allow us to provide equipment financing to small businesses without the need to maintain a large field sales force.


     Using Our Credit Evaluation Systems. Both Fidelity Leasing and JLA Credit have developed credit evaluation systems designed to address the inability of most small businesses to provide audited or standardized financial statements. Key elements of our systems include:


     o automatic extraction of credit information from online data bases such as those maintained by TRW, Dun & Bradstreet, Equifax and Trans Union;

     o credit scoring for smaller transactions; and

     o credit analyst review only of larger transactions and transactions where credit scoring does not provide a clear acceptance or rejection.

     Our credit scoring systems operate by assigning point values to various factors such as business longevity, type of business, payment history, bank account balances, lawsuits, judgments, liens and credit ratings. These point values are weighted based upon their correlation to default predictiveness, and then added to arrive at a credit score for the applicant. The scoring system either grants or declines approval, or refers the application to a credit analyst, based upon thresholds established from statistical correlations between scores and payment performance derived from proprietary algorithms using industry and other data. Approximately 70% of the credit decisions made by Fidelity Leasing, measured by number of applications, are made through credit scoring.


     In addition to its own credit scoring system, JLA Credit, whose lease originations typically involve equipment costs substantially in excess of the equipment costs for Fidelity Leasing-originated leases, has also developed a proprietary system of specific underwriting criteria for its larger transactions, called "risk acceptance criteria" or "RACs," that an application must meet for credit approval. RACs are modified slightly for each equipment type and for various transaction size categories. Applicants not meeting a particular criterion may provide a credit analyst with additional information to explain the non-compliance. The analyst may thereafter approve the application if the explanation is satisfactory. Substantially all of JLA Credit's credit decisions are made through credit scoring or RACs.



Our Business Strategy


     Our objective is to become the leading technology equipment lease finance provider for small businesses. Key elements of our strategy include:


     Developing New Strategic Marketing Alliances. We have developed strategic marketing alliances with leading technology equipment manufacturers and vendors and commercial banks. For the nine months ended June 30, 1999, approximately 35% of our lease originations, measured by equipment costs, came from our strategic marketing alliances. These relationships enable us to reach our targeted small business market as a designated lease financing source of these companies and as a lease financing provider to which they refer their distribution networks. We intend to build on that marketing position by expanding the formation of strategic marketing alliances with other leading technology providers.

     Expanding Our Lease Financing Technology and Integrating it with the Marketing Processes of Participants in Our Strategic Marketing Alliances. We have developed sophisticated lease financing technology systems to deliver our lease finance services. Currently, our Internet application enables us to establish a hyperlink between a manufacturer's or distributor's web site and our web site to permit them, or their authorized dealers and resellers, to do the following:


     o complete a leasing application;


     o receive credit approval and equipment purchase authorization or, alternatively, a request for further information;


     o request a computer generated lease or a priced financial proposal; and

     o print out the lease documents online.


It also enables us to establish a separate web address that links an equipment vendor to a customized window with an alliance participant's name or co-branded with the participant's name and our name. This customized window allows the equipment vendors to access our technology systems. We intend to expand our technology systems by offering additional services to participants in our strategic marketing alliances such as customer data mining, lessee asset management and lease products in which lease payments are based upon use, as, for example, copier lease payments based upon the number of copies made. We intend to enhance our Internet capabilities by adding such products as a master lease line of credit in which a previously approved lessee can directly draw down on a lease line of credit for additional equipment acquisitions.

     Serving the Customer through Technology. We have developed a computer-based lease processing and accounting system which automates a substantial portion of the leasing process, giving us the capability of underwriting and servicing high volumes of small ticket leases. We intend to continue our development of this system to maintain and enhance our ability to service the lease financing needs of our vendors and their customers rapidly and efficiently. For leases involving equipment costs of under $50,000, we have developed our E-FastFunds rapid response process. E-Fast Funds features include:


     o one hour guaranteed credit response;

     o one page, plain language form of lease;

     o electronic preparation and transmission of lease documents;


     o rapid funding to the vendor upon verification of equipment installation and lessee acceptance; and

     o single company contact for the vendor.

     Under E-FastFunds, Fidelity Leasing provides a credit response--an acceptance, decline or solicitation for additional information--within one hour. During fiscal 1998, Fidelity Leasing responded to approximately 58% of the 20,615 credit requests it received within 30 minutes. The form of lease used by Fidelity Leasing is written in easily understood language designed not to intimidate small business lessees. The administrative process of Fidelity Leasing has been designed to avoid the difficulties a small business lessee or its vendor may encounter in obtaining responses to its inquiries from a multi-department financial institution by providing a single client manager as the sole point of contact throughout the lease term. We believe that our E-FastFunds program gives us a significant competitive advantage over other financing companies which target the small business market.


     Maintaining a Singular Competitive Focus--One Product for One Market. We intend to maintain our singular competitive focus on small ticket leasing of technology equipment to small businesses. We believe that this focus distinguishes us from many of our competitors and results in significant competitive advantages. It allows for:


     o one set of operating systems;

     o one skill set for our employees; and

     o consistent credit underwriting processes, operating policies and transaction documents.


This focus is directed at serving the lease financing needs of small businesses without the distraction of dealing with other products, services and markets. As a result, we believe that we can reach a larger share of the small business lease financing market by offering better service to vendors and lessees at a lower cost to us and underwrite lease financings with greater predictability of lease receivables performance. Moreover, the small size of a typical transaction relative to our total lease portfolio reduces our credit risk exposure from any particular transaction.


     Increasing Recognition of Our Corporate Identity. We intend to actively develop our presence at the dealer and reseller level by establishing national name recognition for Fidelity Leasing as a premier provider of lease financing to the small business customers of technology equipment manufacturers and vendors. We intend to establish our name recognition through an emphasis on co-branding our lease finance services with the names of leading technology equipment manufacturers and vendors, thus positioning ourselves with these manufacturers and vendors, and their products, as a designated financial services provider. We will also seek to link our financial services with these manufacturers and vendors through our technology systems and web site hyperlinks. We believe that establishing national name recognition with manufacturers and vendors in the small business sector will enable us to increase our market share.



     Expanding Our Market Beyond the United States. We believe that the Internet enables us to access substantial opportunities for small ticket lease financing in non-U.S. markets. In 1998, we commenced operations in Canada through Fidelity Canada. We intend to develop our presence internationally by developing international strategic marketing alliances, by expanding domestic strategic marketing alliances internationally and by establishing international sales offices.


The Growth of Our Business



     General. Our small ticket leasing activities have grown substantially since the inception of our leasing operations. The number of our leases funded rose 161%, as measured by equipment cost, or 173%, as measured by the number of leases, from fiscal 1997 to fiscal 1998. As of June 30, 1999, we had formed strategic marketing alliances with 15 leading manufacturers and resellers of technology equipment and financial institutions, had formal and informal arrangements with approximately 2,000 other vendors and had underwritten leases in all 50 states and the District of Columbia. In October 1998, we commenced operations in Canada through our subsidiary, Fidelity Canada. As part of our alliance with IBM Canada, Fidelity Canada assumed the management of a $39.4 million small business lease portfolio formerly serviced by Newcourt

Credit Group. At the request of one our strategic marketing alliance participants, we plan to originate leases in Puerto Rico. To that end, in April 1999 we obtained a license from the Commissioner of Financial Institutions of Puerto Rico which permits us to provide lease financing there.

     Acquisition of JLA Credit. On February 4, 1999, we acquired JLA Credit, which significantly added to our growth and lease origination capabilities. As of June 30, 1999, $301.4 million, of leases in our portfolio were attributable to JLA Credit. From the date of acquisition through June 30, 1999, JLA Credit originated 1,161 leases with an equipment cost of $55.3 million which accounted for 29% of our lease originations, as measured by original equipment costs, for the period.

     JLA Credit, which is our wholly-owned subsidiary, is engaged principally in small ticket lease financing throughout the United States. Before February 4, 1999, JLA Credit was the United States small ticket leasing subsidiary of Japan Leasing (U.S.A.), Inc., a wholly-owned subsidiary of Japan Leasing Corporation. JLA Credit's principal office is located in Torrance, California. Before we acquired it, JLA Credit had organized its leasing business by equipment category and market segment. Its four groups were hard asset equipment, high tech equipment, wholesale leasing and Japanese lessees. After our acquisition, the organization has been changed to reflect Fidelity Leasing's marketing approach of organizing by technology group. JLA Credit currently has technology groups for:


     o computer hardware and software;

     o communications equipment and other technology equipment; and

     o industrial technology.


     In addition, JLA Credit has retained the Japanese lessee and wholesale groups. The Japanese group services corporate clients with Japanese parent organizations. Lessees are generally affiliates or subsidiaries of large companies, including Japanese banks, investment banks, and manufacturers. The Japanese group also handles U.S. domestic clients for whom an understanding of the Japanese language and culture is important. The wholesale group originates or acquires contracts through other lessors who are typically smaller than JLA Credit and, to a lesser extent, through contracted brokers. The majority of the business of this group comes from fewer than 10 sources. Equipment types for both the Japanese and wholesale groups are similar to those leased through JLA Credit's technology groups.


     As part of our normal course of operations, we expect from time to time to consider the possibility of further acquisitions; however, we do not expect to rely on acquisitions for future growth.


     Leasing Operations Growth. The following table sets forth the growth in our leasing operations for the period March 4, 1996 (date of inception) through September 30, 1996, the years ended September 30, 1997 and 1998 and the nine months ended June 30, 1999 (including growth attributable to our acquisition of JLA ) Credit):

                                                   Period from
                                                  March 4, 1996                                  Nine Months
                                                   (Inception)        Year Ended September 30,      Ended
                                              through September 30,   ------------------------    June 30,
                                                       1996               1997         1998         1999
                                             -----------------------  -----------  -----------  ------------
                                                                       (dollars in thousands)
Leases funded .............................              41               3,241         8,832       13,033
Original cost of equipment leased .........           $ 715            $ 33,985     $  88,740    $ 192,487
Managed receivables serviced(1) ...........           $ 847            $ 36,094     $ 117,025    $ 611,975


------------
(1) Stated as of period end. Includes $52.4 million of leases not underwritten by us but which we manage.

Our Lease Products


     We seek to reduce the financial risk associated with our lease transactions through the use of full-payout leases. A "full-payout lease" is a lease under which the non-cancelable rental payments due during the initial lease term are at least sufficient to recover the purchase price of the underlying equipment, related acquisition fees and, typically, a minimum return on our invested capital. The initial non-cancelable term of the lease is equal to or less than the equipment's estimated economic life. Initial terms of the leases in our portfolio generally range from 12 to 72 months, and had an average initial term of 46.8 months as of June 30, 1999.


     The terms and conditions of all of our leases are substantially similar. In general, they require lessees to:

     o maintain, service and operate the equipment in accordance with the manufacturer's and government-mandated procedures;

     o insure the equipment against property and casualty loss;

     o pay all taxes associated with the equipment; and

     o make all scheduled contract payments regardless of the performance of the equipment.

Throughout the term of a lease, we will charge late fees, prepayment penalties, loss and damage waiver fees and other service fees, when applicable, which enhance the profitability of the lease. Our standard lease forms provide that in the event of a default by the lessee, we can require payment of liquidated damages and can seize and remove the equipment for subsequent sale, refinancing or other disposal at our discretion, subject to any limitations imposed by applicable law. Any additions, modifications or upgrades to the equipment, regardless of the source of payment, are automatically incorporated into and deemed a part of the equipment financed.


     To the extent possible, we seek to increase the realization on our residual interest in leased equipment through amounts received upon exercise of lessee purchase options, re-marketing the equipment in the secondary market or continued leasing of the equipment after expiration of the initial lease term. Our leases require lessees to provide notice of termination 30 days before the end of their lease terms to enable us to arrange for disposition of the underlying equipment. If notification is not provided, we treat the lease as a month-to-month lease and bill the lessee for rent until the equipment is returned for disposition to a location designated by us. Lessees also have the right to purchase equipment leased to them at the end of the lease term. The purchase price is either the "fair value" of the lease, a specified percentage of the original equipment cost, or a bargain purchase that permits a lessee to buy the leased equipment for a nominal amount. The lessee selects one of these options at the time it applies for the lease. We charge lower implicit interest rates on leases with fair value or percentage of cost options than we do on leases with bargain purchase options. If equipment is returned to us at the end of a lease term, or earlier upon a default and repossession by us, we sell it either to the original vendor or to a used equipment dealer.



Asset Quality

     The table below sets forth lease delinquencies for our equipment lease portfolio as of the dates indicated:




                                                                    September 30,
                                   ---------------------------------------------------------------------------
                                           1996                     1997                      1998
                                   ---------------------  ------------------------  --------------------------
                                    Amount     Percent       Amount      Percent       Amount        Percent
                                   --------  -----------  -----------  -----------  ------------   -----------
                                                                        (dollars in thousands)
Gross managed receivables .......   $ 847        100.0%    $ 36,094        100.0%    $ 117,025          100.0%
Current .........................     847        100.0       34,665         96.0       114,596           97.9
Delinquencies:
31-60 days past due .............      --           --        1,007          2.8         1,407            1.2
61-90 days past due .............      --           --          274          0.8           450            0.4
Over 90 days past due ...........      --           --           14          0.4           572            0.5
                                    -----        -----     --------        -----     ---------          -----
Total delinquencies .............   $  --           --%    $  1,429          4.0%    $   2,429            2.1%
                                    =====        ======    ========        =====     =========          =====




                                             June 30,
                                               1999
                                    -------------------------
                                       Amount       Percent
                                    ------------  -----------
Gross managed receivables .......    $ 559,539        100.0%
Current .........................      543,940         97.2
Delinquencies:
31-60 days past due .............        7,971          1.4
61-90 days past due .............        2,691          0.5
Over 90 days past due ...........        4,937          0.9
                                     ---------        -----
Total delinquencies .............    $  15,599          2.8%
                                     =========        =====

     The following table sets forth our allowance for credit losses as of September 30, 1996, 1997 and 1998 and as of June 30, 1999, and the related provisions for credit losses, write-offs and recoveries for such periods and as a percentage of the average managed receivables:

                                               Allowance
                                                Amount
                                              ----------
Fiscal 1996:
Balance at beginning of period ............    $    ---
Provision for losses ......................           7
Net write-offs ............................
Balance at end of period ..................    $      7
                                               --------
Percentage of managed receivables .........         0.8%
                                               ========
Fiscal 1997:
Balance at beginning of period ............    $      7
Provision for losses ......................         253
Net write-offs ............................         (12)
Balance at end of period ..................    $    248
                                               --------
Percentage of managed receivables .........         0.7%
                                               ========
Fiscal 1998:
Balance at beginning of period ............    $    248
Provision for losses ......................       1,422
Net write-offs ............................         (68)
Balance at end of period ..................    $  1,602
                                               --------
Percentage of managed receivables .........         1.4%
                                               ========
Nine Months Ended June 30, 1999:
Balance at beginning of period ............    $  1,602
Acquisition of subsidiary .................       7,200
Provision for losses ......................       2,497
Net write-offs ............................      (1,599)
Balance at end of period ..................    $  9,700
                                               --------
Percentage of managed receivables .........         1.7%
                                               ========

Portfolio Composition


     Equipment Type. The table below sets forth the distribution of equipment we have leased, by technology type and by percentage of dollar value of equipment purchased, during the fiscal years ended September 30, 1996, 1997 and 1998 and for the nine months ended June 30, 1999:

                      Equipment Volume by Technology Type


                                        Period from
                                       March 4, 1996
                                        (Inception)                                Nine Months
                                          through       Year Ended September 30,      Ended
                                       September 30,    -----------------------     June 30,
                                            1996           1997         1998          1999
                                      ---------------   ----------   ----------   ------------
                                         (percent by dollar volume of equipment purchased)
Communications technology .........         17.1%           35.5%        32.1%        15.5%
Industrial technology .............          2.1             0.1          0.6         23.1(1)
Information technology ............          3.9             7.5         14.4         26.0
Office automation .................         42.8            52.1         40.7         27.7
Other equipment ...................         34.1             4.8         12.2          7.7
                                           -----           -----        -----        -------
                                           100.0%          100.0%       100.0%       100.0%
                                           =====           =====        =====        =======

------------

(1) The increase in this sector resulted from the acquisition of JLA Credit on February 4, 1999.

     Communications technology equipment includes telephone systems and related equipment. Industrial technology equipment includes printing, woodworking, materials handling and industrial compressor equipment. Information technology equipment includes computers, printers, computer software, point of sale and audio/visual equipment. Office automation equipment includes copiers, facsimile machines, accounting machines and office security systems. Other equipment includes medical, dental and laboratory testing equipment.



     Geographic Distribution. As of June 30, 1999, the geographic distribution of our leases, based on the location of the lessees, was as follows:



                           Percentage Measured by
                                Outstanding
State                           Receivables
------------------------  -----------------------
California .............            30.7%
Texas ..................             6.9
New York ...............             6.9
Florida ................             5.5
New Jersey .............             4.0
Georgia ................             3.4
Illinois ...............             3.3
North Carolina .........             2.8
Ohio ...................             2.3
Pennsylvania ...........             2.3
Other ..................            31.9
                                   -----
                                   100.0%
                                   =====

     Customer Mix. We have a broad lessee and vendor base. As of June 30, 1999, measured by the dollar amount of lease receivables, no single lessee accounted for more than 0.31% of our managed lease portfolio and our 25 largest lessees accounted for less than 5.1% of our managed lease portfolio. Except for two vendors which accounted for 3.6% and 3.2% of our managed lease portfolio measured by equipment cost at June 30, 1999, no single vendor accounted for more than 2.9% of our managed lease portfolio, measured by equipment cost, and our top 25 vendors accounted for 38% of our managed lease portfolio.



Marketing and Originations


     We market our equipment lease products through the use of strategic and other marketing alliances and other relationships consisting primarily of:


     o vendor programs with equipment manufacturers, distributors and resellers; and

    o programs offered through banks directly to their customers.


     Vendor Programs. Our vendor programs give us two marketing paths to equipment end users. First, in a typical manufacturer or distributor arrangement, the manufacturer or distributor will recommend us to its resellers as an approved source of financing. We jointly develop marketing and lease financing application materials which in most cases are co-branded to identify both the manufacturer or distributor and Fidelity Leasing, JLA Credit or Reseller Finance, as the case may be. We then solicit the manufacturer's or distributor's authorized dealers and resellers directly. Second, we have the capability of offering direct web site links with vendors. An authorized dealer or reseller can do all of the following online:

     o access our web site directly or through a hyperlink from the web site of the manufacturer or distributor;

     o submit a customer credit application;

     o use our finance calculator to choose the appropriate finance structure and to calculate interest rates and monthly payments;

     o receive credit approval; and

     o complete lease documentation and a purchase and install authorization.


     We also have the capability of establishing a separate web address either under the name of a manufacturer or distributor, or co-branded with the manufacturer's or distributor's name, that provides a window for its equipment vendors to access our technology systems. The separate web address is referred to in the manufacturer's or distributor's web site, but is not connected to it by a hyperlink.



     We concentrate on establishing relationships with well established manufacturers with recognizable brand names and with reputations for producing high quality equipment. We believe that concentrating on leasing high quality equipment, together with warranties from reputable manufacturers, reduces our credit and collateral risk.


     We have a Business Development Department that focuses on identifying new technology providers and establishing them as participants in strategic marketing alliances with us. Once a strategic marketing alliance has been established, we offer our leasing products and services to the alliance participant's distributors, dealers and resellers through our Telemarketing Sales Group and through our Field Manager Group. Our Telemarketing Sales Group focuses on information and communications technology equipment, while our Field Manager Group focuses on industrial technology equipment. To expand our relationships with participants in strategic marketing alliances, we have a Program Management Department, including a program manager for our Canadian subsidiary, which works closely with our alliance participants to develop new marketing strategies and sales support programs.


     By offering a vendor timely, convenient and competitive financing for its equipment sales, we facilitate the vendor's sales process and become a part of its overall sales approach to equipment purchases. The vendor is thus offering not only the equipment, but our lease financing. This allows us to use the vendor's sales organization as a sales force on our behalf to increase our lease originations. To further assist vendors in their marketing and sales process, we offer value added marketing services, which include training the vendor's sales and management staffs to use leasing as a sales tool and participating actively in the vendor's sales and marketing efforts, including promotions, trade show activities and sale meetings.



     Bank Programs. Our bank programs are designed for banks or other financial institutions which want to provide lease financing to their small business customers as a financing alternative or an additional service but which do not want to invest in the highly automated systems and processes required for small ticket leasing. Typically, a participating bank agrees that we will be the provider of small ticket leasing services, under the bank's name, to commercial customers of the bank which are seeking lease financing. We develop a marketing plan for the bank and provide the bank with training and marketing material to support the program. Lease application forms are available to bank customers at the bank in point-of-sale displays, and may also be made available by e-mail or possibly, in the future, through a hyperlink to our web site. Banks may also have us maintain a "vanity" toll-free number, a number that is answered in the bank's name, through which bank customers can make inquiries, process lease applications and obtain assistance in selecting an appropriate lease program. Through June 30, 1999, we had signed program agreements with three banks, including Huntington Bank, a $28.3 billion (total assets at December 31, 1998) bank based in Columbus, Ohio. In addition, we have a program with FISI Madison Financial Corporation, a company marketing to banks which is a subsidiary of Cendant Corporation, to provide small business lease financing to its 24 client banks enrolled in its BusinessEdge program.


     Other. In addition to our vendor and bank programs, the wholesale group of JLA Credit originates or acquires contracts through independent equipment lessors and, to a lesser extent, through contracted brokers. See "Business--The Growth of Our Business--Acquisition of JLA Credit." JLA Credit's wholesale group accounted for less than 8.6% of our lease originations for the nine months ended June 30, 1999.

Our Technology


     We are committed to implementing sophisticated technologies to streamline and automate the lease application and approval process. We typically customize off-the-shelf software applications and hardware as we believe that such off-the-shelf products can be scaled to various lease funding volumes, are generally more stable and less costly than products we might develop for our own use, and are easier to integrate with other commercially available products.


     We have designed our technology to accomplish three primary objectives:


     Process Large Volumes of Small Ticket Leases in a Low Cost Environment. We use six functionally integrated systems that provide fully automated, low cost processing of small ticket leases:


   o A management system that allows us to establish strategic alliances with technology equipment manufacturers and vendors without having to develop new software for each new program developed.


   o Sales and marketing database management systems that provide vendor sales relationship development and tracking tools. The systems, which have the capacity to track more than one million files, track and manage sales activities that drive lease volume and allow us to analyze these activities to manage sales more effectively.


   o An application management system that we have designed to process high volumes of lease applications.



   o A credit scoring model for Fidelity Leasing, to which we expect JLA Credit will be converted by September 1999, that automates the task of evaluating high volumes of small ticket lease applications.



   o A contract management system that provides us with a stable, fully automated array of portfolio management tools including electronic invoice generation, payment posting technologies and extensive collections and customer service screens, enabling efficient portfolio servicing.


   o An accounting and financial management system that provides accurate and efficient financial management of our portfolio from securitization reporting to financial pro forma generating tools.



     Use a Scalable Open Architecture. Based on the IBM RS/6000 and AS/400 series of Unix and web based servers, the computer hardware of our operating systems feature an open and scalable architecture that permits us to significantly expand our business without the necessity of substantial additional capital investment in core systems or software development. All systems interface to a single IBM AS/400E server in a seamless, highly secure platform that has undergone rigorous volume and hack scan security testing. Our current lease accounting system is capable of handling a portfolio of 125,000 leases. We plan to increase our server capacity to manage a portfolio of 300,000 leases before the end of 1999.


     Operate a Web-based System. We have implemented an interactive web site and related systems and protocols that enable us to complete lease transactions through a direct, online system with equipment vendors. The online system allows equipment vendors to electronically transmit lease applications to the computer system located in our headquarters. The application is then automatically scored using proprietary algorithms and, if approved, lease documentation is electronically sent to the lessor for execution. In addition, we provide the electronic commerce engine that allows manufacturers to provide leasing icons on their web sites. This icon enables vendors to provide our lease financing directly to their customers entirely over the Internet.



Underwriting


     Fidelity Leasing. We have developed credit underwriting policies and procedures that we believe have been effective in managing our credit risks. We address the credit approval process by segregating transactions into three groups according to dollar size:

   o lease applications involving equipment which costs less than $25,000 are evaluated primarily through credit scoring;

   o lease applications involving equipment which costs from $25,000 to $50,000 are evaluated based both on credit scoring and review by a credit analyst; and

   o lease applications involving equipment which costs more than $50,000 are evaluated by a credit analyst.

     The approval process begins with the submission by telephone, facsimile or electronic transmission of a credit application for the lessee by the equipment vendor. Our system automatically extracts credit information from the lease application and retrieves reports from online credit databases such as those maintained by TRW, Dun & Bradstreet, Equifax and Trans Union. Information with respect to applications involving equipment that costs less than $25,000 is analyzed through our proprietary automated computer scoring model to assess the credit of the applicant. The model utilizes a statistical formula that evaluates the characteristics of the applicants, rather than relying solely on the evaluation skills and judgment of credit analysts in making a credit decision. The formula has been developed using our customer demographics and credit history data as well as available industry data. The formula uses information relating to various factors such as business longevity, types of business, payment history, bank account balances, lawsuits, judgments, liens and credit ratings. If there is insufficient information from the application and online data to evaluate credit, or if the scoring process results in a credit score that is neither an automatic acceptance or rejection, the application is referred to a credit analyst for review and decision. Applications involving equipment which costs from $25,000 to $50,000 are credit scored and then automatically referred to a credit analyst who reviews additional information, including comprehensive credit bureau reports, trade references and, in some cases, financial statements or Comprehensive Credit Score and Financial Stress Score analyses prepared by Dun & Bradstreet. Applications involving equipment costs of more than $50,000 are reviewed by a credit analyst based upon financial statements or, if financial statements are not available, tax returns, credit reports on the business, credit reports on the principals, and bank and trade references. Credit analysts have the authority up to specified limits to reject or accept transactions based upon our defined criteria and consideration of any mitigating factors. Applications not meeting these criteria or involving equipment which costs in excess of an analyst's credit authority are referred to a senior officer, usually our Vice President of Credit or Vice President of Asset Management, with a higher credit authority for review and decision.

     We assign a master number to each lessee or other party, such as a guarantor, and reference each transaction with that lessee or party to the master number. We assess our exposure to the lessee or other party on a cumulative basis, and our computer software is set up to track multiple transactions with the same lessee or party to permit evaluation of our cumulative exposure. We review new business from existing accounts in the context of total exposure; for example, a new application for a $10,000 item to a lessee with an existing exposure of $45,000 would be treated as a $55,000 credit decision.

     Credit approval authorizations are based upon experience, skill and position. Individual credit authority levels are approved by the Credit Committee upon the recommendation of the Vice President of Asset Management. The Credit Committee is composed of our Chairman and Chief Executive Officer, President, Senior Vice President of Operations, and Vice President of Asset Management. The Credit Committee reviews and approves all transactions involving equipment costs of $250,000 or more; each decision must be unanimous.

     The credit authority for single transactions and customer exposures is as follows:




Position                                       Credit Authority
---------------------------------------------  -----------------------------------------------------
Credit Manager ..............................  Up to $50,000 individually
                                               Up to $150,000 jointly with Vice President of Credit
Vice President of Credit ....................  Up to $150,000 individually
                                               Up to $250,000 jointly with Vice President of Asset
                                               Management or President
Vice President of Asset Management ..........  Up to $150,000 individually
                                               Up to $250,000 jointly with Vice President
                                               of Credit or President
Credit Committee ............................  Credit Committee will approve all transactions or customer exposures greater than $250,000


     Credit analysts and managers review credit applications in excess of their credit authority and make recommendations, but only an individual with appropriate credit authority may approve a credit application. If the terms of a particular transaction are changed after approval, the revised transaction must be resubmitted for re-evaluation.


     JLA Credit Corporation. The underwriting criteria used by JLA Credit are similar to those at Fidelity Leasing. The principal difference is that JLA Credit's process uses different equipment cost breakpoints for credit analysis and, because of the larger number of applications involving equipment costs in excess of $25,000, calls for a greater role for credit analysts in the evaluation and decision-making process.

     The JLA Credit underwriting process begins with the submission of a credit application by an equipment vendor, typically by mail or by facsimile. Credit information is obtained from the lease application and from on-line credit databases such as TRW, Dun & Bradstreet, Equifax and Trans Union. Bank and trade references and credit reports are typically used for transactions involving equipment costs in excess of $25,000. JLA Credit also considers concentration risk and exposure to existing lessees and other obligors who apply for additional leases or other financing arrangements. In the case of technology equipment, transactions with equipment costs of less than $25,000 are credit scored using a third party model. We expect that JLA Credit will shift to the Fidelity Leasing credit scoring model by September 1999. Transactions with equipment costs in excess of $25,000 are analyzed through JLA Credit's RAC system. See "Business--Our Solution--Using Our Credit Evaluation. Systems."

     For transactions in which equipment costs will be in excess of $150,000, JLA Credit performs a comprehensive review and financial analysis, which normally includes a review of financial statements or tax returns for the prior two to three years. If customers cannot provide audited financial statements required by underwriting guidelines, JLA Credit attempts to obtain tax returns for periods corresponding to available reviewed or compiled statements. Credit analysts complete a financial ratio analysis and credit write-ups on these transactions, which include a narrative description of the applicant's business, relative collateral value, applicant's payment habits, payment habits of any guarantor, applicant's industry and applicant's management. JLA Credit generally processes these transactions through credit approval in two to three days.

     As with Fidelity Leasing, credit approval authorizations are established based on experience, skill and position. Individual credit authority levels are approved by JLA Credit's Credit Committee based upon the recommendations of Fidelity's Vice President of Asset Management. The JLA Credit Credit Committee is composed of Fidelity Leasing's Chairman and Chief Executive Officer, President, Chief Financial Officer and Vice President of Asset Management and JLA Credit's Vice President of Credit. The JLA Credit Credit Committee approves all transactions involving equipment costs of $250,000 or more; such approvals must be made by at least four members of the Credit Committee, including either the Chief Executive Officer or the President, and decisions must be unanimous. Credit approval authority for single transactions and customer exposures is the same as at Fidelity Leasing.

Servicing and Administration



     General. We service all of the leases we originate, including leases we securitize. Our lease processing and accounting system, into which JLA Credit's system has been integrated, has been designed to automate the many functions associated with servicing high volumes of small ticket leases, including the following:


     o integrated Uniform Commercial Code filing;

     o lease invoicing and accounting management;

     o lease renewals;

     o status reports to equipment vendors;

     o sales and use tax compliance;

     o equipment insurance compliance;

     o securitization management and reports; and

     o security against unauthorized access and data back-up.


     Collection Management. Our Collection Department is supported by an automated collection tracking system, into which JLA Credit's system has been integrated, that accesses all account-related information stored on our main computers. The tracking system prioritizes and queues delinquent accounts by age and dollar amount. The system permits collectors to record all correspondence and discussions with lessees. The system also generates management reports which allow us to assess the quality and quantity of collections by individual service representatives, supervisory units or the Collection Department as a whole.


     Our collections policy is designed to identify payment problems early enough to permit us to address delinquencies quickly and, when necessary, to act to preserve our interest in the equipment leased. We begin collection activity on the eleventh day after a payment due date with a telephone call to the lessee. If the account is not brought current within seven days after the initial contact, we place a second call to the lessee and contact any guarantor. If the account is delinquent after the second call and there is no agreement to bring the account current, we send a notice of potential default to all parties to the lease.

     We place accounts that are delinquent for a period of 60 days after a payment due date into default and commence efforts to recover the equipment. If an account is 90 days delinquent, we stop income recognition and determine whether to pursue collections through assignment to a collection agency or outside legal counsel. All accounts must be written off and charged to our allowance for possible losses if they are 180 days delinquent unless we believe that there is a reasonable certainty that the delinquency can be cured or some portion of the account recovered. We will charge to our allowance for possible losses any amount over that recovery estimate. Collection efforts will continue on accounts which are 180 days delinquent if there is a likelihood of some recovery.


     Receivables Management. Our receivables management system, into which JLA Credit's system has been integrated, is a fully automated and integrated invoicing, accounts receivable and cash application system. The system generates receivables schedules according to the lease master records for terms and payment schedules and generates invoices three weeks before the payment due date. The system receives remittance information daily, updates individual lease receivable records and automatically posts information to our books.

     Insurance Management. We maintain an umbrella insurance policy that covers all leases involving equipment costing under $100,000. In the event a lessee does not provide proof of insurance coverage within 30 days of request, we have the right to impose a monthly insurance charge, along with service fees. Fidelity Leasing currently has elected not to impose such charges; JLA Credit, however, does impose such charges. On leases involving equipment costing $100,000 or more, both Fidelity Leasing and JLA Credit require proof of insurance detailing loss payee clauses in favor of Fidelity Leasing or JLA Credit, as the case may be, as well as specific liability coverages. We perform an annual review of lessee insurance coverages and require renewal certificates. We have the right to impose monthly insurance charges and service fees to lessees which do not deliver renewal certificates to us. Both Fidelity Leasing and JLA Credit will impose such charges.



Competition


The business of small ticket equipment lease financing is highly fragmented and competitive. We compete with:

     o a large number of national, regional and local finance companies;

     o captive finance and leasing companies affiliated with major equipment manufacturers; and

     o other sources of financing including traditional financial services companies such as commercial banks, savings and loan associations and credit unions.


     Many of our competitors, such as GE Capital Corporation, Newcourt Capital USA, Inc., DeLage Landen Finance Inc. (formerly Tokai Financial) and Copelco Capital Inc., are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some of these competitors may have a lower cost of funds and access to funding sources that are not available to us. A lower cost of funds could enable a competitor to offer leases with implicit yields which are less than the implicit yields we use to price our leases, which may force us to lower our implicit yields or lose origination volume. In addition, certain of our competitors may have higher risk tolerances or different risk assessments which could allow them to establish more vendor and lessee relationships and build their market share. We compete based on the quality of the service we provide to both our lessees and our vendors, bank participants and other lease originators. We have and will continue to encounter significant competition and there can be no assurance that we will be able to successfully compete in our chosen market. However, we believe that our singular focus on small business and the high level of services provided by our technology systems, together with our strategic marketing alliances, allow us to penetrate our targeted market and build market share.


Government Regulation

     Although most states do not regulate the equipment lease financing business, certain states and Puerto Rico require licensing of lenders and finance companies, impose limitations on interest rates and other charges, mandate disclosure of certain contract terms and constrain certain collection practices and remedies. Under certain circumstances, we may also be required to comply with the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These acts require notice to credit applicants of their right to receive a written statement of reasons an application for credit is denied. We believe that we are currently in material compliance with applicable statutes and regulations.


Employees

     As of June 30, 1999, we had 204 employees, of which 83 were engaged in origination operations, 70 were engaged in sales and 51 were engaged in a variety of administrative, lease servicing and managerial functions. We believe that our relations with our employees are good. None of our employees is a member of a collective bargaining unit in connection with his or her employment by us.


Facilities

     We lease our West Chester headquarters, consisting of 20,000 square feet of office space, at an average monthly rental of $31,279 as of June 30, 1999. The lease expires in December 2004. We also have an office in Torrance, California, which consists of 7,325 square feet of office space at an average monthly rental of $11,113 as of June 30, 1999. The lease expires in May 2004, but is subject to one five-year renewal option. In addition, we lease a sales office in San Ramon, California, consisting of 6,651 square feet. The monthly rent is $1,393, which will increase to $1,401 effective January 1, 2000. The lease expires in March 2002. Fidelity

Canada leases 3,021 square feet of office space in suburban Toronto. The monthly rental on that space is C$2,392 through October 2003 and will increase to C$2,895 thereafter until expiration. The lease expires October 2008 and is subject to one five year renewal option. We believe that these and other offices are adequate for our current needs.


Legal Proceedings

     In the course of our business operations, we become involved in a variety of routine litigation, typically concerning the enforcement of our leases. We do not believe that any such litigation is material to us either individually or in the aggregate.

                                  MANAGEMENT


Executive Officers, Directors and Other Significant Employees



     Our executive officers, directors and other significant employees, and their ages as of September 15, 1999, are as follows:

Name                                  Age                       Position
----------------------------------   -----   ---------------------------------------------
Executive Officers:
 Abraham Bernstein(1)(2) .........    66     Chairman of the Board of Directors and Chief
                                              Executive Officer
 Crit S. DeMent(1) ...............    46     President, Chief Operating Officer and
                                              Director
 Joseph T. Ellis, Jr .............    39     Senior Vice President and General Manager of
                                              Operations
 Colin Brevik ....................    55     Vice President of Marketing
 Nicholas Capparelli .............    40     Vice President and General Manager of the
                                              Industrial Technology Group
 John L. Dale ....................    38     Vice President and Chief Financial Officer
 David H. English ................    48     Vice President of Asset Management
 Miles Herman ....................    39     Vice President of Electronic Commerce

Directors:
 Debbi Hurd Baptist(2) ...........    50     Director
 Daniel G. Cohen(1)(2) ...........    30     Director
 Edward E. Cohen(1)(3) ...........    60     Director
 Anthony S. Courakis(4) ..........    55     Director
 Steven J. Elgart(4) .............    52     Director
 Darshan V. Patel(1)(3) ..........    29     Director
 Blanche G. Ross(3) ..............    75     Director

Other Significant Employees:
 Maryellen Barbarish .............    40     Vice President of Information Technologies
 Robert Hunter ...................    37     Vice President of Sales
 Charles J. Santangelo ...........    50     Controller


------------
(1) Member of the Executive Committee

(2) Member of the Nominating Committee
(3) Member of the Compensation Committee
(4) Member of the Audit Committee


     Abraham Bernstein has been Chairman of the Board of Directors and Chief Executive Officer since 1996. From 1996 to 1998, Mr. Bernstein was also President. From 1982 to 1993, he was the President and Chief Executive Officer of Tokai Financial Services, Inc., the equipment leasing subsidiary of Tokai Bank of Japan. From 1993 to 1995, the contractual period during which Mr. Bernstein's restrictive covenant with Tokai Financial was in effect, Mr. Bernstein was a Managing Director of the Rittenhouse Consulting Group, a financial consulting company. Mr. Bernstein is a past director of the Equipment Leasing Association.


     Crit S. DeMent has been President since 1998, a director since 1997 and Chief Operating Officer since 1996. Mr. DeMent has been in the leasing finance industry for over 20 years. Immediately before joining Fidelity Leasing, from 1987 through 1996 he was Vice President--Marketing for Tokai Financial.

     Joseph T. Ellis, Jr. has been Senior Vice President and General Manager of Operations since 1998. From 1996 to 1998, he was Director of Vendor Services. From 1992 to 1996, he held various marketing and sales positions with Tokai Financial, most recently as the Director of Program Management and Strategic Market Development. From 1991 to 1992, Mr. Ellis was a National Accounts Executive at Copelco Capital Corporation and, from 1989 to 1991, he was Vice President at Norwest Financial Leasing, Inc.

     Colin Brevik has been Vice President of Marketing since March 1999. From 1998 to 1999, he was Senior Vice President Sales at JLA Credit where he directed business development and led the high technology and hard asset groups. From 1994 to 1998, Mr. Brevik was Group Vice President of Business Development of National Accounts with AT&T Capital Leasing Services, Inc. Mr. Brevik owned Sierra Leasing Company from 1992 to 1993. Mr. Brevik served as Vice President at Chase Manhattan Leasing Company from 1987 to 1991 and in a number of positions at United States Leasing Corporation from 1971 to 1987, most recently as Senior Vice President, Business Systems for the Telelease small ticket division.


     Nicholas Capparelli has been Vice President and General Manager of the Industrial Technology Group since February 1999. From 1996 to 1999, he was Vice President of Sales and Operations for Softmart, an international computer reseller headquartered in suburban Philadelphia, Pennsylvania, where he was responsible for strategic sales and operations. From 1985 to 1996, Mr. Capparelli served in a number of positions at Tokai, most recently as Vice President of Sales.

     John L. Dale has been Chief Financial Officer since April 1999. From 1998 to 1999, he was Senior Vice President in charge of Capital Markets at American Business Financial, Inc., an equipment leasing and financial services company based in suburban Philadelphia, Pennsylvania, where he was responsible for the asset backed programs for leasing and mortgage related assets. From 1994 to 1998, Mr. Dale was a managing director of CoreStates Capital Markets where he created and ran the asset securitization group. Prior to that, Mr. Dale served as Vice President, Securitization at Prudential Home Mortgage from 1992 to 1994, and as Director of Asset Securitization for the Resolution Trust Corporation from 1990 to 1992.


     David H. English has been Vice President of Asset Management since 1996. From 1991 to 1996 he held various credit and operational positions with Tokai Financial, most recently as Director of Credit for the small ticket leasing division. Mr. English served in credit management positions with the Commercial Equipment Finance Division of General Electric Capital Corporation from 1990 to 1991 and the Equitable Life Leasing Corporation from 1985 through 1990.

     Miles Herman has been Vice President of Electronic Commerce since 1998. From 1990 to 1998, he held various operational, marketing, program management, business development and sales positions with Tokai Financial, most recently as Director of Capital Markets. Before that, he served as Vice President, Operations and Sales at LSI Leasing Services, Inc. from 1989 to 1990, and as a manager of operations at Master Lease Corporation from 1984 to 1989.


     Debbi Hurd Baptist has been a director since June 1999. Ms. Hurd Baptist has been President and Chief Executive Officer of City First Bank of D.C., the first community development bank in Washington, D.C., and CFBanc Corporation since November 1998. From 1992 to 1998, she was a director of the Community Development Investment Group at the Federal Home Loan Mortgage Corporation, a private secondary market financial services company known as Freddie Mac. Ms. Hurd Baptist was Vice President, Regional Manager of National Cooperative Bank of Washington, D.C. from 1987 to 1992, and Vice President for Development of CMS, Inc., a mortgage servicing company, from 1985 until 1987. Ms. Hurd Baptist currently serves on the Board of TRM Corporation, a provider of copying and ATM services, on which Messrs. Edward E. and Daniel G. Cohen also serve.


     Daniel G. Cohen has been a director since 1996. Mr. Cohen has been a director of Resource America since 1997 and President and Chief Operating Officer of Resource America since 1998. From 1997 to 1998 he was an Executive Vice President of Resource America and from 1995 to 1997 he was a Senior Vice President of Resource America. He has been of director of TRM Corporation, on which Edward Cohen and Ms. Hurd Baptist also serve, since 1998. Before joining Resource America in November 1995, Mr. Cohen was principally engaged in graduate studies. Mr. Cohen is a son of Edward Cohen.

     Edward E. Cohen has been a director since June 1999. He has been Chairman of the Board of Resource America since 1990 and Chief Executive Officer of Resource America since 1988. Mr. Cohen has been Chairman of the Board of Brandywine Construction & Management, Inc., a real estate management and development company, since 1994. He has also been a director of JeffBanks, Inc., a bank holding company, since 1981 and Chairman of the Board of Directors of TRM Corporation, a provider of self-service photocopying and ATM machines on whose board of directors Daniel Cohen and Ms. Hurd Baptist also serve, since 1998. He was a principal of Ledgewood Law Firm, P.C. from 1991 to 1994 and of counsel from 1995 to 1996. Mr. Cohen is the father of Daniel G. Cohen.

     Anthony S. Courakis has been a director since June 1999. Mr. Courakis is the Senior Economics Fellow of Brasenose College, University of Oxford, Oxford, England. He has been an Official Fellow, and a member of the Governing Body and the Executive Council of Brasenose College since 1974. He has been a consultant to a number of financial institutions, central banks and international organizations, and a visiting professor to various (mostly European) universities. He is a Trustee of the John Hicks Foundation for Economics (England), which he founded in 1992, and a member of the Governing Council of the Cultural Foundation of the Ionian Bank (Greece).


     Steven J. Elgart has been a director since June 1999. Since 1981, except for the years 1987 to 1991, Mr. Elgart has been a financial consultant to businesses and institutions in the financial services, biotechnology, pharmaceutical and computer services industries. Mr. Elgart was Chief Financial Officer of Magainin Pharmaceuticals from 1989 to 1991 and Chief Financial Officer of Digene Diagnostics from 1987 to 1989. In addition, Mr. Elgart was a founder and director of Chase Econometrics from 1971 to 1980, which became the economic services subsidiary of Chase Manhattan Bank.


     Blanche G. Ross has been a director since June 1999. Mrs. Ross has been retired since 1992. During 1992, she was a consultant with the Fischer/Ross Group. From 1980 to 1991, Mrs. Ross was President of Ross Associates Speakers Bureau, the first speakers bureau representing women, which she founded.


     Darshan V. Patel has been a director since June 1999. Mr. Patel is an attorney specializing in commercial litigation at Berman, Paley, Goldstein & Kannry in New York, New York. From 1996 to 1998, Mr. Patel practiced law at Glynn & Associates in Flemington, New Jersey. Mr. Patel graduated from Washington College of Law, American University, Washington, D.C. in 1995.


     Maryellen Barbarish has been Vice President of Information Technologies since May 1998 and was Director of Information Technologies from 1996 to 1998. From 1992 to 1996, Ms. Barbarish was Director of Information Technologies for an affiliated entity, FL Partnership Management, Inc. and, from 1988 to 1991, was Assistant Director of Information Technologies for FL Partnership Management, Inc.



     Robert Hunter has been Vice President of Sales since 1998. Mr. Hunter served in a number of sales positions at Tokai Financial from 1988 to 1998, most recently as Director, Medical Division. Before that, Mr. Hunter was a National Account Manager at Minolta Corporation from 1985 to 1988.


     Charles J. Santangelo has been Controller since February 1999. Before joining us, Mr. Santangelo was Director of Accounting of Tokai Financial from 1994 to 1998 and Manager of Accounting from 1985 to 1994.



Board Committees


     We currently have four Board committees:


     o The Executive Committee, currently composed of Messrs. Daniel G. Cohen (chair), Bernstein, Edward E. Cohen, DeMent and Patel, exercises all power and authority of the Board, subject to certain limitations of Pennsylvania statutory law, between meetings of the Board.



     o The Audit Committee, currently composed of Messrs. Courakis (chair) and Elgart, reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent accountants.

     o The Compensation Committee, currently composed of Messrs. Edward E. Cohen (chair) and Patel and Mrs. Ross, establishes salaries, incentives and other forms of compensation for our executive officers and administers our benefit plans.

     o The Nominating Committee, currently composed of Messrs. Daniel G. Cohen (chair) and Bernstein and Ms. Hurd Baptist, evaluates and proposes nominees for election to, and to fill vacancies on, the Board of Directors.


Directors' Compensation


     Each outside director who is not an officer or employee of ours or of one of our affiliates is entitled to receive a cash retainer of $1,000 per month plus an additional $500 per month if the outside director is chairman of a board committee. In addition, outside directors receive $500 for each committee meeting they attend in person, and $250 for each such meeting they attend telephonically, unless the director is the chair of the committee. We reimburse all of our directors for expenses incurred in attending meetings.



Compensation Committee Interlocks and Insider Participation

     Abraham Bernstein, our Chairman and Chief Executive Officer, was a member of the Compensation Committee of our Board of Directors during fiscal 1998. During fiscal 1998, none of our executive officers was a director or executive officer of any entity for which any member of our Compensation Committee was a director or executive officer.


Employment Agreements


     Mr. Bernstein serves as our Chairman and Chief Executive Officer under an employment agreement for a term ending on March 4, 2002. The agreement automatically renews at the end of any term for an additional one-year term unless either of us gives notice of termination at least two months before the end of the then current term. Mr. Bernstein receives a base salary of $300,000. This base salary may be increased by our Board of Directors. Mr. Bernstein also is entitled to incentive compensation equal to 2.75% of our net annual after-tax earnings, to a maximum of 2.0% of pre-tax earnings. This incentive compensation is payable only if our after-tax earnings exceed 10% of shareholders' equity as shown on our financial statements. If shareholders' equity changes in any year, it will be calculated as the average of the amounts of shareholders' equity on the last day of each fiscal quarter. Incentive compensation is payable annually. We may terminate the agreement if Mr. Bernstein becomes physically or mentally disabled for more than 90 days in the aggregate during any 365-day period. We may also terminate the agreement for cause. For purposes of the agreement, cause means commission of fraud, gross negligence or material misconduct adversely affecting us, commission of a felony or unapproved conflict of interest or material self-dealing, or failure to follow written directions from our Board of Directors. If we terminate the agreement, Mr. Bernstein will receive his base salary and benefits through the date of termination. Mr. Bernstein may terminate the agreement for "good reason." The agreement defines good reason as a change in Mr. Bernstein's duties inconsistent with the agreement, breach of the agreement by us, a failure to continue his coverage under our benefit plans, or Edward E. Cohen being neither an officer nor the owner, directly or indirectly, of at least 5% of the Class A voting stock of Resource America. If the agreement is terminated for good reason, Mr. Bernstein will receive periodic payments in the aggregate equal to one year's compensation (including the incentive compensation which would have been earned had termination not occurred) and he will continue to receive all benefits during the period. The agreement prohibits Mr. Bernstein from competing with us for two years following termination of his employment unless the agreement is terminated for good reason or by mutual consent. In addition, upon expiration of the agreement or its termination for good reason, Mr. Bernstein will receive $100,000 per year for 10 years after the expiration or termination for consulting services. Such payments will terminate upon Mr. Bernstein's death or upon breach of his non-competition covenant. In the event of the sale of all or substantially all of our assets, or Resource America's sale of a controlling interest in us, Mr. Bernstein will be entitled to a bonus equal to the lesser of $1.5 million or 1% of the excess of the net sales price of such stock or assets over the book value of our assets.

     In addition, Mr. Bernstein received options to purchase up to 701,241 shares at an aggregate price of $222,200 and, should we declare a dividend, will receive payments on the options in an amount equal to the dividends that would have been paid on the shares subject to the options had they been issued. The options issued to Mr. Bernstein vest 25% per year beginning in March 1997, becoming fully vested in March 2000, and terminate in March 2005. The options become fully vested and immediately exercisable in the event Edward E. Cohen ceases to be either an officer or at least a 5% stockholder, directly or indirectly, of Resource America. Mr. Bernstein has certain rights, commencing one year after the closing of this offering, to require Fidelity Leasing to register his option shares under federal securities laws. Mr. Bernstein intends to exercise his options to purchase 525,931 shares of common stock before the closing of this offering.

     Mr. DeMent serves as our President and Chief Operating Officer pursuant to an employment agreement with a term ending on June 30, 2002. The agreement automatically renews at the end of any term for an additional one year term unless either of us gives notice of termination not less than two months before the end of the then current term. Mr. DeMent receives a base salary of $220,000 and is eligible for incentive compensation at the discretion of our Board of Directors. This base salary may be increased by our Board of Directors. We may terminate the agreement for cause. For the purposes of the agreement, cause means commission of fraud, illegal conduct or gross misconduct adversely affecting us, conviction of a felony, willful and continued failure to perform his duties or failure to follow written directions of our Board. Mr. DeMent may terminate the agreement for "good reason." The agreement defines good reason as, generally, a change in Mr. DeMent's duties inconsistent with the agreement or a breach of the agreement by us. If Mr. DeMent is terminated by us other than for cause or by reason of Mr. DeMent's death, or if Mr. DeMent terminates his employment for good reason, Mr. DeMent will receive periodic payments of the compensation payable to him under the agreement through the end of the then term or one year, whichever is longer. He will continue to receive all benefits during the period. Mr. DeMent also will be paid an amount equal to the prorated incentive compensation he received in the fiscal year immediately before termination. All options and shares of common stock received by him under any plan will become fully vested. In the event of the sale of substantially all of our assets or stock constituting control of us, Mr. DeMent will be entitled to a bonus equal to the lesser of $1.5 million or 1% of the amount by which the net sales price of such stock or assets exceed the book value of our assets. The agreement prohibits Mr. DeMent from competing with us for, in the case of termination of his employment for any reason except cause, the longer of one year following termination and the unexpired term of the agreement.


     Mr. Ellis serves as Senior Vice President and General Manager of Operations pursuant to an employment agreement with a term ending on June 30, 2002. The agreement automatically renews at the end of any term for an additional one year term unless either of us gives notice of termination not less than two months before the end of the then current term. Mr. Ellis receives a base salary of $180,000 and is eligible for incentive compensation at the discretion of our Board of Directors. We may terminate the agreement for cause or, without cause, upon 45 days prior written notice. For the purposes of the agreement, cause means commission of fraud, illegal conduct or gross misconduct adversely affecting us, conviction of a felony, willful and continued failure to perform his duties or failure to follow written directions of our Board. Mr. Ellis may terminate the agreement for good reason. Good reason is defined, generally, as a change in Mr. Ellis' duties inconsistent with the agreement or breach of the agreement by us. Upon termination by Mr. Ellis for good reason, by us without cause or by reason of non-renewal, Mr. Ellis is entitled to receive periodic payments of the compensation payable to him under the agreement through the end of the then term or one year, whichever is greater. Mr. Ellis will also continue to receive all benefits during the period and will receive an amount equal to the prorated incentive compensation he received in the fiscal year immediately before termination. The agreement prohibits Mr. Ellis from competing with us for, in the case of termination of his employment for any reason except cause, the longer of one year following termination and the unexpired term of the agreement.

Executive Officer Compensation

     Summary Compensation of Named Executives. The following table sets forth certain information concerning the compensation we paid or accrued during each of our last three fiscal years to our Chief Executive Officer and each of our other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 during fiscal 1998.

                          Summary Compensation Table


                                                                               Long-term
                                                                             Compensation
                                                                                Awards
                                                     Annual                 --------------
                                                  Compensation                Securities
                                        ---------------------------------     Underlying       All Other
Name and Principal Position              Year       Salary        Bonus      Options/SARs     Compensation
-------------------------------------   ------   -----------   ----------   --------------   -------------
Abraham Bernstein ...................   1998      $207,692      $30,000              --           $612
Chairman and Chief Executive Officer    1997       145,847       25,000              --            612
                                        1996        84,279           --         701,241            612
Crit S. DeMent ......................   1998      $186,923      $30,000              --           $612
President and Chief Operating Officer   1997       141,816       12,500              --            612
                                        1996        91,730           --         210,372            599
Joseph T. Ellis, Jr. ................   1998      $146,596      $30,000              --           $215
Senior Vice President of Operations     1997        93,642       20,000              --            234
                                        1996        46,604           --          42,074            119


     Option Grants and Exercises in Last Fiscal Year and Fiscal Year-End Option Values. During fiscal 1998, there were no option grants to, or option exercises by, our officers and directors.

     The following table sets forth the number of unexercised options held by the executive officers listed in the Summary Compensation Table. The value of the unexercised in-the-money options is based upon a value of $18.00 per share of our common stock, which is the midpoint of the range of the anticipated public offering price. Amounts reflected are based upon the assumed value minus the exercise price multiplied by the number of shares acquired on exercise.


                      1998 Fiscal Year-End Option Values


                                     Number of Securities           Value of Unexercised
                                          Underlying                    in-the-Money
                                     Unexercised Options/                 Options/
                                        SARs at FY-End                 SARs at FY-End
                                 ----------------------------   -----------------------------
Name                               Vested        Unvested           Vested         Unvested
------------------------------   ---------   ----------------   -------------   -------------
Abraham Bernstein ............    350,621         350,620(1)     $6,200,067      $6,200,049
Crit S. DeMent ...............    105,186         105,186(1)      1,860,020       1,860,020
Joseph T. Ellis, Jr. .........     21,037          21,037(1)        372,004         372,004

------------

(1) Since the end of our fiscal year, the following options have vested: Mr. Bernstein, 175,310; Mr. DeMent, 52,593; and Mr. Ellis, 10,519. Messrs. Bernstein, DeMent and Ellis intend to exercise all their vested options immediately before the closing of this offering.


Stock Incentive Plans


     We have adopted two stock option plans that provide for both incentive and non-qualified options to purchase shares of our common stock. A maximum of 1,051,861 shares in the aggregate are issuable under these plans, of which 1,045,550 have been issued. The plans are administered by our Compensation Committee, which determines to whom options are granted and the terms of the options, except that the options may not have a term greater than 10 years and qualified options may not have an exercise price that is less than the fair market value of our common stock on the date the option is granted. The plans permit the Compensation Committee to make option grants under which option holders may elect to convert all or some of their options into stock appreciation rights. These rights permit the holder to receive cash equal to the difference between the fair market value of the shares underlying the converted options and the exercise price of the options. Mr. Bernstein's option grant includes this conversion privilege; however, he cannot exercise this privilege until March 2000. All of the outstanding options vest over a four year period from the date of grant. The purpose of the option plans is to provide performance based compensation to our key employees. Because all of the options issuable under the existing option plans have been issued, we intend to seek, before the closing of this offering, shareholder approval for a new option plan for 750,000 shares.



                             CERTAIN TRANSACTIONS



     We finance our operations in part through warehouse lines of credit, term loans and securitizations. Since we have been a wholly-owned subsidiary of Resource America, our obligations under four of these facilities have been guaranteed by Resource America. Resource America guaranteed a portion of the lease receivables due under any defaulted leases with respect to a fifth facility. In addition, we have obtained substantial amounts of financing for our operations from Resource America. Immediately before the closing of this offering, Resource America will contribute $30.0 million of this debt to our capital, exchange the balance of the debt to an unsecured note and receive 280,496 shares of our common stock. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Intercompany Debt." Edward E. Cohen, one of our directors, is the Chairman and Chief Executive Officer of Resource America, and Daniel G. Cohen, also a director, is a director, President and Chief Operating Officer of Resource America. We do not expect that Resource America will provide additional funding to us or provide further guarantees following this offering. We will reimburse Resource America for its costs and expenses incurred in connection with this offering and our acquisition of JLA Credit, including an allocation of employee compensation. Such costs and expenses are estimated to be approximately $1,000,000.



     We maintain an account for operating expenses, payroll and taxes with Jefferson Bank. In addition, from time to time we also maintain temporary investment accounts with Jefferson Bank. Daniel Cohen, one of our directors, is a director of Jefferson Bank; Betsy Z. Cohen, Daniel Cohen's mother, is Chairman and Chief Executive Officer of the Bank. Edward E. Cohen, one of our directors, is the spouse of Betsy Z. Cohen; Mr. Edward E. and Mrs. Cohen are directors and Mrs. Cohen is Chief Executive Officer of the holding company of Jefferson Bank, and they are principal shareholders of that holding company.


                            PRINCIPAL SHAREHOLDERS


     The following table sets forth the number and percentage of shares of our common stock owned, as of June 25, 1999, by:


     o each person who is known by us to be the beneficial owner of 5% or more of our common stock;

     o each of our directors;

     o each of our executive officers; and

     o all of our executive officers and directors as a group.


This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days of the date of this prospectus. Shares of our common stock issuable pursuant to options are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options but are not deemed to be outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.





                                                    Shares Beneficially           Shares Beneficially
                                                   Owned Before Offering         Owned After Offering
                                               ------------------------------   -----------------------
Name of Beneficial Owner                             Number          Percent       Number       Percent
--------------------------------------------   ------------------   ---------   ------------   --------
Directors and executive officers(1)
 Abraham Bernstein .........................          525,931(2)        7.4%       525,931        4.7%
 Crit S. DeMent ............................          157,779(2)        2.3        157,779        1.4
 Joseph T. Ellis, Jr. ......................           31,556(2)          *         31,556          *
 Colin Brevik ..............................               --            --             --         --
 Nicholas Capparelli .......................               --            --             --         --
 John L. Dale ..............................               --            --             --         --
 David H. English ..........................           10,519(2)          *         10,519          *
 Miles Herman ..............................               --            --             --         --
 Debbi Hurd Baptist ........................               --            --             --         --
 Daniel G. Cohen ...........................        6,591,663(3)        100      6,591,663       58.8
 Edward E. Cohen ...........................        6,591,663(3)        100      6,591,663       58.8
 Anthony S. Courakis .......................               --            --             --         --
 Steven J. Elgart ..........................               --            --             --         --
 Darshan V. Patel ..........................               --            --             --         --
 Blanche G. Ross ...........................               --            --             --         --
 Executive officers and directors as a group
   (15 persons) ............................        7,317,448           100      7,317,448       65.2
Other owners of 5% or more of our
 outstanding common stock: .................
 Resource America(4) .......................        6,591,663           100      6,591,663       58.8



------------
* Less than 1%
(1) The address of each person is c/o Fidelity Leasing, Inc., 1255 Wrights Lane, West Chester, Pennsylvania 19380, except that the address for Messrs. Cohen and Cohen is c/o Resource America, Inc., 1521 Locust Street, Philadelphia, Pennsylvania 19102.
(2) Currently exercisable options. Messrs. Bernstein, DeMent, Ellis and English intend to exercise their options before the closing of this offering.
(3) The amount beneficially owned by Messrs. Cohen and Cohen reflects 6,591,663 shares owned by Resource America, of which they are directors and executive officers; it also includes receipt by Resource America of 280,496 shares before the closing of this offering. Please see "Capitalization" for an explanation of these additional shares.
(4) The address of Resource America is 1521 Locust Street, Philadelphia, Pennsylvania 19102.



                         DESCRIPTION OF CAPITAL STOCK

General



     We are authorized to issue 41,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of September 15, 1999, there were 6,311,167 shares of common stock outstanding and no shares of preferred stock outstanding.



Common Stock


     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a shareholder vote but do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends and other distributions in cash, stock or property that our Board of Directors, in its discretion, declares from legally available funds. In any liquidation, each outstanding share entitles its holder to participate pro rata in the assets that remain after we pay our liabilities. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of common stock, nor are there any redemption or sinking fund provisions that relate to the common stock. All outstanding shares of common stock are, and the shares underlying all warrants and options will be, validly issued, fully paid, and nonassessable at the time we issue them.

Preferred Stock

     Preferred stock may be issued from time to time in one or more series and our Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us. We have no current plans to issue preferred stock.


Anti-takeover Provisions of Pennsylvania Law

     As a Pennsylvania corporation, we are governed by the Pennsylvania Business Corporation Law. The Business Corporation Law contains several provisions regulating fundamental corporate transactions that are applicable to us which may have an anti-takeover effect, including provisions:

     o preventing shareholders from calling a shareholders' meeting, except for "interested" shareholders, who are generally defined as shareholders owning at least 20% of our common stock;

     o restricting mergers or other business combinations with an interested shareholder;

     o requiring interested shareholders, upon demand from another shareholder, to purchase the other shareholder's shares at fair value;

     o restricting voting rights of the holder of "control shares," generally shares with 20%, 331/3% or 50% of a company's voting power, depending upon the voting rights being restricted;

     o requiring a "controlling person," generally a person who owns or discloses that he is seeking 20% or more of a company's voting interest to disgorge any profit made upon resale of such person's shares within 18 months of becoming a controlling person; and

     o permitting the adoption of certain provisions that may have an anti-takeover effect, such as a classified or "staggered" board of directors and, under certain circumstances, treating a class of shareholders designated by the board of directors differently from the treatment accorded other shareholders.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, due to contractual and legal restrictions on resale, only a limited number of shares will be available for sale shortly after this offering. After these restrictions lapse, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital.

     Upon completion of this offering, we will have 11,217,448 outstanding shares of common stock. Of these shares, the 3,900,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 of the Securities Act.

     The remaining 7,317,448 shares of common stock outstanding are "restricted securities" within the meaning of Rule 144. Restricted shares may be sold in the public market only if registered with the SEC or if they qualify for an exemption from registration under Rule 144, Rule 144(k) or Rule 701 of the Securities Act, all of which are summarized below. Sales of the restricted shares in the public market, or the availability of shares for sale, could adversely affect the market price of our common stock.


     Resource America, our principal shareholder, and each of our officers, directors and employees who own our stock or options to purchase our stock have entered agreements in which they have agreed that they will not, without the prior written consent of BancBoston Robertson Stephens Inc., offer, sell, contract to sell or grant any option to purchase or otherwise dispose of their shares of our common stock for a period of 180 days following the effective date of the registration statement filed pursuant to this offering. These agreements are often referred to as lock-up agreements. Because of these contractual restrictions, shares subject to lock-up agreements may not be sold until such lock-up agreements expire or are waived by BancBoston Robertson Stephens Inc. Taking into account the lock-up agreements, and assuming BancBoston Robertson Stephens Inc. does not release any of the parties from these agreements, the following shares will be eligible for sale in the public market at the following time:

     o beginning on the effective date, only the shares sold in the offering will be immediately available for sale in the public market;


     o beginning 180 days after effective date, approximately ________ shares will be eligible for sale; of these ___ shares--all of which are beneficially owned by Resource America--are subject to the restrictions of Rule 144; and


     o an additional ________ shares will be eligible for sale pursuant to Rule 144 after ______ 2000.

     Under Rule 144, the number of shares that may be sold by our affiliates is subject to volume restrictions. In general, under Rule 144, and beginning after the expiration of the lock-up agreements, a person who has beneficially owned restricted shares, including shares that are aggregated to such person or persons, for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o one percent of the number of shares of our common stock then outstanding, which will equal approximately ________ shares immediately after this offering; or

     o the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

In order to sell shares under Rule 144, the selling shareholder must comply with manner of sale provisions and notice requirements and current public information about us must be available.

     Under Rule 144(k), a person who was not an affiliate of ours during the three months preceding a sale and who beneficially owned the shares proposed to be sold for at least two years would be entitled to sell his or her shares without complying with the manner of sale, public information, number of shares limitation or notice provisions of Rule 144.

     As part of the lock-up agreements, our officers, directors and employees holding common stock or stock options may not sell shares acquired upon exercise of their options until 180 days after the effective date. Beginning 180 days after the effective date, any person who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, number of shares limitation or notice provisions of Rule 144. In addition, we intend to file one or more registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued under our stock option plan. As a result, any options exercised under our stock option plan or any other benefit plan after the effectiveness of a registration statement will also be freely tradable in the public market, unless the shares are held by affiliates of ours. Shares held by our affiliates will still be subject to the number of shares limitation, manner of sale, notice and public information requirements of Rule 144 unless the shares may otherwise be sold under Rule 701. As of July 31, 1999, there were outstanding options for the purchase of 1,045,550 shares, 730,868 of which were exercisable. Messrs. Bernstein, DeMent, Ellis and English intend to exercise options and purchase an aggregate of 725,785 shares before the closing of this offering. See "Risk Factors--Purchasers in this offering will immediately experience substantial dilution in net tangible book value" and "Management--Executive Officer Compensation."


                                 UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Friedman, Billings, Ramsey & Co., Inc., U.S. Bancorp Piper Jaffray Inc. and First Union Capital Markets Corp., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.


Underwriter                                                 Number of Shares
--------------------------------------------------------   -----------------
       BancBoston Robertson Stephens Inc. ..............
       Friedman, Billings, Ramsey & Co., Inc. ..........
       U.S. Bancorp Piper Jaffray Inc. .................
       First Union Capital Markets Corp. ...............
          Total ........................................

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at such price less a discount not in excess of $[______] per share. Those securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at the public offering price less a discount not in excess of $_______ per share. The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered. If all the shares are not sold at the initial offering price, the representatives may change the offering price and other selling terms. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.


     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     Qualified Independent Underwriter. Because it is anticipated that more than 10% of the proceeds from the sale of our common stock, not including underwriting compensation, may be received by First Union National Bank in connection with the public offering, and First Union National Bank is an affiliate of First Union Capital Markets Corp., a member of the NASD and one of the underwriters, the offering is being conducted pursuant to Rule 2710(c)(8) of the NASD. In accordance with such rule, BancBoston Robertson Stephens Inc. has agreed to act as a qualified independent underwriter pursuant to the requirements of Rule 2720(c)(3) of the NASD. In connection with Rule 2720(c)(3), the initial public offering price of our common stock will be set at a price which is no higher than that recommended by BancBoston Robertson Stephens Inc. as a qualified independent underwriter. Moreover, BancBoston Robertson Stephens Inc., as a qualified independent underwriter in connection with the offering, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus.

     Option to Purchase Additional Shares. We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 585,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered in this prospectus. If purchased, such additional shares will be sold by the underwriters on the same terms as those in which the shares of common stock offered in this prospectus are being sold. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will be $____________, $______________and $___________, respectively.

     The following table summarizes the compensation we will pay the underwriters;, assuming both no exercise and full exercise of the underwriters' over-allotment option:


                                                                               Total
                                                                 ----------------------------------
                                                                      Without             With
                                                    Per Share     Over-allotment     Over-allotment
                                                   -----------   ----------------   ---------------
Underwriting discounts and commissions .........

     We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2,100,000, consisting of $114,336 for SEC and NASD filing fees, and an estimated $100,000 in printing fees, $775,000 in legal and accounting fees, $10,000 in transfer agent fees and $1,100,000 in miscellaneous costs and expenses.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, providing in general indemnification to the underwriters for any claims relating to the disclosure in this prospectus, unless such disclosure was provided to us by the underwriters specifically for use in this prospectus.


     Lock-Up Agreements. Pursuant to the terms of lock-up agreements, each of our officers and directors and other holders of shares of our common stock have agreed with the representatives of the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the representatives of the underwriters and any of our shareholders providing consent to the sale of shares prior to the expiration of the 180-day -lock-up period.


     Future Sales. In addition, we have agreed that we will not, until 180 days after the date of this prospectus, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (1) consent to the disposition of any shares held by shareholders subject to agreements not to sell shares prior to the expiration of the 180-day period or (2) issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options and warrants and the granting of options to purchase shares under existing stock option and incentive plans, provided such options do not vest prior to the expiration of the 180-day lock-up period. See "Shares Eligible for Future Sale."

     Offer to Certain Employees. At our request, the underwriters have reserved 5% of the shares of common stock to be issued by us and offered hereby for sale, at the initial offering price to our directors, officers, employees, business associates, and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     Listing. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "FLCO."


     No Prior Public Market. There has been no public market for our common stock before this offering. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to our company, estimates of our business potential, the present state of our development and other factors deemed relevant.


     Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A "syndicate covering transaction" is the bid for or the purchase of the shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares of common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


                                 LEGAL MATTERS

     The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania. Legal matters with respect to the offering of our common stock will be passed upon for the underwriters by Sidley & Austin, New York, New York.


                                    EXPERTS

     Our consolidated financial statements as of September 30, 1997 and 1998 and for the period from March 4, 1996 (inception) to September 30, 1996 and for each of the two years in the period ended September 30, 1998, and the consolidated financial statements of JLA Credit and subsidiaries as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance upon the reports of Grant Thorton LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of JLA Credit as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the common stock offered hereby, please refer to the registration statement and the exhibits and schedules filed as part of it. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete and are qualified by reference to each such contract or other document which is filed as an exhibit to the registration statement. You can inspect the registration statement, including its exhibits and schedules, without charge at the SEC's principal office in Washington, D.C., and you can obtain copies of all or any part of it from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the SEC. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. Before this offering, we were not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

                         INDEX TO FINANCIAL STATEMENTS





Fidelity Leasing:
Report of Independent Certified Public Accountants .......................................   F-2
Consolidated Balance Sheet at September 30, 1997 and 1998 and June 30, 1999 ..............   F-3
Consolidated Statements of Operations for the Years ended September 30, 1996, 1997 and
1998 and for the Nine Months Ended June 30, 1998 and 1999 ................................   F-4
Consolidated Statements of Comprehensive Income for Years ended September 30, 1996, 1997
and 1998 and for the Nine Months Ended June 30, 1998 and 1999 ............................   F-5
Consolidated Statements of Changes in Stockholder's Equity from March 4, 1996 (Inception)
to June 30, 1999 .........................................................................   F-6
Consolidated Statements of Cash Flows for the Years ended September 30, 1996, 1997 and
1998 and for the Nine Months Ended June 30, 1998 and 1999 ................................   F-7
Notes to Consolidated Financial Statements ...............................................   F-8
JLA Credit Corporation and Subsidiaries:
Report of Independent Certified Public Accounts--1999 ....................................   F-19
Consolidated Balance Sheets at December 31, 1998 .........................................   F-20
Consolidated Statements of Earnings and Retained Earnings for the Year ended December 31,    F-21
  1998.
Consolidated Statements of Cash Flows for the year ended December 31, 1998 ...............   F-22
Notes to Consolidated Financial Statements ...............................................   F-23
Report of Independent Certified Public Accountants--1998 .................................   F-29
Consolidated Balance Sheets at December 31, 1996 and 1997 ................................   F-30
Consolidated Statements of Operations and Retained Earnings for the Years ended December
31, 1996 and 1997 ........................................................................   F-31
Consolidated Statements of Cash Flows for the Years ended December 31, 1996 and 1997 .....   F-32
Notes to Consolidated Financial Statements ...............................................   F-33

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Stockholder and Board of Directors
FIDELITY LEASING, INC.



     We have audited the accompanying consolidated balance sheets of Fidelity Leasing, Inc. and Subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years ended September 30, 1998 and 1997 for the period March 4, 1996 (inception) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity Leasing, Inc. and Subsidiaries as of September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ended September 30, 1998 and 1997 for the period March 4, 1996 (inception) through September 30, 1996 in conformity with generally accepted accounting principles.



                                          /s/ Grant Thornton LLP
                                          ---------------------
                                            Grant Thornton LLP


Cleveland, Ohio
December 7, 1998

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly-Owned Subsidiary of Resource Leasing, Inc.)

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)




                                                                       September 30,          June 30,
                                                                  -----------------------   ------------
                                                                     1997         1998          1999
                                                                  ----------   ----------   ------------
                                                                                             (unaudited)
                           ASSETS
Cash and cash equivalents .....................................    $  1,970     $  3,680      $ 16,510
Investments in leases and notes receivable (less allowance
 for possible losses of $248, $1,602, and $9,700)..............       8,153       24,978       356,446
Prepaid expenses and other assets .............................         597        2,238         7,241
Furniture and equipment (less accumulated depreciation
 of $156, $410, and $988)......................................         829        1,373         3,950
Goodwill (less accumulated amortization of $512)...............          --           --        18,072
                                                                   --------     --------      --------
    Total assets ..............................................    $ 11,549     $ 32,269      $402,219
                                                                   ========     ========      ========
            LIABILITIES AND STOCKHOLDER'S EQUITY
Debt:
 Warehouse debt ...............................................    $     --     $     --      $  6,900
 Nonrecourse debt .............................................          --           --       294,056
 Affiliate debt ...............................................       7,418       23,982        65,270
 Other debt ...................................................          --           --        12,693
Other liabilities:
 Accounts payable and other accrued liabilities ...............         588          879        12,367
 Security deposits on leased equipment ........................         751        2,055         4,262
 Deferred income ..............................................          54           37            --
 Estimated state income taxes .................................          73          245           479
                                                                   --------     --------      --------
    Total liabilities .........................................       8,884       27,198       396,027
Commitments and contingencies .................................          --           --            --
Stockholder's equity:
 Preferred stock, no par value: 1,000,000 shares
   authorized .................................................          --           --            --
 Common stock, no par value: 40,000,000 shares
   authorized 6,311,167 shares issued and outstanding .........       2,000        2,000         2,000
 Accumulated other comprehensive income .......................          --           --            36
 Retained earnings ............................................         665        3,071         4,156
                                                                   --------     --------      --------
    Total stockholder's equity ................................       2,665        5,071         6,192
                                                                   --------     --------      --------
    Total liabilities and stockholder's equity ................    $ 11,549     $ 32,269      $402,219
                                                                   ========     ========      ========

          See accompanying notes to consolidated financial statements

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly-Owned Subsidiary of Resource Leasing, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)




                                                         Period from
                                                        March 4, 1996
                                                         (Inception)
                                                           through              Year Ended              Nine Months Ended
                                                        September 30,          September 30,                 June 30,
                                                       ---------------   -------------------------   ------------------------
                                                             1996            1997          1998          1998         1999
                                                       ---------------   -----------   -----------   -----------   ----------
                                                                                                           (unaudited)
Revenues:
 Interest income ...................................       $     7         $   859      $  2,525       $ 1,766      $18,195
 Other income ......................................            --             221           956           607        2,458
 Gains on sales of leases and terminations .........            --           3,710         7,598         5,514        5,609
                                                           -------         -------      --------       -------      -------
    Total revenues .................................             7           4,790        11,079         7,887       26,262
Costs and expenses:
 Provision for possible losses .....................             7             253         1,422           791        2,497
 Depreciation and amortization .....................            36             232           425           307        1,486
 Selling general and administrative ................           411           2,050         3,337         2,379        8,435
                                                           -------         -------      --------       -------      -------
                                                               454           2,535         5,184         3,477       12,418
Interest expense:
 Affiliate .........................................            --             457         1,344           922        2,971
 Other .............................................            --             233           345           309        8,131
                                                           -------         -------      --------       -------      -------
    Total interest expense .........................            --             690         1,689         1,231       11,102
                                                           -------         -------      --------       -------      -------
    Total expenses .................................           454           3,225         6,873         4,708       23,520
                                                           -------         -------      --------       -------      -------
Income (loss) before provision (benefit) for
 income taxes and cumulative effect of a
 change in accounting principle ....................          (447)          1,565         4,206         3,179        2,742
Provision (benefit) for income taxes ...............          (152)            605         1,800         1,360        1,244
                                                           -------         -------      --------       -------      -------
Income (loss) before cumulative effect of a
 change in accounting principle ....................          (295)            960         2,406         1,819        1,498
Cumulative effect of a change in accounting
 principle (Note 3) ................................            --              --            --            --         (413)
                                                           -------         -------      --------       -------      -------
Net income (loss) ..................................       $  (295)        $   960      $  2,406       $ 1,819      $ 1,085
                                                           =======         =======      ========       =======      =======
Earning (loss) per common share:
 Basic:
   Income (loss) before cumulative effect of
    a change in accounting principle ...............       $ (0.05)        $  0.15      $   0.38       $  0.29      $  0.24
                                                           =======         =======      ========       =======      =======
   Net income (loss) ...............................       $ (0.05)        $  0.15      $   0.38       $  0.29      $  0.17
                                                           =======         =======      ========       =======      =======
   Weighted average shares outstanding .............         6,311           6,311         6,311         6,311        6,311
                                                           =======         =======      ========       =======      =======
 Diluted:
   Income (loss) before cumulative effect of
    a change in accounting principle ...............       $ (0.05)        $  0.14      $   0.33       $  0.25      $  0.21
                                                           =======         =======      ========       =======      =======
   Net income (loss) ...............................       $ (0.05)        $  0.14      $   0.33       $  0.25      $  0.15
                                                           =======         =======      ========       =======      =======
   Weighted average shares .........................         6,356           6,672         7,242         7,240        7,236
                                                           =======         =======      ========       =======      =======

          See accompanying notes to consolidated financial statements

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (a wholly owned subsidiary of Resource Leasing, Inc.)

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                (in thousands)




                                              Period from
                                             March 4, 1996
                                              (Inception)
                                                through            Year Ended            Nine Months Ended
                                             September 30,        September 30,              June 30,
                                            ---------------   ---------------------   -----------------------
                                                  1996          1997        1998         1998         1999
                                            ---------------   --------   ----------   ----------   ----------
                                                                                            (unaudited)
Net Income (Loss) .......................       $  (295)       $ 960      $ 2,406      $ 1,819      $ 1,085
Other Comprehensive Income:
 Foreign currency translation adjustment,
   net of taxes of $24 ..................            --           --           --           --           36
                                                -------        -----      -------      -------      -------
 Comprehensive Income (Loss) ............       $  (295)       $ 960      $ 2,406      $ 1,819      $ 1,121
                                                =======        =====      =======      =======      =======

          See accompanying notes to consolidated financial statements

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly-Owned Subsidiary of Resource Leasing, Inc.)

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
            PERIODS FROM MARCH 4, 1996 (Inception) TO JUNE 30, 1999
                       (in thousands, except share data)




                                                                               Accumulated
                                                                                  Other          Retained         Total
                                                       Common Stock
                                                 -------------------------    Comprehensive      Earnings     Stockholder's
                                                    Shares        Amount          Income        (Deficit)        Equity
                                                 ------------   ----------   ---------------   -----------   --------------
Balance at March 4, 1996 .....................           --      $    --           $ --          $   --         $    --
 Common stock issued .........................    6,311,167        2,000             --              --           2,000
 Net loss ....................................           --           --             --            (295)           (295)
                                                  ---------      -------           ----          ------         -------
Balance at September 30, 1996 ................    6,311,167        2,000             --            (295)          1,705
 Net income ..................................           --           --             --             960             960
                                                  ---------      -------           ----          ------         -------
Balance at September 30, 1997 ................    6,311,167        2,000             --             665           2,665
 Net income ..................................           --           --             --           2,406           2,406
                                                  ---------      -------           ----          ------         -------
Balance at September 30, 1998 ................    6,311,167        2,000             --           3,071           5,071
 Net income (unaudited) ......................           --           --             --           1,085           1,085
 Foreign currency translation adjustment
   (unaudited) ...............................           --           --             36              --              36
                                                  ---------      -------           ----          ------         -------
Balance at June 30, 1999 (unaudited) .........    6,311,167      $ 2,000           $ 36          $4,156         $ 6,192
                                                  =========      =======           ====          ======         =======

          See accompanying notes to consolidated financial statements

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly-Owned Subsidiary of Resource Leasing, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)



                                                         Period from
                                                        March 4, 1996
                                                         (Inception)
                                                           through             Year Ended                  Nine Months
                                                        September 30,         September 30,              Ended June 30,
                                                       ---------------  -------------------------  ---------------------------
                                                             1996           1997         1998          1998           1999
                                                       ---------------  -----------  ------------  ------------  -------------
                                                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ...................................     $  (295)       $     960    $   2,406     $   1,819     $    1,085
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
   Depreciation and amortization ....................          36              232          425           307          1,486
   Amortization of debt issue costs .................          --               --           --            --             55
   Provision for possible losses ....................           7              253        1,422           791          2,497
   Gains on sales of leases and terminations ........          --           (3,710)      (7,598)       (5,514)        (5,037)
   Cumulative effect of change in accounting
    principle .......................................          --               --           --            --            413
Changes in operating assets and liabilities:
   (Increase) decrease in prepaid expenses and
    other assets ....................................         (97)            (433)      (1,230)         (962)           470
   Increase in accounts payable and other
    liabilities .....................................          93              495          514           450          5,126
   Increase in security deposits on leased
    equipment .......................................          11              739        1,305           953          1,908
   (Decrease) increase in deferred income ...........          --               54          (17)           --             --
   Increase in state income taxes ...................          --               73          171         1,361            234
                                                          -------        ---------    ---------     ---------     ----------
    Net cash provided by (used in) operating
      activities ....................................        (245)          (1,337)      (2,602)         (795)         8,237
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash acquired in business acquisition ...........          --               --           --            --         17,221
Capital expenditures ................................        (506)            (479)        (798)         (432)        (2,357)
Cost of equipment acquired for lease ................        (732)         (34,568)     (92,648)      (59,535)      (204,328)
Principal payments on (additions to) notes
 secured by equipment leases ........................          --            8,514           73          (279)           (94)
Proceeds from sales of leases .......................          --           20,624       78,030        50,522        100,256
Payments received in excess of revenue
 recognized on leases ...............................          (6)           1,394        3,539         2,165         62,828
Decrease (increase) in other assets .................        (159)              83         (376)           --           (125)
                                                          ---------      ---------    ---------     ---------     ----------
    Net cash used in investing activities ...........      (1,403)          (4,432)     (12,180)       (7,559)       (26,599)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock ............................       2,000               --           --            --             --
Borrowings under credit facilities ..................          --           16,900       33,800        27,000        121,020
Principal payments on credit facilities .............          --          (16,900)     (33,800)      (27,000)      (114,120)
Increase in borrowings -- affiliate .................          --            7,419       16,563        12,613          6,145
(Increase) decrease in other assets .................          --              (32)         (71)           --           (441)
Securitization debt repayments ......................          --               --           --            --        (24,328)
Securitization debt borrowings ......................          --               --           --            --         42,916
                                                          ---------      ---------    ---------     ---------     ----------
    Net cash provided by financing activities........       2,000            7,387       16,492        12,613         31,192
                                                          ---------      ---------    ---------     ---------     ----------
Increase in cash and cash equivalents ...............         352            1,618        1,710         4,259         12,830
Cash and cash equivalents, beginning of period ......          --              352        1,970         1,970          3,680
                                                          ---------      ---------    ---------     ---------     ----------
   Cash and cash equivalents, end of period .........     $   352        $   1,970    $   3,680     $   6,229     $   16,510
                                                          =========      =========    =========     =========     ==========

          See accompanying notes to consolidated financial statements

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     Fidelity Leasing, Inc. (the "Company" or "FLI") is an equipment finance company which leases technology equipment to the small business market. FLI was incorporated in Pennsylvania on March 4, 1996 and is a wholly owned subsidiary of Resource Leasing, Inc. ("RLI"), which is a wholly owned subsidiary of Resource America, Inc. ("RAI"). RAI is a publicly traded company (trading under the symbol REXI on the NASDAQ system) operating in the real estate finance, leasing and energy business sectors. On February 4, 1999, the Company acquired JLA Credit Corporation ("JLA") another entity involved in the "small ticket" equipment leasing business (see Note 13). FLI specializes in financing equipment in the communications technology, industrial technology, information technology and office automation sectors. FLI provides leasing services by forming marketing alliances with manufacturers, distributors and resellers of equipment technologies and with banks that do not have internal lease financing programs for small business customers.

     Equipment leases are subject to the risk of default in payment by lessees. The Company seeks to control its credit risk through the use of credit scoring systems in evaluating the credit risk of applicants.

     The Company's ability to maintain and build its leasing business is dependent on its ability to obtain sufficient financing. A warehouse credit facility, borrowings from RAI, commercial paper ("CP") conduits, term securitized funding facilities, and proceeds from the sales of equipment leases have historically provided the working capital needed to fund operations.

     Through June 30, 1999, the Company has securitized substantial portions of its leasing portfolio on a servicing retained basis. The ability to continue to complete securitization and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall performance of the Company's lease portfolio.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation

     All share and per share data have been adjusted retroactively to reflect the stock and reverse stock splits discussed in Note 14. All footnote information and tables referring to the year ended September 30, 1996 relate to the period March 4, 1996 (inception) through September 30, 1996. All footnote information and tables referring to information as of June 30, 1999 or for the nine month periods ended June 30, 1999 and 1998 are unaudited.


Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions have been eliminated.


Use of Estimates

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated residual values, the allowance for possible losses and impairment of long-lived assets discussed below. Actual results could differ from those estimates.

     Residual Values. Unguaranteed residual value represents the estimated amount to be received at lease termination from lease extensions or disposition of the leased equipment. Because of the relatively short time since FLI's inception, its experience with regard to the realization of residuals is limited. Accordingly, the

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

estimates of residual values are to a substantial degree based upon available industry data and senior management's prior experience with respect to comparable equipment. The estimated residual values are recorded as investments in leases on a net present value basis. Residual values are reviewed periodically to determine if the current estimate of the equipment's fair market value appears to be below its recorded estimate. If required, residual values are adjusted downward to reflect adjusted estimates of fair market values. Generally accepted accounting principles do not permit upward adjustments to residual values.

     Allowance for Possible Losses. The Company maintains an allowance for possible losses in connection with payments due under leases held in the Company's portfolio, its retained interest in leases securitized or sold and its recourse obligation for non-performing leases sold. The allowance is determined by management's estimate of future uncollectable lease contracts, based on factors including the Company's historical loss experience, an analysis of contractual delinquencies, economic conditions and trends, industry statistics and lease portfolio (including leases under the Company's management) characteristics. The Company's policy is to charge off to the allowance those leases which are in default and for which management has determined the probability of collection to be remote. Recoveries on leases previously charged off are restored to the allowance.

     Impairment of Long-Lived Assets. The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset's estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value.

Revenue Recognition

     Direct Financing Leases. The Company's lease transactions are classified as direct financing leases (as distinguished from sales-type or operating leases). Such leases transfer substantially all benefits and risks of equipment ownership to the customer. A lease is a direct financing lease if the creditworthiness of the customer and the collectibility of lease payments are reasonably certain and it meets one of the following criteria: (i) the lease transfers ownership of the equipment to the customer at the end of the lease term; (ii) the lease contains a bargain purchase option: (iii) the lease term at inception is at least 75% of the estimated economic life of the leased equipment: or (iv) the present value of the minimum lease payments is at least 90% of the fair market value of the leased equipment at inception of the lease. The Company's investments in leases consists of the sum of the total future minimum lease payments receivable, and the estimated unguaranteed residual value of leased equipment, less unearned lease income. Unearned lease income, which is recognized as revenue over the term of the lease by the effective interest method, represents the excess of the total future minimum lease payments plus the estimated unguaranteed residual value expected to be realized at the end of the lease term over the cost of the related equipment. The Company discontinues the recognition of revenue for leases for which payments are more than 180 days past due. Initial direct costs incurred in consummating a lease are capitalized as part of the investments in leases and amortized over the lease term as a reduction in the yield.

     Securitization of Leases. The Company sells a large percentage of the leases it originates through securitization transactions and other structured finance techniques. In a securitization transaction, the Company sells and transfers a pool of leases to a bankruptcy remote entity (an "Intermediate Purchaser"). Typically, the Intermediate Purchaser in turn simultaneously transfers its interest in the leases to one or more investors in return for cash equal to a percentage of the aggregate present value of the finance lease receivables being sold. The intermediate purchaser typically retains a residual interest in the pool of leases transferred to investors consisting of the excess of collections on the leases and related equipment over the amount of

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

collections required by investors to recover the consideration paid for the transfer plus an agreed upon rate of interest. The consideration received by the Company for each pool of leases sold consists of the cash received by the Intermediate Purchaser from the financial institution plus an interest-bearing note from the Intermediate Purchaser.

     Through March 1998, the Company's lease sales included residual values. In June 1998, the Company established a new CP conduit facility under which it began retaining the residual interests in the securitized leases on its balance sheet for financial reporting purposes. The Company anticipates that it will derive a significant portion of any leasing profits realized from residuals. Currently, repayment of notes received by the Company from Intermediate Purchasers in earlier sales depends, to a significant extent, on realization of residuals. The Company anticipates that residuals will principally involve the original end-users; however, equipment not sold or re-leased to end-users will be disposed in the secondary market. While residual realization is generally higher with original end-users than in the secondary market, the secondary market (essentially, networks of distributors and dealers in various equipment categories) is well developed in the product categories the Company currently pursues and transactions in these product categories have historically resulted in residual recoveries, on average, equal to the book value of the equipment. Equipment reacquired by the Company prior to lease termination (through lease default or otherwise) will be sold in the secondary market.

     Gains on the sales of equipment leases for securitizations accounted for as sales are recorded at the date of sale in the amount by which the sales price exceeds the carrying value of the underlying lease interests sold. Subsequent to a sale, the Company has no remaining interest in the pool of the leases or equipment except for residuals retained on post-March 1998 sales and security interests retained in the lease pool sold when a note is received as part of the sale proceeds. Under certain circumstances, the Company may have recourse obligations to replace non-performing leases in the pool.


Prepaid Expenses and Other Assets

     Prepaid expenses and other assets consists of repossessed equipment held for resale stated at the lower of cost or market and deferred financing costs which are being amortized on a straight line basis over the lives of the related debt.


Interest Rate Swap Agreements

     Interest rate swap agreements are entered into as a means of managing interest rate risk. Net settlements are accrued over the term of the swap agreements as an adjustment to interest expense. Swaps under each conduit facility may be terminated upon consummation of term note securitizations. Payments or receipts upon termination of the swaps are recognized as an adjustment of the interest expense over the term of the securitizations accounted for as financings.


Stock-Based Compensation

     The Company has adopted the disclosure only provisions under SFAS No. 123, "Accounting for Stock Based Compensation." As such, the Company recognizes compensation expense with respect to stock options granted to employees using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25.


Income Taxes

     Through the fiscal year ended September 30, 1998, the Company filed a consolidated Federal income tax return with its ultimate parent, RAI. The Company will continue to be included in RAI's consolidated return

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

through the date of the public offering contemplated herein. At that point, RAI will own less than 80% of the Company's outstanding common stock and, accordingly, the Company will no longer qualify to be included in RAI's consolidated return. Through June 30, 1999, the Company has recorded provisions or benefits for Federal income taxes in an amount equal to the product of its pre-tax book income and RAI's incremental federal income tax rate. Separate company state tax returns are filed in those states in which the Company is registered to do business.


Furniture and Equipment

     Furniture and equipment are carried at cost, less accumulated depreciation. Such assets are depreciated using the straight-line method over their estimated useful lives (generally five years).


Goodwill

     Goodwill, which arose through the acquisition of JLA, represents the excess of the acquisition cost over the fair value of the net assets of the business acquired and is being amortized over a period of fifteen years using the straight line method.


Earnings Per Share


     Basic earnings per share are determined by dividing net income by the weighted average number of common shares outstanding during the period. Earnings per share - diluted are computed by dividing net income by the sum of the weighted average number of shares and dilutive potential common shares issuable during the period. Dilutive potential common shares consist of the excess of common shares issuable under the terms of various stock option agreements over the number of such shares that could have been acquired (at the weighted average price of the Company's Common Stock during the period) with the proceeds received from the exercise of the options and warrants.

     The following table presents the components used in the comparison of net income (loss) per common share-basic and net income (loss) per common share-diluted for the periods presented.



                                                    Period from
                                                   March 4, 1996
                                                    (Inception)
                                                      through               Year Ended              Nine Months Ended
                                                   September 30,          September 30,                  June 30
                                                  ---------------   --------------------------   -----------------------
                                                        1996          1997           1998           1998         1999
                                                  ---------------   --------   ---------------   ----------   ----------
                                                                                                       (unaudited)
                                                                                (in thousands)
Net income (loss) .............................       $  (295)       $  960        $ 2,406        $ 1,819      $ 1,085
                                                      =======        ======        =======        =======      =======
Basic weighted average shares outstanding .....         6,311         6,311          6,311          6,311        6,311
Dilutive effective of stock option and award
 plans ........................................            45           361            931            929          925
                                                      -------        ------        -------        -------      -------
Diluted weighted average shares ...............         6,356         6,672          7,242          7,240        7,236
                                                      =======        ======        =======        =======      =======

Supplemental Disclosure of Cash Flow Information


     The Company considers temporary investments with maturity at the date of acquisition of 90 days or less to be cash equivalents.

     Information for nine months ended June 30, 1999 and 1998 and the years ended September 30, 1998, 1997, and 1996 is as follows:

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)


                                               Period from
                                              March 4, 1996
                                               (Inception)
                                                 through                Year Ended             Nine Months Ended
                                              September 30,           September 30,                 June 30,
                                             ---------------   ----------------------------   --------------------
                                                   1996           1997            1998          1998        1999
                                             ---------------   ----------   ---------------   --------   ---------
                                                                                                  (unaudited)
                                                                             (in thousands)
Cash paid during the period for: .........
   Interest ..............................         $--          $   628         $ 1,672        $  254     $7,403
                                                   ===          =======         =======        ======     ======
   Income taxes ..........................         $--          $    --         $   123        $  283     $  203
                                                   ---          -------         -------        ------     ------
Non-cash activities: .....................
   Sales and replacements for leases in
    exchange for notes ...................         $--          $13,275         $ 9,277        $1,159     $  160
                                                   ===          =======         =======        ======     ======


3. CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

     In fiscal 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company elected to adopt the provisions of SOP 98-5 effective October 1, 1998, and accordingly start up costs of $753,000 ($413,000 net of income tax) which had been capitalized at September 30, 1998 were charged to operations on October 1, 1998 and are reflected in the consolidated statement of operations for the nine months ended June 30, 1999 as a cumulative effect of a change in accounting principle.

4. NEW ACCOUNTING STANDARDS

     Effective October 1, 1998, the Company became subject to the provisions of Statements of Financial Accounting Standards No. 130 and No. 131 (SFAS 130 and SFAS 131).

     SFAS 130, "Reporting Comprehensive Income" requires disclosure of comprehensive income and its components. Comprehensive income is defined as changes in stockholder's equity from nonowner sources and, for the Company, includes net income and foreign currency translation adjustments.

     SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," prescribes the manner in which an entity determines the operating segments it must report and also requires the disclosure of additional segment information. The Company operates in only one business segment and, therefore, no segment disclosure is required.

     In June 1998 the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging. SFAS 133 will require the Company to recognize all derivatives as either assets or liabilities in its consolidated balance sheet and to measure those instruments at fair value. The Company is required to adopt SFAS 133 effective October 1, 2000. The effect of adopting SFAS 133 on the Company's consolidated financial position, results of operations and cash flows will be dependent on the extent of future hedging activities and fluctuations in interest rates.

5. UNINSURED BANK BALANCES

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of periodic temporary investments of excess cash. The Company places its temporary excess cash investments in high quality short-term money market instruments at high quality institutions. Portions of these instruments are in excess of the Federal Deposit Insurance Corporation ("FDIC") limit. At June 30, 1999, the Company had deposits of $20.8 million in nine institutions of which $20.0 million is over the FDIC limit. No losses have been experienced on such investments.

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


6. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value.

     For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term debt, including current maturities, the fair value of the Company's long-term debt approximates historically recorded cost since interest rates approximate market.

     Based upon available market information and appropriate valuation methods, the Company believes the carrying cost of investments in leases and notes receivable approximates fair value.

7. INVESTMENTS IN LEASES AND NOTES RECEIVABLE

     Components of the investments in leases and notes receivable as of September 30, 1997 and 1998 and June 30, 1999, as well as future minimum lease payments receivable, including residual values, are as follows:



                                                             September 30,             June 30,
                                                      ----------------------------   ------------
                                                         1997            1998            1999
                                                      ----------   ---------------   ------------
                                                                                      (unaudited)
                                                                    (in thousands)
Total future minimum lease payments
 receivable .......................................    $ 4,186        $ 10,011        $ 394,392
Initial direct costs, net of amortization .........         75             153            3,727
Unguaranteed residual .............................        310           6,338           24,878
Unearned lease income .............................       (933)         (4,061)         (72,018)
                                                       -------        --------        ---------
   Investments in leases, net .....................      3,638          12,441          350,979
   Notes receivable ...............................      4,763          14,139           15,167
   Allowance for possible losses ..................       (248)         (1,602)          (9,700)
                                                       -------        --------        ---------
   Investments in leases and notes
    receivable ....................................    $ 8,153        $ 24,978        $ 356,446
                                                       =======        ========        =========


     The future minimum lease payments receivable for the 12 months ending June 30 for the next five succeeding periods are as follows: 2000 - $148.2 million; 2001 - $113.9 million; 2002 - $73.4 million; 2003 - $38.0 million; and 2004 -
$15.0 million.

     The amount of unguaranteed residual value actually realized at contract termination will depend on the then fair market value of the related equipment and may vary from the recorded estimate. Residual values are reviewed from time to time to determine if the equipment's fair market value is below its recorded value (see Note 2).

     Certain of the leases include options to purchase the underlying equipment at the end of the lease term at fair value or the stated residual which is not less than the book value at termination.

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


7. INVESTMENTS IN LEASES AND NOTES RECEIVABLE  -- (Continued)

     A summary of the activity in the Company's allowance for possible losses in connection with payments due under leases held in the Company's portfolio, its retained interest in leases securitized or sold, and its replacement obligation for non-performing leases sold for the nine months ended June 30, 1999 and for the years ended and September 30, 1998, 1997 and 1996 are as follows:

                                                   September 30,              June 30,
                                           ------------------------------   ------------
                                            1996      1997        1998          1999
                                           ------   --------   ----------   ------------
                                                                             (unaudited)
                                                          (in thousands)
Balance, beginning period ..............    $--      $   7       $  248       $  1,602
Balance of acquired subsidiary .........     --         --           --          7,200
Provision for possible losses ..........      7        253        1,422          2,497
Write-offs .............................     --        (12)         (68)        (1,599)
                                            ---      -----       ------       --------
   Balance, end of period ..............    $ 7      $ 248       $1,602       $  9,700
                                            ===      =====       ======       ========

     The types of equipment financed consist of the following in the approximate percentages shown below:

                                         September 30,        June 30,
                                      -------------------   ------------
                                        1997       1998         1999
                                      --------   --------   ------------
                                                             (unaudited)
Communications technology .........       38%        38%          16%
Industrial technology .............       --         --           23
Information technology ............        8         11           26
Office automation .................       52         50           28
Other .............................        2          1            7
                                          --         --           --
   Total ..........................      100%       100%         100%
                                         ===        ===          ===

     The Company's leasing transactions with customers located in California represents approximately 31% of the minimum lease balance, as of June 30, 1999. There was no other geographical concentration greater than 10%. In addition, no customer balance exceeded 10% of the minimum lease balance.

     The net investment in non-earning receivables which are included in the Company's direct financing lease portfolio was approximately $3.2 million at June 30, 1999.

Sales of Leases
     Commencing in fiscal 1997, the Company began to sell leases on a servicing retained basis for a combination of cash and notes as follows:

                                                            Year Ended               Nine Months Ended
                                                            September 30,                 June 30,
                                                      -------------------------   -------------------------
                                                          1997          1998          1998          1999
                                                      -----------   -----------   -----------   -----------
                                                                                         (unaudited)
                                                                         (in thousands)
Proceeds: .........................................
   Cash ...........................................    $  20,624     $  78,030     $  50,498     $ 100,256
   Notes ..........................................       13,275         7,956         7,956            --
                                                       ---------     ---------     ---------     ---------
                                                          33,899        85,986        58,454       100,256
Book value ........................................      (30,189)      (78,388)      (52,940)      (95,183)
                                                       ---------     ---------     ---------     ---------
Gains on sales of leases and terminations .........    $   3,710     $   7,598     $   5,514     $   5,073
                                                       =========     =========     =========     =========

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


7. INVESTMENTS IN LEASES AND NOTES RECEIVABLE  -- (Continued)

     The notes accrue interest at 9% per annum. The remaining unpaid balances on the notes are due and payable at dates ranging from April 1, 2003 through July 1, 2004.

8. SECURITIZATION PROGRAMS


     The Company initially funds the origination of leases from working capital, warehouse facilities from banks, and borrowings from RAI. From time to time, depending on market conditions, the Company securitizes the leases in its portfolio that meet pre-established eligibility criteria by packaging them into a pool and selling the lease receivables, as described below.

     Sales by Assignment. In June and September of 1997, the Company entered into sales transactions where it sold lease receivables and its interests in the related equipment and residuals to an unaffiliated special purpose entity, for an amount of cash equal to 100% of the present value of the lease receivables and a note equal to 100% of the present value of the estimated residual interests. These transactions were accounted for as sales for financial reporting purposes. The special purpose entity resold the lease receivables to Centre Square Funding Corporation ("Centre Square"), a commercial paper conduit administered by CoreStates Bank, N.A. (now First Union). RAI provided a guaranty to Centre Square for payment of a portion of the lease receivables due under the defaulted leases and for the Company's performance as servicer. In December 1997, Centre Square sold the lease receivables to an institutional investor.

     CP Conduit Securitization. In December 1997, the Company sold additional lease receivables and interests in the related equipment and residuals to an unaffiliated entity on terms similar to those of the June and September 1997 sales, except that it received cash equal to a substantial portion of the present value of the lease receivables and a promissory note in an amount equal to the remainder of the present value of the lease receivables and 100% of the estimated present value of the residual interests. The transaction was accounted for as a sale for financial reporting purposes. The entity resold the receivables to a CP conduit administered by First Union National Bank ("First Union").

     In June 1998, the Company established a CP conduit facility for $100.0 million ($125.0 million as amended) with Variable Funding Credit Corp. ("VFCC"), a First Union administered conduit. This facility may be terminated if lease delinquencies or defaults in the securitized portfolio exceed specified thresholds. This facility had a 364 day commitment period, which expired in June 1999. Because assets transferred under this facility were treated as sales for financial reporting purposes, the Company did not renew this facility.


     In December 1998, the Company entered into a $100.0 million facility with a CP conduit administered by PNC Bank. The commitment period expires in December 1999, but is subject to annual renewal. This facility contains provisions which are substantially similar to the $125.0 million facility. This facility was recently amended to permit the Company to treat future transfers of leases made under it as financings for financial reporting purposes.


     In February 1999, the Company established a $143.0 million CP conduit facility with First Union in order to finance the acquisition of JLA. In connection with this facility, the Company sold a portfolio of JLA originated lease receivables to a special purpose subsidiary, which pledged the receivables to the CP conduit. The Company treated this transaction as a financing for financial reporting purposes. This facility was paid down to $7.6 million, primarily with the proceeds of a term note securitization in June 1999, in which the Company privately placed $158.8 million of fixed rate notes. As servicer, the Company has the right to prepay the outstanding notes when the remaining balance of the leases is approximately $23.8 million. This term-note transaction was accounted for as a financing for financial reporting purposes.


     Sales Facilities. In December 1998, the Company entered into agreements with IBM Credit and IBM Canada that allowed the Company to finance, on a monthly basis, all of the leases originated under the

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


8. SECURITIZATION PROGRAMS  -- (Continued)

Company's strategic marketing alliances with IBM Credit and IBM Canada. The Company formed two special purpose subsidiaries for purposes of these sales, one for lease originations in the U.S. and the other for lease originations in Canada. The Company treated these transfers as sales for financial reporting purposes.

     Term Note Securitizations. In June 1997, JLA securitized leases in a $75.0 million private placement of floating rate notes. This transaction has a 20% optional repurchase feature. In February 1998, JLA securitized leases in a $125.0 million private placement of fixed and floating rate notes. This transaction also has a repurchase option. The Company treated both the securitizations as financings for financial reporting purposes.

     Interest Rate Risk and Hedging. The Company's conduit facilities, which are at variable rates of interest, require the Company to enter into interest rate swap agreements for the benefit of the purchaser of the leases. Because the cost of funding under the CP conduit facility is floating and the rental stream is fixed, an interest rate swap is needed to hedge this risk. Under an interest rate swap, the related special purpose entity agrees to pay a fixed rate of interest and receive payment of a floating rate from a counterparty. If short-term interest rates increase, then the fixed rate of interest the special purpose entity is paying under the swap will be less than the short-term rate it is receiving, resulting in a payment to the special purpose entity. This payment will be used to offset the higher borrowing costs under the commercial paper borrowings. The interest rate swap has the effect of fixing the interest rate of the borrowings during the securitization period.

     FLI terminates the interest rate swaps in their CP conduit facilities when it removes assets from the conduit and into the term note securitization.

     Interest rate hedge agreements outstanding at June 30, 1999 for the Company's CP conduit securitizations had an aggregate notional value of approximately $208.4 million, required payments based on fixed rates ranging from 5.2% to 6.0% and had a positive estimated fair market value of $804,000.

9. DEBT

     Debt consists of the following:



                                                         September 30,             June 30,
                                                  ----------------------------   ------------
                                                     1997            1998            1999
                                                  ----------   ---------------   ------------
                                                                                  (unaudited)
                                                                (in thousands)
Warehouse debt: ...............................
   First Union/European American Bank .........    $    --         $     --       $   6,900
                                                   -------         --------       ---------
Nonrecourse debt: .............................
   JLA securitized term facilities ............         --               --         249,611
   CP conduit facilities: .....................
    First Union (JLA acquisition) .............         --               --           7,599
    PNC .......................................         --               --          36,846
                                                   -------         --------       ---------
   Total nonrecourse debt .....................         --               --         294,056
                                                   -------         --------       ---------
Affiliate debt: ...............................
   Subordinated ...............................      4,447            6,000          48,055
   Warehouse ..................................      2,971           16,147          15,223
   Tax liability to affiliate .................         --            1,835           1,992
                                                   -------         --------       ---------
   Total affiliate debt .......................      7,418           23,982          65,270
                                                   -------         --------       ---------
Other debt: ...................................
   Term loan ..................................         --               --           4,725
   Seller financing (JLA acquisition) .........         --               --           7,968
                                                   -------         --------       ---------
   Total other debt ...........................         --               --          12,693
                                                   -------         --------       ---------
Total debt ....................................    $ 7,418         $ 23,982       $ 378,919
                                                   =======         ========       =========

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


9. DEBT  -- (Continued)

     The Company classifies its indebtedness as either nonrecourse debt or debt based on the structure of the debt instrument that defines the Company's obligations. Nonrecourse debt includes amounts outstanding related to leases included in securitized term facilities, CP conduit facilities, or individual or groups of leases funded under nonrecourse funding arrangements with specific financing sources. Amounts outstanding in these instances are classified as nonrecourse debt because the Company has no obligation to ensure that investors or funding sources receive the full amount of principal and interest which may be due to them under their funding arrangement. In these instances, the investors or financing sources may only look to specific leases and the associated cash flows for the ultimate repayment of amounts due to them. In the event the cash flow associated with specific leases funded under circumstances are insufficient to fully repay amounts due, the investor or financing source bears the full risk of loss.


     The Company primarily finances its operations with a warehouse line of credit, securitized term facilities, commercial paper conduit facilities, and borrowings from RAI. Following is a description of borrowing arrangements in place at June 30, 1999, and September 30, 1998 and 1997.



     Warehouse Debt. In September, 1998, FLI entered into a new secured revolving credit and term loan agreement that provides for an aggregate borrowing limit of up to $20.0 million. Revolving credit loans bear interest, at FLI's election, at (a) an adjusted LIBOR rate plus 150 basis points or (b) the rate for one month U.S. dollar deposits as reported by Telerate (London) plus 150 basis points, while term loans bear interest at the adjusted LIBOR rate plus 150 basis points. Borrowings under this facility are collateralized by the leases being financed, the underlying equipment being financed and the outstanding stock of JLA and are guaranteed by RLI and RAI. The agreement contains certain covenants pertaining to FLI and its affiliates including the maintenance of certain financial ratios and restrictions on changes in the Company's ownership and a key management position. Outstanding borrowings under the facility were $6.9 million at June 30, 1999. There were no outstanding borrowings under the facility at September 30, 1998 or 1997. The facility expires on June 30, 2000 but may be renewed for additional 18 month periods by the lenders.



     Nonrecourse Debt. The JLA securitized term facilities debt was assumed by the Company when it acquired JLA. This debt is expected to be paid as the Company receives payments on the underlying securitized contract receivables. The contract receivables collateralize the notes, and other creditors of the Company would be subordinate to the note holders with respect to these securitized receivables. The timing and amount of the repayment of the notes are dependent upon the ultimate collection of the securitized lease receivables. As of June 30, 1999, interest rates on these asset backed borrowings range from 5.2% to 5.8%, and the weighted average interest rate was 5.44% (see Note 8).


     The First Union facility was established in order to finance the acquisition of JLA (see Notes 8 and 13) bears interest at the VFCC commercial paper rate plus 1.00% and is payable on a monthly basis.


     In December 1998, the Company established a $100.0 million CP conduit with Market Street Funding ("Market Street"), administered by PNC Bank. (see Note 8) The facility bears interest at Market Street's commercial paper rate plus .65% and has $60.0 million of availability at June 30, 1999 as a result of off balance sheet financing of $3.2 million.


     Affiliate Debt. As of June 30, 1999, September 30, 1998 and 1997, the Company had $65.3 million, $24.0 million and $7.4 million of indebtedness to RAI, respectively. Of this amount, $48.1 million, $6.0 million and $4.4 million is subordinated at June 30, 1999, September 30, 1998 and 1997, respectively to repayment of the First Union warehouse facility and the December 1997, June 1998, and February 1998 First Union CP conduit facilities. The subordinated debt bears interest at the rate of 10.00% per annum and the remaining unsubordinated Affiliated Debt bears interest at the one month LIBOR rate plus 1.50%. The unsubordinated debt has a 30 day maturity and other terms comparable to a bank facility. The proceeds of

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


9. DEBT  -- (Continued)

these loans were used for the acquisition of JLA and for general corporate purposes, including funding lease originations. Accrued interest to date has been added to the principal balance of these obligations. The tax liability to the parent does not bear interest and is due on demand.

     Other Debt. In addition, as part of the JLA acquisition, the Company acquired a small pool of automobile leases. To finance this portfolio, the Company entered into a 36 month term loan with First Union for $5.7 million, which bears interest at LIBOR plus 100 basis points.

     As part of the consideration of the acquisition of JLA (see Note 13), the Company gave the seller a promissory note with an original principal amount of $6.7 million (increased to $8.2 million at June 30, 1999), which bears interest at the U.S. Treasury Rate plus between 250 and 400 basis points. The note is payable in quarterly installments, matures in February 2004, and contains customary events of default.

     Annual debt principal payments over the next five periods ending June 30 are as follows: 2000 - $202.2 million, 2001 - $162.9 million, 2002 - $100.7 million, 2003 - $48.0 million, and 2004 - $23.5 million.

10. EMPLOYEE BENEFIT PLANS


Employee Savings Plan

     After one year of service, the Company's employees are eligible to participate in RAI's Employee Retirement Savings Plan and Trust under Section 401(k) of the Internal Revenue Code. Employees can defer up to 10% of their income (subject to certain limitations) on a pretax basis through contributions to the plan. The Company matches up to 100% of each employee's contribution. The Company's contributions for the periods ending June 30, 1999 and 1998 amounted to $147,000 and $80,000 and for the years ended September 30, 1998, 1997, and 1996 amounted to $97,000, $18,000, and $0.


Stock Options

     In conjunction with the formation of the Company, its Chairman and Chief Executive Officer ("CEO") was granted an option to purchase 10% of the Company's common stock (701,241 shares) at an aggregate price of $222,200. Additionally, he is entitled to receive payments on the options in an amount equal to the dividends, if any, declared by the Company that would have been paid on the shares subject to the options had they been issued. In the event that, prior to becoming a public company, the Company issues stock to anyone other than its parent or the CEO, the CEO is entitled to receive options for the number of additional shares that will allow him to maintain a 10% equity position in the Company upon exercise of all options held by him (excluding shares issuable pursuant to the employee option plan referred to below), at an exercise price equal to the price paid or value received in the additional issuance. The options granted vest 25% per year beginning in March 1997 (becoming fully vested in March 2000), and terminate in March 2005. Additionally, the options would fully vest and immediately become exercisable in the event of a change in control of the Company. After March 2000, the employee can require the Company to register his option shares under the Securities Act of 1933. Also, should the Company not become a public company by March 5, 2001, the CEO may require that the Company thereafter buy from him, for cash, the Company shares subject to his options at a price equal to ten times the Company's net earnings (as defined in the agreement) per share for the fiscal year ended immediately prior to the giving of notice of his exercise of this right. The Company is required to purchase 25% of such employee's shares in each year following such employee's exercise of this right.

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

10. EMPLOYEE BENEFIT PLANS  -- (Continued)

     The Company has established another option plan providing for the granting of options, at the discretion of the Company's Board of Directors, for up to 350,620 shares of common stock to other employees of the Company. As June 30, 1999, options for 344,309 shares had been issued. Transactions for both stock option plans are as follows:


                                          Period from
                                         March 4, 1996
                                          (Inception)
                                            through                           Year Ended
                                         September 30,                      September 30,
                                     ----------------------  --------------------------------------------
                                              1996                   1997                   1998
                                     ----------------------  ---------------------  ---------------------
                                                  Weighted               Weighted               Weighted
                                                   Average                Average                Average
                                                  Exercise               Exercise               Exercise
                                       Shares       Price      Shares      Price      Shares      Price
                                     ----------  ----------  ---------  ----------  ---------  ----------
Outstanding, beginning of
 period ...........................         -    $   -        953,687   $ 0.32       976,828   $  0.32
 Granted ..........................   953,687    $ 0.32        23,141   $ 0.32        16,129   $  1.52
 Exercised ........................         -    $   -              -   $   -              -   $    -
 Canceled .........................         -    $   -              -   $   -              -   $    -
                                      -------    ------       -------   ------       -------   -------
Outstanding, end of period ........   953,687    $ 0.32       976,828   $ 0.32       992,957   $  0.33
                                      =======    ======       =======   ======       =======   =======
Exercisable, end of period ........         -    $   -        238,422   $ 0.32       482,629   $  0.33
                                      =======    ======       =======   ======       =======   =======
Available for grant ...............    98,174                  75,033                 58,904
                                      =======                 =======                =======
Weighted average fair value per
 share of options granted dur-
 ing the period ...................              $ 0.14                 $ 0.16                 $  0.72
                                                 ======                 ======                 =======

                                            Nine Months
                                          Ended June 30,
                                     -------------------------
                                               1999
                                     -------------------------
                                            (unaudited)
                                                     Weighted
                                                     Average
                                                     Exercise
                                        Shares        Price
                                     ------------  -----------
Outstanding, beginning of
 period ...........................     992,957    $  0.33
 Granted ..........................      52,593    $  3.81
 Exercised ........................           -    $    -
 Canceled .........................           -    $    -
                                        -------    -------
Outstanding, end of period ........   1,045,550    $  0.51
                                      =========    =======
Exercisable, end of period ........     730,868    $  0.33
                                      =========    =======
Available for grant ...............       6,311
                                      =========
Weighted average fair value per
 share of options granted dur-
 ing the period ...................                $  5.24
                                                   =======

  The following information applies to options outstanding at June 30, 1999:




                             Outstanding             Exercisable
                    -----------------------------   ------------
                                     Contractual
                                   --------------
 Exercise Prices       Shares       Life (Years)       Shares
-----------------   ------------   --------------   ------------
$  0.32                976,828     6.51                726,836
$  1.52                 16,129     8.32                  4,032
$  3.81                 52,593     9.13                      -
                       -------                         -------
                     1,045,550                         730,868
                     =========                         =======

     As discussed in Note 2, the Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Because options granted prior to February 24, 1999 had an exercise price equal to the estimated market value of the underlying shares at the date of grant, no compensation expense was recognized on the granting of such options. For the options to purchase 14,025 shares, issued on February 24, 1999 at an exercise price of $3.81 per share, the Company has recognized a compensation element in view of the change in the Company resulting from the JLA acquisition and the estimated selling price of $18.00 per share in the contemplated public offering (see Note 15). The total compensation of $198,000 is being amortized over the four year vesting period, and $17,000 has been charged to operations during the four month period ended June 30, 1999. The effect on net income for the years ended September 30, 1998 and 1997, had the Company adopted the provisions of SFAS No. 123, would not have been material.

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


11. COMMITMENTS AND CONTINGENCIES

     Rent expense for the nine months ended June 30, 1999 and 1998, for the years ended September 30, 1998, 1997, and for the period from March 4, 1996 (inception) through September 30, 1996 was $403,000, $93,000, $124,000,
$70,000, and $34,000 respectively. The Company entered into an operating lease agreement for office space with RAI, which terminated in December 1998. The Company signed two new lease agreements after September 1998 with unaffiliated entities for its leasing operations and for its Canadian subsidiary.

     Future minimum annual rental payments under non-cancelable operating leases are as follows:



                      12 Months Ending       Operating
                          June 30,            Leases
                     ------------------   --------------
                                            (unaudited)
                       2000 ...........    $   655,000
                       2001 ...........        733,000
                       2002 ...........        693,000
                       2003 ...........        553,000
                       2004 ...........        574,000
                                           -----------
                                           $ 3,208,000
                                           ===========

     As of June 30, 1999 the Company had outstanding commitments to fund the purchase of equipment, which it intends to lease, with an aggregate cost of $36.3 million. The Company believes, based on its past experience, that approximately $16.8 million will be funded.

     At June 30, 1999, the Company had guaranteed approximately $1.9 million of lease receivables with respect to leases sold. RLI and RAI have provided additional guarantees.

12. INCOME TAXES

The provision (benefit) for income taxes for each period consists of the following:



                              Period from
                             March 4, 1996
                              (Inception)
                                through            Year Ended             Nine Months Ended
                             September 30,        September 30,               June 30,
                            ---------------   ---------------------   -------------------------
                                  1996          1997        1998         1998          1999
                            ---------------   --------   ----------   ----------   ------------
                                                                                    (unaudited)
                                                      (in thousands)
Federal .................       $  (152)       $ 532      $ 1,455      $   979        $   807
State and local .........             -           73          345          381            437
                                -------        -----      -------      -------        -------
                                $  (152)       $ 605      $ 1,800      $ 1,360        $ 1,244
                                =======        =====      =======      =======        =======

     As discussed in Note 2, the Company's federal income tax provision (benefit) is an allocation from RAI, whose consolidated tax return included the Company. The provision (benefit) allocated to the Company is not materially different from what the total provision (benefit) would have been had the Company filed a separate federal income tax return.

     RAI recorded current and deferred tax liabilities on its books and the Company's allocation was settled through increases or decreases to affiliated debt balances. When the contemplated public offering is completed (see Note
15), the Company will no longer be eligible to be included in RAI's consolidated income tax return. Any unsettled deferred tax assets and liabilities related to the Company at that time will be transferred back to the Company and affiliate debt will be adjusted to reflect the transfer.

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


     At September 30, 1998, the Company's deferred tax assets and liabilities would have approximated the following (in thousands):

       Assets related to
        State income taxes ..........................................    $  89
        Reserve for possible losses .................................      606
                                                                         -----
                                                                         $ 695
                                                                         =====
       Liabilities related to
        Depreciation of furniture and equipment and assets subject to
          financing leases ..........................................    $ 596
        Other .......................................................       66
                                                                         -----
                                                                         $ 662
                                                                         =====
       Net asset ....................................................    $  33
                                                                         =====

13. ACQUISITION

     On February 4, 1999, the Company acquired all of the common stock of JLA, in exchange for cash and assumption of JLA debt as described below.

     The acquisition was recorded as a purchase and accordingly the results of JLA's operations are included in the Company's consolidated financial statements from the date of acquisition. The purchase price has been allocated to assets acquired and liabilities assumed based on their fair market values, at the date of acquisition as summarized below (in thousands).



  Fair market value of assets acquired .............    $  315,466
  Debt issued (including $38,889 by RAI) ...........      (185,153)
  Debt assumed .....................................      (147,534)
                                                        ----------
  Net cash acquired ................................    $  (17,221)
                                                        ==========

     The following table reflects unaudited pro forma combined results of operations of the Company and JLA presented as if the acquisition had taken place on October 1, 1997:


                                                          Year Ended          Nine Months Ended
                                                        September 30,             June 30,
                                                       ---------------   ---------------------------
                                                             1998            1999           1998
                                                       ---------------   ------------   ------------
                                                                                 (unaudited)
                                                           (in thousands, except share amounts)
       Revenue .....................................      $  52,875        $ 40,231       $ 38,915
       Net income ..................................          6,326           2,893          6,199
       Net income per common share diluted .........      $    0.87        $   0.40       $   0.86
       Shares used in computation ..................          7,242           7,240          7,236

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments to: (i) depreciation and amortization expense attributable to an allocation of the purchase price; (ii) general and administrative expenses for certain cost reductions expected to be realized from combining operations; (iii) interest expense for additional borrowings; (iv) equipment leasing revenue as a result of the purchase price allocation; and (v) provision for income taxes to reflect the above adjustments and the Company's tax rate. They do not purport to be indicative of the results of operations which actually would

                    FIDELITY LEASING, INC. AND SUBSIDIARIES
             (A Wholly Owned Subsidiary of Resource Leasing, Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


13. ACQUISITION  -- (Continued)

have resulted had the combination been consummated on October 1, 1997, or of future results of operations of the consolidated entities.


14. STOCKHOLDER'S EQUITY

     On June 25, 1999, the Company's stockholder authorized an amendment to the Articles of Incorporation of the Company to increase the total authorized capital stock to 41.0 million shares, of which 40.0 million shares were Common Stock and 1.0 million shares were Preferred Stock, and to change common stock from $0.01 par value to no par value. Furthermore on June 25, 1999 and August ____, 1999, the Board of Directors authorized a .6992-for-one reverse stock split, and a .0028572-for-one stock split respectively. The result of these two Board actions was a net .7012408-for-one reverse stock split and a reduction of 2,688,833 shares of common stock. Earnings per share, weighted average shares and stock option data reflect the above transactions.


15. SUBSEQUENT EVENT

     In July 1999, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to an initial public offering of 3.9 million shares of its common stock. There is no assurance that any offering will be completed or as to its timing.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
JLA Credit Corporation

     We have audited the accompanying consolidated balance sheet of JLA Credit Corporation (a Delaware corporation) and Subsidiaries as of December 31, 1998, and the related consolidated statements of earnings and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JLA Credit Corporation and Subsidiaries as of December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.



                                          /s/ GRANT THORNTON
                                          -------------------------------------

San Francisco, California
April 9, 1999

                    JLA Credit Corporation and Subsidiaries

                           CONSOLIDATED BALANCE SHEET

                               December 31, 1998


                                    ASSETS

Cash and cash equivalents ...............................................................   $ 28,462,252
Investment in direct financing leases, net ..............................................    312,139,555
Other assets ............................................................................     16,378,076
                                                                                            ------------
      Total assets ......................................................................   $356,979,883
                                                                                            ============

                                 LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
   Borrowings from banks ................................................................   $154,015,000
   Asset backed borrowing ...............................................................    140,124,909
   Accrued interest .....................................................................        833,537
   Due to parent ........................................................................     11,944,554
   Other liabilities ....................................................................     11,697,917
                                                                                            ------------
      Total liabilities .................................................................    318,615,917
                                                                                            ============

Commitments and contingencies ...........................................................             --
Shareholder's equity:
   Common stock, par value $500 per share; 64,000 shares authorized, 60,000 shares issued
    and outstanding .....................................................................     30,000,000
   Additional paid-in capital ...........................................................        250,375
   Retained earnings ....................................................................      8,113,591
                                                                                            ------------
      Total shareholder's equity ........................................................     38,363,966
                                                                                            ============
      Total liabilities and shareholder's equity ........................................   $356,979,883
                                                                                            ============


         The accompanying notes are an integral part of this statement.

                    JLA Credit Corporation and Subsidiaries

           CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS

                         Year ended December 31, 1998



Revenues:
   Earned income on direct financing leases .........    $29,516,605
   Interest income ..................................      2,538,238
   Other income .....................................      3,435,590
                                                         -----------
      Total revenues ................................     35,490,433

Expenses:
   Interest expense .................................     20,609,830
   Provision for doubtful receivables ...............      3,268,935
   General and administrative expenses ..............      9,261,702
                                                         -----------
      Total expenses ................................     33,140,467
                                                         -----------
Income before provision for income taxes ............      2,349,966
Provision for income taxes ..........................      1,036,647
                                                         -----------
NET EARNINGS ........................................      1,313,319
Retained earnings at beginning of year ..............      6,800,272
                                                         -----------
Retained earnings at end of year ....................    $ 8,113,591
                                                         ===========

         The accompanying notes are an integral part of this statement.

                    JLA Credit Corporation and Subsidiaries

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                         Year ended December 31, 1998



Cash flows from operating activities
   Net earnings ...............................................................    $    1,313,319
   Adjustments to reconcile net income to net cash used in operating activities
      Depreciation and amortization ...........................................           802,434
      Provision for doubtful receivables ......................................         3,268,935
      Gain on sale of direct financing leases .................................        (1,850,873)
      Changes in assets and liabilities
       Other assets ...........................................................        (7,978,458)
       Accrued interest .......................................................        (1,648,181)
       Other liabilities ......................................................          (222,088)
                                                                                   --------------
       Net cash used in operating activities ..................................        (6,314,912)

Cash flows from investing activities
   Collections on direct financing leases .....................................       136,809,538
   Collections on notes and loans receivable ..................................         6,833,885
   Purchase of direct financing lease equipment ...............................      (180,972,825)
   Capital expenditures .......................................................          (188,039)
                                                                                   --------------
       Net cash used in investing activities ..................................       (37,517,441)

Cash flows from financing activities
   Payments of borrowings from banks, net .....................................       (23,845,000)
   Proceeds from securitization ...............................................       120,041,027
   Payments of borrowings from securitizations ................................       (12,912,096)
   Payments of loans from affiliate, net ......................................       (12,641,347)
                                                                                   --------------
       Net cash provided by financing activities ..............................        70,642,584
                                                                                   --------------
       NET INCREASE IN CASH AND CASH EQUIVALENTS ..............................        26,810,231

Cash and cash equivalents at beginning of year ................................         1,652,021
                                                                                   --------------
Cash and cash equivalents at end of year ......................................    $   28,462,252
                                                                                   ==============
Supplemental disclosures of cash flow information:
   Cash paid (refunded) during the year for:
      Interest ................................................................    $   21,798,097
      Income taxes ............................................................    $     (149,563)

Supplemental disclosures of noncash investing and financing activities
   Transfer of note receivable to affiliate loan ..............................    $    8,175,267


                    JLA Credit Corporation and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998



NOTE A -- ORGANIZATION


   JLA Credit Corporation (JLA) was incorporated in the state of Delaware on August 27, 1985, and is engaged principally in funding direct financing leases, loan originations and participations as a creditor. Effective January 1, 1992, JLA became a wholly-owned subsidiary of Japan Leasing
   (USA), Inc. (JLUS). JLA's former shareholder made contributions of all of JLA's outstanding common stock to JLUS in exchange for newly issued common stock of JLUS.


NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     o Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


     o Principles of Consolidation

     The consolidated financial statements include the accounts of JLA and its wholly-owned subsidiaries; JLA Funding Corporation (JLA FC), JLA Funding Corporation II (JLA FC II), and JLA Funding Corporation III (JLA FC III), collectively, the Company. All significant intercompany transactions and balances have been eliminated in consolidation.


     o Income Recognition

     Income on notes and loans receivable is accrued as earned based on the interest method. For direct financing leases, unearned income is amortized over the lease term to produce a constant rate of return on the net investment. Accrual of interest income is suspended when collection on an account becomes doubtful, generally after the account becomes 90 days delinquent. Income recognition is generally resumed when the account balance has been brought current.


     o Allowance for Doubtful Receivables

     Based on a periodic review of the lease and loan portfolio, an allowance for doubtful receivables is maintained at a level that is estimated by the Company to be sufficient to reasonably provide for expected losses in the present portfolio of leases and notes and loans receivable.


     o Repossessed Equipment Held for Resale

     Repossessed equipment held for resale is stated at the lower of cost or market and is included in other assets on the consolidated balance sheet.


     o Income Taxes

     The Company files a consolidated federal income tax return with JLUS and files separate state and local income tax returns for all taxing authorities except California and New York. The Company continues to provide for all taxes on a stand-alone basis and settles all federal taxes currently payable through intercompany accounts, due from/due to affiliates, on the consolidated balance sheets.

                    JLA Credit Corporation and Subsidiaries

                               December 31, 1998

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     Deferred taxes are provided for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at current tax rates. Any future change in those rates would result in an adjustment to the recorded balance of deferred taxes. The Company reviews the realization of the deferred tax asset to determine if a reserve is necessary.

   o Interest Rate Swap Agreements

     Interest rate swap agreements are entered into as a means of managing interest rate risk. Net settlements are accrued over the term of the swap agreements as an adjustment to interest expense. Certain interest rate swap agreements were terminated in 1998 (see Note J) and the remaining interest rate swap agreemnts were terminated upon the sale of the Company (see Note M).

   o Cash and Cash Equivalents Cash and cash equivalents include short-term highly liquid investments with original maturities of three months or less that are readily convertible into cash. At December 31, 1998, the Company had $18.2 million funds restricted as to use under terms of the securitizations.

   o Defined Contribution Plan

     The Company provides a defined contribution plan (the "Plan") under section 401k of the Internal Revenue Code. The Plan covers all employees that have completed at least six months of service and are at least 21 years of age. The Company has a discretionary employer contribution which historically has been equal to a dollar for dollar match of the employees contribution up to 5% of the employees compensation. The Company match is vested over a period of seven years at which time the matched amount is fully vested. All employee contributions and earnings are fully vested at the time of contribution or earning. All investment selections are made directly by the employees. The Company's contribution for the year was $159,155.

                    JLA Credit Corporation and Subsidiaries

                               December 31, 1998

NOTE C -- NET INVESTMENT IN DIRECT FINANCING LEASES

Direct financing leases consist of the following:



       Nonsecuritized minimum lease payments receivable .........   $ 210,913,615
       Securitized minimum lease payments receivable ............     155,589,253
                                                                    -------------
       Total minimum lease payment receivable ...................     366,502,868
        Less ....................................................
          Unearned income, nonsecuritized .......................     (30,153,901)
          Unearned income, securitized ..........................     (23,125,440)
          Allowance for doubtful receivables ....................      (5,613,693)
          Deferred initial direct costs .........................       4,529,721
                                                                    -------------
       Net investment in direct financing leases ................   $ 312,139,555
                                                                    =============

The minimum lease payments receivable are due in the following installments:



Year ending
December 31,
   1999 ....................   $ 126,325,711
   2000 ....................     109,031,798
   2001 ....................      70,422,840
   2002 ....................      38,631,859
   2003 ....................      15,974,929
   Thereafter ..............       6,115,731
                               -------------
                               $ 366,502,868
                               =============


     The types of equipment financed consist of the following in the approximate percentages shown below:



       Industrial equipment .........      50%
       Computer equipment ...........      29
       Other ........................      11
       Office equipment .............       7
       Cars and trucks ..............       3
                                           --
                                          100%
                                          ===


   The Company's leasing transactions with customers located in California represent approximately 47 percent of the minimum lease balance. There was no other geographical concentration greater than 10 percent. In addition, no customer balance exceeded 10 percent of the minimum lease balance. When entering into a leasing transaction, the Company generally does not require any additional collateral other than the security interest in the property leased. The contract receivables are pledged as collateral on the securitized borrowings and the borrowings from banks.

   The net investment in nonearning receivables, which are included in the Company's direct financing lease portfolio, were approximately $5 million.

   In 1997, the Company entered into an agreement (the Agreement) whereby it obtained the right to issue up to $75 million principal balance of direct financing leases through JLA FC II. During the year the Company securitized $48.3 million principal balance of direct financing leases through JLA FC II and received proceeds of $46.2 million. The transaction was accounted for as a collateralized borrowing, accordingly, the principal balance of securitized leases remains on the Company's balance sheet.

                    JLA Credit Corporation and Subsidiaries

                               December 31, 1998

NOTE C -- NET INVESTMENT IN DIRECT FINANCING LEASES  -- (Continued)

   In March 1998, the Company entered into an agreement (the "Agreement") whereby it obtained the investor commitments to issue up to $125,000,000 of notes payable by securitizing the principal balance of financing contracts through JLA Funding Corporation III ("JLA FC III"), a special-purpose subsidiary. During 1998, the Company securitized $84,591,032 principal balance of financing contracts through JLA FC III and received proceeds from the securitization of these contracts of $80,385,460. A cash collateral reserve account equal to 1% of the contract receivables is also maintained with the Trustee. The Note Issuance Period under the Agreement terminated January 16, 1999, with no additional note issuances. The transaction was accounted for as a collateralized borrowing; accordingly, the principal balance of the securitized contracts remained on the Company's balance sheet.

   The proceeds received in connection with the Agreements consisted of notes payable to various domestic and foreign investors. These notes are expected to be paid of as the Company receives aggregate payments on the securitized contract receivables. The contract receivables collateralize the notes, and other creditors of JLA would be subordinate to the note holders with respect to the securitized receivables. The timing and amount of the repayment of the notes are dependent upon the ultimate collection of the securitized lease receivables.

NOTE D -- ALLOWANCE FOR DOUBTFUL RECEIVABLES

   The table below shows the activity in allowance for doubtful receivables for the year.



       Balance at beginning of year .........    $  5,030,078
       Charged to operations, net ...........       3,268,935
       Amount written off ...................      (2,685,320)
                                                 ------------
       Balance at end of year ...............    $  5,613,693
                                                 ============


   The Company provides for both a general reserve and a specific reserve. A specific reserve is provided if management believes it is probable that a loss will be sustained on a specific account and that the loss can be reasonably estimated. The Company's assessment of the future value of collateral is inherently subjective, as it requires material estimates that may be susceptible to significant change.

NOTE E -- BORROWINGS FROM BANKS

   The interest rates on the borrowings from banks ranged from 5.41% to 8.35%, and the weighted average interest rate, before considering any interest rate swap agreements was 7.26%. The borrowings were paid off in full in February 1999, with proceeds from borrowings obtained by the purchaser (see Note M).

NOTE F -- ASSET BACKED BORROWINGS

   The interest rates on the asset backed borrowings range from 5.91% to 7.0%, and the weighted average interest rate was 6.59%.

                    JLA Credit Corporation and Subsidiaries

                               December 31, 1998

     NOTE F -- ASSET BACKED BORROWINGS  -- (Continued)

The maturities for assets backed borrowings is as follows:



Year ending
December 31,
----------------------
   1999 ..............   $  55,816,150
   2000 ..............      38,404,587
   2001 ..............      29,313,768
   2002 ..............      13,322,874
   2003 ..............       3,267,530
                         -------------
                         $ 140,124,909
                         =============


NOTE G -- DUE TO PARENT

   The Company has amounts outstanding to the Parent in the form of revolving advances and a note payable. The amounts borrowed are used for working capital. At December 31, 1998, the outstanding balances of the revolving advances and the note payable were $689,701 and $11,221,966, respectively. The note bears interest at LIBOR plus .75% (6.6% at December 31, 1998). The entire outstanding amount was repaid subsequent to year-end as a result of the sale of the Company (see note N). The total interest expense on the notes was $1,678,505.

NOTE H -- INCOME TAXES

     The provision (benefit) for income taxes for the year ended consists of the following:



       Current
        Federal .................     $   905,677
        State and local .........         185,500
                                      -----------
                                        1,091,177
                                      ===========
       Deferred
        Federal .................         (45,260)
        State and local .........          (9,270)
                                      -----------
                                          (54,530)
                                      -----------
                                      $ 1,036,647
                                      ===========


   The provision for income tax differs from the federal statutory income tax rate of 35 percent principally due to state income taxes.

   Net deferred tax assets, which are included in other assets, approximate $3,153,000 and primarily relate to the allowance for doubtful receivables.

   The Company has historically filed a consolidated federal tax return with its parent. Cumulative amounts due to the parent for income taxes, net of the deferred tax assets, were settled in connection with the sale of the Company (see note M) for $3.5 million.

NOTE I -- FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value amounts have been determined by the Company, using available market information and valuation methodologies, as described below. Changes in these assumptions or estimation methods may significantly affect the estimated fair values. Accordingly, management provides no assurance that the estimates presented herein would necessarily be realized in an immediate sale or settlement of the instruments.

                    JLA Credit Corporation and Subsidiaries

                               December 31, 1998

NOTE I -- FAIR VALUE OF FINANCIAL INSTRUMENTS  -- (Continued)

   Book values of cash equivalents and other current amounts receivable and payable approximate fair value due to the short maturity of the instruments.

   The Company generally borrows funds from banks through three to six months revolving lines of credits. The estimated fair values of debts approximate carrying cost due to the short maturity.

   The securitized borrowings reflect current fair value as the borrowing rate approximates current market conditions. The rates are covered by short-term swap arrangements which assist the rates to approximate current conditions.


NOTE J -- RELATED PARTY TRANSACTIONS

   In November 1998, the Company transferred all of its rights and obligations to certain Residual Value Position Pool Agreements to the Parent. The total value transferred was $8,175,267 for which the Company received a reduction in the amount due to Parent.

   The Parent was the guarantor of the Company's interest rate swap agreements. During the year, the Company was forced to terminate certain swap agreements due to the financial condition of the Parent. The applicable termination fee of approximately $1,600,000 was paid and the cost was borne by the Parent on behalf of the Company.

NOTE K -- COMMITMENTS AND CONTINGENCIES

   The Company rents the office facilities for all office locations. Rental expense for the year ended was approximately $385,858.

     The minimum rental commitments under noncancelable leases are as follows:



Year ending
December 31,
---------------------
   1999 .............   $ 314,682
   2000 .............     268,147
   2001 .............     244,879
   2002 .............      94,420
   2003 .............      44,267
                        ---------
                        $ 966,395
                        =========


NOTE L -- YEAR 2000 COMPLIANCE

   The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

NOTE M -- SUBSEQUENT EVENTS

   On February 4, 1999, the Company's parent sold all of the Company's common shares to Fidelity Leasing, Inc., a wholly-owned subsidiary of Resource America, Inc. ("RAI"). RAI is a publicly held, Delaware corporation. The purchase price of $39 million, (including $1 million in acquisition related costs) is payable in cash at the closing date. In connection with the sale, certain assets and liabilities were transferred to the Company's parent prior to closing.

                              ARTHUR ANDERSEN LLP




REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
JLA Credit Corporation:



     We have audited the accompanying consolidated balance sheets of JLA Credit Corporation (a Delaware corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plans and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred top above presenting fairly, in all material respects, the financial position of JLA Credit Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                          Arthur Andersen LLP



San Francisco, California,
March 18, 1998

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1996




                                                                             1997               1996
                                                                       ----------------   ---------------
ASSETS
Cash and cash equivalents ..........................................     $  1,652,021      $ 18,421,711
Investment in direct financing lease:
 Investment in nonsecuritized direct financing leases ..............      240,465,456       222,545,823
 Investment in securitized direct, financing leases ................       33,958,952                --
 Allowance for doubtful receivables ................................       (5,030,078)       (2,827,437)
                                                                         ------------      ------------
    Net investment in direct financing leases ......................      269,394,330       219,718,386
Notes and loans receivable .........................................       15,009,152        17,842,889
Due from affiliates ................................................           58,846         8,627,325
Other real estate owned ............................................               --        15,000,000
Other assets .......................................................        8,154,132         7,270,538
Office furniture and equipment, net of accumulated depreciation of
 $1,369,507 and $1,223,491 in 1997 and 1996, respectively ..........          859,881         1,431,969
                                                                         ------------      ------------
                                                                         $295,128,362      $288,312,818
                                                                         ============      ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Borrowings from banks .............................................     $177,860,000      $156,889,130
 Asset-backed borrowing ............................................       32,995,978                --
 Accrued interest payable ..........................................        2,481,718         1,796,426
 Due to affiliates .................................................       32,820,014        87,980,061
 Other liabilities .................................................       11,920,005         7,426,485
                                                                         ------------      ------------
    Total liabilities ..............................................      258,077,715       254,092,102
                                                                         ------------      ------------
Commitments and contingencies ......................................               --                --
Shareholder's equity:
 Common stock, par value $500 per share; 64,000 shares authorized,
   60,000 shares issued and outstanding ............................       30,000,000        30,000,000
 Additional paid-in capital ........................................          250,375           250,375
 Retained earnings .................................................        6,800,272         3,970,341
                                                                         ------------      ------------
    Total shareholder's equity .....................................       37,050,647        34,220,716
                                                                         ------------      ------------
    Total liabilities and shareholder's equity .....................     $295,128,362      $288,312,818
                                                                         ============      ============

        The accompanying notes are an integral part of these statements.

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                1997             1996
                                                           --------------   --------------
REVENUES:
 Earned income on direct financing leases ..............    $25,664,537      $15,774,050
 Interest income on notes and loans receivable .........      2,186,724        5,000,785
 Other income ..........................................      5,312,850        2,785,174
                                                            -----------      -----------
    Total revenues .....................................     33,164,111       23,560,009
                                                            -----------      -----------

EXPENSES:
 Interest expense ......................................     15,530,726       12,033,126
 Provision for doubtful receivables ....................      4,945,243        2,004,204
 Losses on repossessed equipment .......................         27,824          974,345
 General and administrative expenses ...................      7,342,885        5,853,008
 Other expenses ........................................        315,000          427,895
                                                            -----------      -----------
    Total expenses .....................................     28,161,678       21,292,578
                                                            -----------      -----------
    Income before provision for income taxes ...........      5,002,433        2,267,431

PROVISION FOR INCOME TAXES .............................      2,172,502          979,480
                                                            -----------      -----------
    Net income .........................................      2,829,931        1,287,951

RETAINED EARNINGS, beginning of year ...................      3,970,341        2,682,390
                                                            -----------      -----------
RETAINED EARNINGS, end of year .........................    $ 6,800,272      $ 3,970,341
                                                            ===========      ===========

        The accompanying notes are an integral part of these statements.

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                                1997               1996
                                                                         -----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................................    $    2,829,931      $    1,287,951
                                                                          --------------      --------------
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .....................................         1,017,046             459,171
   Provision for doubtful receivables ................................         4,945,243           2,004,204
   Losses on repossessed equipment ...................................            27,824             974,346
   Changes in assets and liabilities:
    Other assets .....................................................          (883,594)           (415,827)
    Accrued interest payable .........................................           685,291             559,524
    Other liabilities ................................................         4,493,520           3,044,931
                                                                          --------------      --------------
      Total adjustments ..............................................        10,285,330           6,626,349
                                                                          --------------      --------------
      Net cash provided by operating activities ......................        13,115,261           7,914,300
                                                                          --------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Collections on direct financing leases ..............................       111,537,085          52,883,062
 Collections on notes and loans receivable ...........................         4,564,636          25,768,353
 Originations of notes and loans receivable ..........................        (1,759,444)        (49,144,504)
 Originations of direct financing lease equipment ....................      (151,165,855)       (116,827,209)
 Purchase of fixed assets ............................................          (466,529)           (454,465)
                                                                          --------------      --------------
      Net cash used in investing activities ..........................       (37,290,107)        (87,774,763)
                                                                          --------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from borrowings from banks .................................        35,645,071          37,557,479
 Repayments of borrowings from banks .................................       (14,674,201)        (47,285,135)
 Proceeds from securitization ........................................        32,995,978                  --
 Proceeds from (repayments of) loans from affiliate, net .............       (46,561,692)        100,367,611
                                                                          --------------      --------------
      Net cash provided by financing activities ......................         7,405,156          90,639,955
                                                                          --------------      --------------
      Net increase (decrease) in cash and cash equivalents ...........       (16,769,690)         10,779,492
CASH AND CASH EQUIVALENTS, beginning of year .........................        18,421,711           7,642,219
                                                                          --------------      --------------
CASH AND CASH EQUIVALENTS, end of year ...............................    $    1,652,021      $   18,421,711
                                                                          ==============      ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
   Interest ..........................................................    $   14,707,418      $   11,473,602
   Income taxes ......................................................         1,156,007             274,000

        The accompanying notes are an integral part of these statements.

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996


1. ORGANIZATION:

     JLA Credit Corporation (JLA) was incorporated in the state of Delaware on August 27,1985, and engaged principally in funding direct financing leases, loan originations and participations as a creditor. Effective January 1, 1992, JLA became a wholly owned subsidiary of Japan Leasing (USA), Inc. (JLUS). JLA's former shareholder made contributions of all of JLA's outstanding common stock to JLUS in exchange for newly issued common stock of JLUS.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Use of Estimates

     In preparing the financial statements in conformity with generally accepted accounting principles management is required to make estimates and assumptions that affect the amount of reported assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements. The same is true of revenues and expenses reported for the period. Actual results could differ from those estimates.


Principles of Consolidation

     The consolidated financial statements include the accounts of JLA and its wholly owned subsidiaries, JLA Funding Corporation and JLA Funding Corporation II (collectively, the Company). All significant intercompany transactions and balances have been eliminated in consolidation.


Income Recognition

     Income on notes and loans receivable is accrued as earned based on the interest method. For direct financing leases, unearned income is amortized over the lease term to produce a constant rate of return on the net investment. Accrual of interest income is suspended when collection on an account becomes doubtful, generally after the account becomes 90 days delinquent. Income recognition is generally resumed when the account balance has been brought current.


Allowance for Doubtful Receivables

     Based on a periodic review of the lease and loan portfolio, an allowance for doubtful receivables is maintained at a level that is estimated by the Company to be necessary to provide for expected losses in the present portfolio of leases, notes and loans receivable.


Repossessed Equipment Held for Resale

     Repossessed equipment held for resale is stated at the lower of cost or market and is included in other assets on the consolidated balance sheets.


Income Taxes

     The Company files a consolidated federal income tax return with JLUS and files separate state and local income tax returns for all taxing authorities except California and New York. The Company continues to provide for all taxes on a stand-alone basis and settles all federal taxes currently payable through intercompany accounts, due from/due to affiliates, on the consolidated balance sheets.

     Deferred taxes are provided for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at current tax rates. Any future change in those rates would result in an adjustment to the recorded balance of deferred taxes. The Company reviews the realization of the deferred tax asset to determine if a valuation allowance is necessary.

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

Interest Rate Swap Agreements

     Interest rate swap agreements are entered into as a means of managing interest rate risk. Net settlements are accrued over the term of the swap agreements as an adjustment to interest expense.


Cash and Cash Equivalents

     Cash and cash equivalents include short-term highly liquid investments with original maturities of three months or less that are readily convertible into cash.


Reclassification

     Certain reclassifications have been made to 1996 financial statements to conform with the current year's presentation.

3. NET INVESTMENT IN DIRECT FINANCING LEASES:

     Leases, which are classified as direct financing leases as of December 31, 1997 and 1996, consist of the following:



                                                                        1997              1996
                                                                  ---------------   ---------------
Nonsecuritized minimum lease payments receivable ..............    $ 280,979,123     $ 263,091,757
Securitized minimum lease payments receivable .................       40,657,854                --
                                                                   -------------     -------------
Total minimum lease payments receivable 321,636,977 263,091,757
 Less:
   Unearned income, nonsecuritized ............................      (43,270,026)      (41,746,957)
   Unearned income, securitized ...............................       (7,363,200)               --
   Allowance for doubtful receivables .........................       (5,030,078)       (2,827,437)
   Deferred initial direct costs ..............................        3,420,657         1,201,023
                                                                   -------------     -------------
      Net investment in direct financing leases ...............    $ 269,394,330     $ 219,718,386
                                                                   =============     =============


     The minimum lease payments receivable as of December 31, 1997, are due in the following installments:


Year Ending
December 31                 (000s)
----------------------   -----------
  1998 ...............    $112,105
  1999 ...............      91,002
  2000 ...............      63,939
  2001 ...............      37,353
  2002 ...............      13,238
  Thereafter .........       4,000
                          --------
                          $321,637
                          ========

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996

3. NET INVESTMENT IN DIRECT FINANCING LEASES:  -- (Continued)

     At December 31, 1997 and 1996, the types of equipment financed consist of the following:

                                      1997       1996
                                    --------   --------
  Industrial equipment ..........       49%        51%
  Office equipment ..............       15         10
  Computer equipment ............       19         24
  Cars and trucks ...............        7          5
  Other .........................       10         10
                                        --         --
                                       100%       100%
                                       ===        ===


     The Company's leasing transactions with customers located in California and New York represent approximately 49 percent and 9 percent of the minimum lease receivable balance as of December 31, 1997, and 46 percent and 11 percent as of December 31, 1996. There was no other geographical concentration greater than 10 percent. In addition, there was no customer with a balance greater than 10 percent of the minimum lease receivable balance. When entering into a leasing transaction, the Company generally does not require any additional collateral other than the security interest in the property leased or, in certain cases, personal guarantees.

     At December 31, 1997 and 1996, net investment in nonearning assets, which were included in the Company's direct financing lease portfolio, were approximately $4.0 million and $3.3 million, respectively.


1994 Securitization

     In July 1994, the Company securitized $24,084,000 principal balance of direct financing leases and loans receivable (the Receivables) through JLA Funding Corporation, a special-purpose subsidiary. The Company received proceeds of $20,069,000 and retained subordinated certificates receivable in the amount of $3,823,000. The transaction was accounted for as a sale; accordingly, the Receivables were removed from the Company's balance sheets. The income statement impact was nominal.

     Upon closing, the Company established a cash collateral account as required by the agreement and recorded an excess servicing fee receivable. At December 31, 1996, the cash collateral account and excess servicing fee receivable were $201,000 and $77,000, respectively.

     The Company continued to service the Receivables and receive a fee in accordance with the servicing agreement. Servicing fees recognized during 1997 and 1996 were $24,000 and $123,000, respectively, and are included in other income on the consolidated statements of operations and retained earnings. At December 31, 1996, the outstanding balance of the Receivables was $3,089,000.

     In August 1997, the Company exercised a cleanup call option whereby it acquired the remaining principal balance of the Receivables (on the 1994 securitization) and extinguished the respective liabilities associated with the original sale of the Receivables. The outcome of the exercise of the clean-up call was to recognize previously deferred income in the amount of $290,000. This amount is included in other income. At the time of the cleanup call, the outstanding balance of the Receivables in the amount of $1,311,000 was recorded by the Company.


1997 Securitization

     In September 1997, the Company entered into an agreement (the Agreement) whereby it obtained the investor commitments to securitize up to $75,000,000 principal balance of direct financing leases through JLA Funding Corporation II (JLA FC II), a special-purpose subsidiary. During 1997, the Company securitized

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996

3. NET INVESTMENT IN DIRECT FINANCING LEASES:  -- (Continued)

$35,115,673 principal balance of direct financing leases through JLA FC II, received proceeds of $32,995,978 and contributed equity in the amount of $2,119,695. In addition, the Company contributed additional cash collateral equaling 1 percent of total collateral. As of December 31, 1997, the balance of the cash collateral account was $351,157. As of December 31, 1997, net investment in securitized direct financing leases, including deferred initial direct costs, was $33,958,952. The transaction was accounted for as a collateralized borrowing; accordingly, the principal balance of securitized leases remained on the Company's balance sheet.

     The proceeds received in connection with the Agreement consisted of notes payable to various domestic and foreign investors. These notes are expected to be paid off as the Company receives aggregate payments of the securitized lease receivables. The lease receivables collateralize the notes, and other creditors of JLA would be subordinate to the note holders with respect to the securitized receivables. The timing and the amount of the repayment of the notes are dependent upon the ultimate collection of the securitized lease receivables. The interest rate on the notes is tied to the one-month LIBOR rate, and as of December 31, 1997, for Class A senior securities was 6.27 percent and for Class B subordinated securities was 6.61 percent. The weighted average interest rates for 1997 were 6.03 percent for Class A securities and 6.45 percent for Class B securities. The notes were subject to an interest rate cap agreement at 7.5 percent until March 1998, when the cap was terminated and replaced with an interest rate swap agreement. The interest rate swap agreement calls for interest to be paid on the Class A securities at 6.34 percent and on the Class B securities at 7 percent.

     The estimated repayment schedule for the next five years for the notes payable based upon the underlying receivables as of December 31, 1997, is as follows:




Year Ending
December 31
----------------
  1998 .........   $ 5,950,844
  1999 .........     9,260,879
  2000 .........     8,594,933
  2001 .........     6,917,100
  2002 .........     2,272,222
                   -----------
                   $32,995,978
                   ===========


4. NOTES AND LOANS RECEIVABLE:
     Notes and loans receivable as of December 31, 1997 and 1996, consist of the following:




                                              1997            1996
                                         --------------  --------------
  Notes and loans receivable ..........   $15,009,152     $17,842,889
  Interest receivable .................            --              --
  Less: Allowance for doubtful
  receivables .........................            --              --
                                          -----------     -----------
                                          $15,009,152     $17,842,889
                                          ===========     ===========

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996

     4. NOTES AND LOANS RECEIVABLE:  -- (Continued)

     The projected annual receipts for notes and loans receivable as of December 31, 1997, are as follows:




Year Ending
December 31
----------------
  1998 .........   $ 6,443,798
  1999 .........     6,927,435
  2000 .........     1,637,919
                   -----------
                   $15,009,152
                   ===========


     At December 31,1994, the Company had a note receivable of $52.3 million from a partnership that owned land on which the partnership intended to further develop a real estate project. The note was secured by the land and guaranteed by Japan Leasing Corporation (JLC), the Company's ultimate parent.

     On May 1, 1995, the Company foreclosed on the property and recorded the land as held for sale at an estimated fair value of $15 million. The difference between the book value of the note receivable at that time and the fair value of the land was settled by transferring cash from JLC under the guarantee. In March 1997, the Company disposed of the property in a sale transaction. The difference between the carrying value of the property and proceeds received from the sale as adjusted for closing costs resulted in a net gain on sale in the amount of $2,027,236. This gain was recorded in other income.

5. ALLOWANCE FOR DOUBTFUL RECEIVABLES:

     The table below shows the activity in allowance for doubtful receivables during 1997 and 1996:




                                             Direct Financing Leases
                                         -------------------------------
                                              1997             1996
                                         --------------   --------------
  Balance, beginning of year .........    $  2,827,437     $  2,079,521
  Charge to operations, net ..........       4,945,243        2,004,204
  Amount written off .................      (2,742,602)      (1,256,288)
                                          ------------     ------------
  Balance, end of year ...............    $  5,030,078     $  2,827,437
                                          ============     ============


     The Company provides for both a general reserve and a specific reserve. A specific reserve is provided if management believes it is probable that a loss will be sustained and that the loss can be reasonably estimated. The Company's assessment of the future value of collateral is inherently subjective, as it requires material estimates that may be susceptible to significant change.

6. BORROWINGS FROM BANKS:

     At December 31, 1997 and 1996, the interest rates on the borrowings from banks ranged from 6.25 percent to 7.21 percent and 6.0 percent to 6.4 percent, respectively, and the weighted average interest rates, before considering any interest rate swap agreements, were 6.47 percent for 1997 and 6.07 percent for 1996.

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996

6. BORROWINGS FROM BANKS:  -- (Continued)

     The repayment schedule for the next five years and thereafter for borrowings from banks as of December 31, 1997, is as follows:



Year Ending
December 31
----------------
  1998 .........   $162,760,000
  1999 .........      6,920,000
  2000 .........      8,180,000
                   ------------
                   $177,860,000
                   ============


     The Company has developed relationships with several domestic branch operations of foreign owned banks. These relationships have enabled the Company to extend credit facilities, generally for one year, as they become due. In management's opinion, debt scheduled for repayment in 1998 will be extended, as appropriate, to meet the Company's cash flow requirements for 1998, although no formal agreements have been arranged in anticipation of these extensions. In addition, the Company through an affiliate has the ability to refinance the current portion of the debt as it becomes due.

7. INTEREST RATE INSTRUMENTS:

     The Company enters into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically without the exchange of the underlying notional amounts. The counterparties to these instruments are major financial institutions. The notional amounts of interest rate agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense in the income statement. The related accrued receivable or payable is included in other assets or liabilities.

     At December 31,1997 and 1996, the Company had $140 million and $110 million of aggregate notional principal amounts outstanding, respectively, for the purpose of converting floating rate debt to fixed rate debt.

     At December 31, 1997 and 1996, the agreements effectively changed the interest rate exposure on $140 million and $110 million of floating rate borrowing to fixed rates ranging from 5.18 percent to 6.38 percent due through 1997 and from 5.23 percent to 8.37 percent due through 1996, and the weighted average interest rates were 5.98 percent and 5.80 percent, respectively.

     Interest rate caps are used to lock in a maximum rate if rates rise, but enable the Company to otherwise pay lower market rates. The Company had interest rate caps in place protecting $35 million and $30 million of bank borrowings at December 31, 1997 and 1996, respectively. The cap rates ranged between 5.5 percent and 6.5 percent on the underlying LIBOR. The cost of interest rate caps is amortized to interest expense over the life of the caps. The unamortized cost of the interest rate caps is included in other assets.

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996

8. INCOME TAXES:

     The provision (benefit) for income taxes for the years ended December 31, 1997 and 1996, consists of the following:




                                   1997            1996
                              -------------   -------------
  Current:
  Federal .................    $1,996,844      $1,051,161
  State and local .........       956,081         521,469
                               ----------      ----------
                                2,952,925       1,572,630
                               ----------      ----------
  Deferred:
  Federal .................      (527,742)       (424,210)
  State and local .........      (252,681)       (168,940)
                               ----------      ----------
                                 (780,423)       (593,150)
                               ----------      ----------
                               $2,172,502      $  979,480
                               ==========      ==========


     The provision for income tax for 1997 and 1996 differs from the federal statutory income tax rate principally due to state income taxes.

     The components of the net deferred income tax assets at December 31, 1997 and 1996, are as follows:

                                                            1997            1996
                                                       -------------   -------------
           Gross deferred tax assets ...............    $3,098,432      $2,362,653
           Gross deferred tax liabilities ..........            --         (81,444)
                                                        ----------      ----------
           Net deferred tax assets .................    $3,098,432      $2,281,209
                                                        ==========      ==========


     Deferred tax assets mainly relate to allowance for doubtful receivables; at December 31, 1996, deferred tax liabilities mainly relate to depreciation of fixed assets. No other significant deferred tax assets or liabilities existed at December 31, 1997 and 1996. Management believes that the realization of the net deferred tax asset is reasonably assured. The net deferred tax assets are included in other assets.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair value amounts have been determined by the Company, using available market information and valuation methodologies, as described below. Changes in these assumptions or estimation methods may significantly affect the estimated fair values. Accordingly, management provides no assurance that the estimates presented herein would necessarily be realized in an immediate sale or settlement of the instruments.

     Book values of cash equivalents and other assets and liabilities approximate fair value due to the short maturity of the instruments.

     The estimated fair value of fixed rate loans is based on discounted future cash flows using current rates for similar instruments having comparable credit risk and maturity dates.

     The Company generally borrows funds from banks through three to six months revolving lines of credit. The estimated fair values of debts approximate fair value due to the short maturity.

     Interest rate swap agreements were valued by discounting future cash flows the Company would receive (pay) to reverse the effect of the agreements, taking into consideration current interest rates adjusted for risks and maturity.

                    JLA CREDIT CORPORATION AND SUBSIDIARIES

                          DECEMBER 31, 1997 AND 1996

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:  -- (Continued)



                                                      December 31, 1997          December 31, 1996
                                                   ------------------------   ------------------------
                                                    Carrying        Fair       Carrying        Fair
                                                      Value        Value         Value        Value
                                                   ----------   -----------   ----------   -----------
                                                                     (000s omitted)
Notes and loans receivable .....................    $ 15,009     $ 15,009      $ 17,843     $ 17,843
Borrowing from banks and notes payable .........     210,856      210,856       156,889      156,889
Interest rate swap agreements ..................          --         (448)           --         (110)
Interest rate cap agreements ...................         458          278           382          502

10. RELATED--PARTY TRANSACTIONS

     Due to affiliates includes funds that the Company borrowed from JLUS for working capital purposes. The outstanding loan balance at December 31, 1997, is $32,217,287. The outstanding loan balance at December 31, 1996, was $78,700,756. Interest expense realized on these loans during 1997 and 1996 amounted to approximately $2,989,909 and $2,033,000, respectively. At December 31, 1997 and 1996, the interest rate on the loan balance was 6.5 percent and
6.56 percent, respectively.

     At December 31,1997 and 1996, the Company had loans receivable of $15.0 million and $17.8 million, respectively, from an affiliate. Under the guarantee agreements between the Company and JLC, the principal and accrued interest on these loans were guaranteed by JLC. Guarantee fees payable to JLC consist of certain percentages of outstanding loan balances and residual proceeds, if any. Guarantee fee expense incurred under this arrangement was approximately $169,000 and $126,000 in 1997 and 1996, respectively.

11. COMMITMENTS AND CONTINGENCIES:

     Rental expense for office space for the years ended December 31, 1997 and 1996, was approximately $321,000 and $280,000, respectively.

     The minimum rental commitments under noncancelable leases as of December 31, 1997, are as follows:

Year Ending
December 31
----------------------
  1998 ...............   $  280,387
  1999 ...............      265,817
  2000 ...............      228,926
  2001 ...............      201,757
  2002 ...............       50,439
  Thereafter .........           --
                         ----------
                         $1,027,326
                         ==========


12. SUBSEQUENT EVENTS:

     Subsequent to December 31, 1997, in accordance with the Agreement, the Company securitized an additional $31,225,083 principal balance of direct financing leases through JLA FC II and received proceeds of $30,105,418 and contributed equity in the amount of $1,119,665. In March 1998, Class B securities totaling $3,092,000 that were held by the Company were sold for $3,076,385.

     In March 1998, the Company entered into a securitization agreement whereby it will securitize its lease receivables and receive proceeds of up to $200 million. This securitization is expected to close by the end of March 1998. The proceeds of this securitization will be used to finance and acquire new equipment contracts.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution




   Securities and Exchange Commission registration fee .........  $    23,689
   NASD filing fee .............................................        9,022
   Nasdaq National Market initial listing fee ..................       81,625
   Printing and engraving expenses* ............................      100,000
   Legal fees and expenses* ....................................      475,000
   Accounting fees and expenses* ...............................      300,000
   Transfer agent fees* ........................................       10,000
   Total other expenses* .......................................    1,100,000
                                                                  -----------
   Total expenses ..............................................  $ 2,099,336


------------
*Estimate


Item 14. Indemnification of Directors and Officers


     As permitted by the Pennsylvania Business Corporation Law of 1988, Registrant's Bylaws provide that directors of Registrant shall not be personally liable to Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's fiduciary duty to Registrant or its shareholders and the breach constitutes self-dealing, willful misconduct or recklessness and (ii) for acts or omissions not in good faith or which involve a knowing violation of law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     Resource America, Registrant's corporate parent (which will be the owner of a majority of Registrant's common stock following this offering), maintains directors' and officers' liability insurance which also covers the directors and executive officers of Registrant. The insurance provides coverage against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.


Item 15. Recent Sales of Unregistered Securities.


     Registrant has issued options to purchase an aggregate of 1,042,571 shares of its common stock to certain key employees. These options vest over a period of four years from the date of issue and are exercisable at prices ranging from $0.32 to $3.82 per share. The issuance of the stock options was exempt from registration pursuant to Section 4(2) of the Securities Act.


Item 16. Exhibits and Financial Statement Schedules.


     a. Exhibits.




      1.*           Form of Underwriting Agreement
      2.1**         Stock Purchase Agreement, dated as of December 15, 1998, between Japan Leasing
                    (U.S.A.), Inc. and Registrant
      2.2**         Amendment No. 1 to Stock Purchase Agreement, dated as of December 31, 1998
      2.3**         Amendment No. 2 to Stock Purchase Agreement, dated as of January 12, 1998
      2.4**         Amendment No. 3 to Stock Purchase Agreement, dated as of February 2, 1999
      2.5**         Amendment No. 4 to Stock Purchase Agreement, dated as of January 3, 1999
      3.1**         Articles of Incorporation of Registrant
      3.2**         Articles of Amendment of Registrant

      3.2(a)        Articles of Amendment of Registrant
      3.3**         Amended and Restated Bylaws of Registrant
      4.*           Form of certificate for common stock
      5.*           Opinion of Ledgewood Law Firm, P.C. as to the legality of the securities
     10.1**         Amended and Restated Loan and Security Agreement, dated September 30, 1998, between
                    Registrant and First Union National Bank, as agent
     10.2**         Joinder and Amendment to Amended and Restated Loan and Security Agreement, dated
                    March 26, 1999, among First Union National Bank, European American Bank, Registrant,
                    JLA Credit Corporation, Resource America, Resource Leasing, Inc., FL Partnership
                    Management, Inc. and FL Financial Services, Inc.
     10.3**         Stock Pledge Agreement, dated March 26, 1999, between First Union National Bank, as agent, and Registrant
     10.4**         Amendment to Amended and Restated Loan and Security Agreement, dated May 18,
                    1999, among First Union National Bank, as agent, Registrant, JLA Credit Corporation,
                    Resource America, Resource Leasing, Inc., FL Partnership Management, Inc. and FL
                    Financial Services, Inc.
     10.5**         Credit Agreement, dated as of May 19, 1999, between Fidelity Leasing Canada, Inc. and
                    Bank of Montreal
     10.6**         Guarantee, dated May 19, 1999, from Registrant and Resource America to Bank of
                    Montreal
     10.7**         Purchase and Sale Agreement, dated December 18, 1997, between Registrant and SW
                    Leasing Portfolio IV, Inc.
     10.8**         Receivables Purchase Agreement, dated December 18, 1997, among SW Leasing Portfolio
                    IV, Inc., Registrant, Variable Funding Capital Corporation, First Union Capital Markets
                    Corp., First Union National Bank, Harris Trust and Savings Bank and others
     10.8(a)        Amendment No. 4 to Receivables Purchase Agreement, dated as of June 30, 1999.
     10.9**         Purchase and Sale Agreement, dated June 24, 1998, between Registrant and Fidelity
                    Leasing SPC I, Inc.
     10.10**        Receivables Purchase Agreement, dated June 24, 1998, among Fidelity Leasing SPC I,
                    Inc., Registrant, Variable Funding Capital Corporation, First Union Capital Markets, First
                    Union National Bank, Harris Trust and Savings Bank and others
     10.10 (a)      Amendment No. 1 to Receivables Purchase Agreement, dated as of March 25, 1999
     10.10 (b)      Amendment No. 2 to Receivables Purchase Agreement, dated as of June 30, 1999
     10.10 (c)      Third Amendment to Receivables Purchase Agreement, dated as of July 14, 1999
     10.11**        Amended and Restated Purchase and Sale Agreement, dated February 5, 1999, between
                    Registrant, JLA Credit Corporation and Fidelity Leasing SPC II, Inc.
     10.12**        Receivables Purchase Agreement, dated December 29, 1998, among Fidelity Leasing SPC
                    II, Inc., Registrant, Market Street Funding Corporation, PNC Bank, National Association
                    and Harris Trust and Savings Bank (conformed as amended on February 5, 1999 and
                    March 8, 1999)
     10.12 (a)      Third Amendment to Receivables Purchase Agreement, dated as of June 28, 1999
     10.13**        Purchase and Sale Agreement, dated February 4, 1999, among Registrant, Fidelity
                    Leasing SPE III, LLC, and JLA Credit Corporation
     10.14**        Receivables Credit Agreement, dated February 4, 1999, among Fidelity Leasing SPE III,
                    LLC, Registrant, Variable Funding Capital Corporation, First Union Capital Markets, First
                    Union National Bank, Harris Trust and Savings Bank and others
     10.15**        Guaranty, dated February 4, 1999, among Registrant, First Union Capital Markets and
                    Variable Funding Capital Corporation
     10.16          Indenture, dated August 15, 1997, among JLA Credit Funding Corporation II, JLA Credit
                    Credit Corporation and LTCB Trust Company
     10.17          Sale and Servicing Agreement, dated August 15, 1997, between JLA Credit Credit
                    Corporation and JLA Credit Funding Corporation II
     10.18          Indenture, dated March 30, 1998, among JLA Credit Funding Corporation III, JLA Credit
                    Credit Corporation and LTCB Trust Company

     10.19          Sale and Servicing Agreement, dated March 30, 1998, between JLA Credit Corporation and JLA Credit Funding Corporation III
     10.20**        Transfer and Sale Agreement, dated as of June 2, 1999, between Registrant and Fidelity
                    Equipment Lease Depositor I, LLC
     10.21**        Indenture, dated June 2, 1999, between Fidelity Equipment Lease Trust 1999-1 and Harris
                    Trust and Savings Bank
     10.22**        Sale and Servicing Agreement, dated as of June 2, 1999, among Fidelity Equipment Lease
                    Depositor I, LLC, Registrant and Harris Trust and Savings Bank
     10.23**        Lease Agreement between Bryn Mawr Associates and Registrant
     10.24**        Lease Addendum
     10.25**        Fidelity Leasing, Inc. 1996-1 Key Employee Stock Option Plan
     10.26**        Contribution Agreement, dated March 5, 1996, between Resource Leasing, Inc. and
                    Abraham Bernstein
     10.27**        Amendment No. 1 to Contribution Agreement, dated June 30, 1999
     10.28**        Registration Rights Agreement, dated March 5 1996 between Registrant and Abraham
                    Bernstein
     10.29**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-1 Key Employee
                    Stock Option Plan, dated March 5, 1996, between Registrant and Abraham Bernstein
     10.30**        Fidelity Leasing, Inc. 1996-2 Key Employee Stock Option Plan
     10.31**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-2 Key Employee
                    Stock Option Plan, dated May 9, 1996, between Registrant and Crit S. DeMent
     10.32**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-2 Key Employee
                    Stock Option Plan, dated May 9, 1996, between Registrant and Joseph T. Ellis, Jr.
     10.33**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-2 Key Employee
                    Stock Option Plan, dated October 8, 1998, between Registrant and Joseph T. Ellis, Jr.
     10.34**        Employment Agreement, dated March 5, 1996, between Registrant and Abraham
                    Bernstein
     10.35**        Amendment No. 1 to Employment Agreement, dated as of March 4, 1999
     10.36**        Employment Agreement, dated as of June 30, 1999, between Registrant and Crit S.
                    DeMent
     10.37**        Employment Agreement, dated as of June 30, 1999, between Registrant and Joseph T.
                    Ellis, Jr.
     10.38          Receivables Funding Agreement, dated as of July 14, 1999, among Fidelity Leasing SPC
                    IV, Inc., Registrant, Variable Funding Capital Corporation, First Union Capital Markets
                    Corp. and others
     10.38 (a)*     Amendment No. 1 to Receivables Funding Agreement, dated as of August 23, 1999
     10.39          Purchase and Sale Agreement dated as of July 14, 1999, between Registrant and Fidelity
                    Leasing SPC IV, Inc.
     10.39 (a)*     Amendment No. 1 to Purchase and Sale Agreement, dated as of August 23, 1999
     10.40          Secured Subordinated Loan Agreement, dated as of July 14, 1999, among Fidelity
                    Leasing SPC I, Inc. Registrant and First Union National Bank
     10.41          Secured Subordinated Loan Agreement, dated as of July 14, 1999, among Fidelity
                    Leasing SPC IV, Inc., Registrant and First Union National Bank
     10.42          Form of Fidelity Leasing, Inc. 1999 Key Employee Stock Option Plan
     11.            Statement re: computation of per share earnings
     21.            Subsidiaries of Registrant
     23.1           Consent of Grant Thornton LLP
     23.2           Consent of Grant Thornton LLP
     23.3           Consent of Arthur Andersen LLP
     23.4           Consent of Ledgewood Law Firm, P.C. (included in Exhibit 5)
     27             Financial Data Schedule



------------
*  To be filed by amendment.
** Previously filed with the Registration Statement on Form S-1 on July 2,
1999.

   b. Financial Statements.

     Included within the prospectus are the following:

   o Consolidated balance sheets, statements of operations, statements of changes in stockholder's equity and statements of cash flows for Registrant for the fiscal years ending September 30, 1996, 1997 and 1998 and for the six months ended March 31, 1998 (unaudited) and March 31,1999.



   o Consolidated balance sheets, statements of operations and retained earnings and statements of cash flows for JLA Credit Corporation for the fiscal years ended December 31, 1996, 1997 and 1998.



Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Registrant's Articles of Incorporation, Bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Commonwealth of Pennsylvania, on September 15, 1999


                                        FIDELITY LEASING, INC.



                                        By:   /s/Abraham Bernstein
                                          -------------------------------------

                                             Chairman of the Board of Directors
                                               and Chief Executive Officer

/s/ Abraham Bernstein
-----------------------------------

Abraham Bernstein, individually and as attorney-in-fact for:
Crit S. DeMent
John L. Dale
Joseph T. Ellis
Charles J. Santangelo
Debbi Hard Baptist
Daniel G. Cohen
Edward E. Cohen
Anthony Courakis
Steven J. Elgart
Darshan V. Patel
Blanche G. Ross

                                 EXHIBIT INDEX


      1.*           Form of Underwriting Agreement
      2.1**         Stock Purchase Agreement, dated as of December 15, 1998, between Japan Leasing
                    (U.S.A.), Inc. and Registrant
      2.2**         Amendment No. 1 to Stock Purchase Agreement, dated as of December 31, 1998
      2.3**         Amendment No. 2 to Stock Purchase Agreement, dated as of January 12, 1998
      2.4**         Amendment No. 3 to Stock Purchase Agreement, dated as of February 2, 1999
      2.5**         Amendment No. 4 to Stock Purchase Agreement, dated as of January 3, 1999
      3.1**         Articles of Incorporation of Registrant
      3.2**         Articles of Amendment of Registrant
      3.2(a)        Articles of Amendment of Registrant
      3.3**         Amended and Restated Bylaws of Registrant
      4.*           Form of certificate for common stock
      5.*           Opinion of Ledgewood Law Firm, P.C. as to the legality of the securities
     10.1**         Amended and Restated Loan and Security Agreement, dated September 30, 1998, between
                    Registrant and First Union National Bank, as agent
     10.2**         Joinder and Amendment to Amended and Restated Loan and Security Agreement, dated
                    March 26, 1999, among First Union National Bank, European American Bank, Registrant,
                    JLA Credit Corporation, Resource America, Resource Leasing, Inc., FL Partnership
                    Management, Inc. and FL Financial Services, Inc.
     10.3**         Stock Pledge Agreement, dated March 26, 1999, between First Union National Bank, as agent, and Registrant
     10.4**         Amendment to Amended and Restated Loan and Security Agreement, dated May 18,
                    1999, among First Union National Bank, as agent, Registrant, JLA Credit Corporation,
                    Resource America, Resource Leasing, Inc., FL Partnership Management, Inc. and FL
                    Financial Services, Inc.
     10.5**         Credit Agreement, dated as of May 19, 1999, between Fidelity Leasing Canada, Inc. and
                    Bank of Montreal
     10.6**         Guarantee, dated May 19, 1999, from Registrant and Resource America to Bank of
                    Montreal
     10.7**         Purchase and Sale Agreement, dated December 18, 1997, between Registrant and SW
                    Leasing Portfolio IV, Inc.
     10.8**         Receivables Purchase Agreement, dated December 18, 1997, among SW Leasing Portfolio
                    IV, Inc., Registrant, Variable Funding Capital Corporation, First Union Capital Markets
                    Corp., First Union National Bank, Harris Trust and Savings Bank and others
     10.8(a)        Amendment No. 4 to Receivables Purchase Agreement, dated as of June 30, 1999.
     10.9**         Purchase and Sale Agreement, dated June 24, 1998, between Registrant and Fidelity
                    Leasing SPC I, Inc.
     10.10**        Receivables Purchase Agreement, dated June 24, 1998, among Fidelity Leasing SPC I,
                    Inc., Registrant, Variable Funding Capital Corporation, First Union Capital Markets, First
                    Union National Bank, Harris Trust and Savings Bank and others
     10.10 (a)      Amendment No. 1 to Receivables Purchase Agreement, dated as of March 25, 1999
     10.10 (b)      Amendment No. 2 to Receivables Purchase Agreement, dated as of June 30, 1999
     10.10 (c)      Third Amendment to Receivables Purchase Agreement, dated as of July 14, 1999
     10.11**        Amended and Restated Purchase and Sale Agreement, dated February 5, 1999, between
                    Registrant, JLA Credit Corporation and Fidelity Leasing SPC II, Inc.
     10.12**        Receivables Purchase Agreement, dated December 29, 1998, among Fidelity Leasing SPC
                    II, Inc., Registrant, Market Street Funding Corporation, PNC Bank, National Association
                    and Harris Trust and Savings Bank (conformed as amended on February 5, 1999 and
                    March 8, 1999)
     10.12 (a)      Third Amendment to Receivables Purchase Agreement, dated as of June 28, 1999
     10.13**        Purchase and Sale Agreement, dated February 4, 1999, among Registrant, Fidelity
                    Leasing SPE III, LLC, and JLA Credit Corporation
     10.14**        Receivables Credit Agreement, dated February 4, 1999, among Fidelity Leasing SPE III,
                    LLC, Registrant, Variable Funding Capital Corporation, First Union Capital Markets, First
                    Union National Bank, Harris Trust and Savings Bank and others
     10.15**        Guaranty, dated February 4, 1999, among Registrant, First Union Capital Markets and
                    Variable Funding Capital Corporation
     10.16          Indenture, dated August 15, 1997, among JLA Credit Funding Corporation II, JLA Credit
                    Credit Corporation and LTCB Trust Company
     10.17          Sale and Servicing Agreement, dated August 15, 1997, between JLA Credit Credit
                    Corporation and JLA Credit Funding Corporation II
     10.18          Indenture, dated March 30, 1998, among JLA Credit Funding Corporation III, JLA Credit
                    Credit Corporation and LTCB Trust Company

     10.19          Sale and Servicing Agreement, dated March 30, 1998, between JLA Credit Corporation and JLA Credit Funding Corporation III
     10.20**        Transfer and Sale Agreement, dated as of June 2, 1999, between Registrant and Fidelity
                    Equipment Lease Depositor I, LLC
     10.21**        Indenture, dated June 2, 1999, between Fidelity Equipment Lease Trust 1999-1 and Harris
                    Trust and Savings Bank
     10.22**        Sale and Servicing Agreement, dated as of June 2, 1999, among Fidelity Equipment Lease
                    Depositor I, LLC, Registrant and Harris Trust and Savings Bank
     10.23**        Lease Agreement between Bryn Mawr Associates and Registrant
     10.24**        Lease Addendum
     10.25**        Fidelity Leasing, Inc. 1996-1 Key Employee Stock Option Plan
     10.26**        Contribution Agreement, dated March 5, 1996, between Resource Leasing, Inc. and
                    Abraham Bernstein
     10.27**        Amendment No. 1 to Contribution Agreement, dated June 30, 1999
     10.28**        Registration Rights Agreement, dated March 5 1996 between Registrant and Abraham
                    Bernstein
     10.29**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-1 Key Employee
                    Stock Option Plan, dated March 5, 1996, between Registrant and Abraham Bernstein
     10.30**        Fidelity Leasing, Inc. 1996-2 Key Employee Stock Option Plan
     10.31**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-2 Key Employee
                    Stock Option Plan, dated May 9, 1996, between Registrant and Crit S. DeMent
     10.32**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-2 Key Employee
                    Stock Option Plan, dated May 9, 1996, between Registrant and Joseph T. Ellis, Jr.
     10.33**        Grant of Incentive Stock Option Pursuant to Fidelity Leasing, Inc. 1996-2 Key Employee
                    Stock Option Plan, dated October 8, 1998, between Registrant and Joseph T. Ellis, Jr.
     10.34**        Employment Agreement, dated March 5, 1996, between Registrant and Abraham
                    Bernstein
     10.35**        Amendment No. 1 to Employment Agreement, dated as of March 4, 1999
     10.36**        Employment Agreement, dated as of June 30, 1999, between Registrant and Crit S.
                    DeMent
     10.37**        Employment Agreement, dated as of June 30, 1999, between Registrant and Joseph T.
                    Ellis, Jr.
     10.38          Receivables Funding Agreement, dated as of July 14, 1999, among Fidelity Leasing SPC
                    IV, Inc., Registrant, Variable Funding Capital Corporation, First Union Capital Markets
                    Corp. and others
     10.38 (a)*     Amendment No. 1 to Receivables Funding Agreement, dated as of August 23, 1999
     10.39          Purchase and Sale Agreement dated as of July 14, 1999, between Registrant and Fidelity
                    Leasing SPC IV, Inc.
     10.39 (a)*     Amendment No. 1 to Purchase and Sale Agreement, dated as of August 23, 1999
     10.40          Secured Subordinated Loan Agreement, dated as of July 14, 1999, among Fidelity
                    Leasing SPC I, Inc. Registrant and First Union National Bank
     10.41          Secured Subordinated Loan Agreement, dated as of July 14, 1999, among Fidelity
                    Leasing SPC IV, Inc., Registrant and First Union National Bank
     10.42          Form of Fidelity Leasing, Inc. 1999 Key Employee Stock Option Plan
     11.            Statement re: computation of per share earnings
     21.            Subsidiaries of Registrant
     23.1           Consent of Grant Thornton LLP
     23.2           Consent of Grant Thornton LLP
     23.3           Consent of Arthur Andersen LLP
     23.4           Consent of Ledgewood Law Firm, P.C. (included in Exhibit 5)
     27             Financial Data Schedule

------------
*  To be filed by amendment.
** Previously filed with the Registration Statement on Form S-1 on July 2,
1999.